UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12
Expedia Group, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

1

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

2

May 6, 2020
Dear Stockholder:
It is my pleasure to inform you that the 2020 Annual Meeting of Stockholders of Expedia Group, Inc. will again be a completely virtual meeting, conducted solely online on Wednesday, June 10, 2020 beginning at 9:00 a.m., Pacific Time. You will be able to attend the 2020 Annual Meeting by logging in at www.virtualshareholdermeeting.com/EXPE2020.
The attached proxy statement provides information on how to participate in the 2020 Annual Meeting, how to vote your shares, and explains the matters to be voted upon in detail.
Your vote is very important. Whether or not you plan to attend the 2020 Annual Meeting online, please take the time to vote. You may vote over the internet, as well as by telephone, or by mailing a proxy or voting instruction card. If you participate in the 2020 Annual Meeting, you may also vote your shares online at that time if you wish, even if you have previously submitted your vote (other than shares held through the Company’s 401(k) plan, which must be voted prior to the meeting).
Sincerely,

Peter Kern
Vice Chairman and Chief Executive Officer
1111 Expedia Group Way W.
Seattle, Washington 98119

3

EXPEDIA GROUP, INC.
1111 Expedia Group Way W.
Seattle, Washington 98119
NOTICE OF 2020 ANNUAL MEETING OF STOCKHOLDERS

The 2020 Annual Meeting of Stockholders of Expedia Group, Inc., a Delaware corporation, will be held online on Wednesday, June 10, 2020 at 9:00 a.m., Pacific Time (the “2020 Annual Meeting”). There will be no physical location for stockholders to attend. Stockholders may only participate by logging in at www.virtualshareholdermeeting.com/EXPE2020. To participate in the 2020 Annual Meeting, you will need your unique control number included on your proxy card (printed in the box and marked by the arrow) or on the instructions that accompanied your proxy materials.
Items of business at the 2020 Annual Meeting will be:

1.
To elect the 13 directors named in this proxy statement, each to hold office for a term ending on the date of the next annual meeting of stockholders or until such director’s successor shall have been duly elected and qualified (or, if earlier, such director’s removal or resignation from the Board of Directors);

2.	To hold an advisory vote on Expedia Group’s executive compensation;

3.
To approve the Fifth Amended and Restated Expedia Group, Inc 2005 Stock and Annual Incentive Plan, including an amendment to increase the number of shares of Expedia Group common stock authorized for issuance thereunder by 8,000,000;

4.	To ratify the appointment of Ernst & Young LLP as Expedia Group’s independent registered public accounting firm for 2020;

5.	To consider a stockholder proposal on political contributions and expenditures, if properly presented at the Annual Meeting; and

6.	To transact such other business as may properly come before the 2020 Annual Meeting and any adjournments or postponements thereof.
Voting. Only holders of record of outstanding shares of Expedia Group capital stock at the close of business on April 13, 2020 are entitled to notice of and to vote at the 2020 Annual Meeting and any adjournments or postponements thereof. Whether or not you plan to attend the 2020 Annual Meeting virtually, please consider voting prior to the meeting at www.proxyvote.com, by calling 1-800-690-6903 or by completing, signing, dating and returning the proxy card. Returning the proxy card does not deprive you of your right to attend and to vote your shares during the 2020 Annual Meeting.
Proxy Materials. In accordance with the rules of the Securities and Exchange Commission, we are advising our stockholders of the availability of our proxy materials related to our forthcoming annual meeting. These rules allow companies to provide access to proxy materials in one of two ways. Because we have elected to utilize the “full set delivery” option, we are delivering paper copies of all proxy materials to each stockholder, as well as providing access to those proxy materials on a publicly-accessible website. Beginning on May 6, 2020 you may read, print and download our 2019 Annual Report to Stockholders on Form 10-K and our Proxy Statement at www.proxyvote.com, using the control number located on your proxy card or on the instructions that accompanied your proxy materials.
By order of the Board of Directors,

Robert J. Dzielak
Chief Legal Officer and Secretary
May 6, 2020
Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting of Stockholders to Be Held on June 10, 2020
This Proxy Statement and the 2019 Annual Report are available at:
www.proxyvote.com

4

PROCEDURAL MATTERS	1
2020 Annual Meeting Information	1
2020 Annual Meeting Agenda and Voting Recommendations	2
Record Date	2
Quorum	2
Voting Rights	2
Solicitation of Proxies	3
Voting Your Shares	3
Voting Impact of Abstentions and Broker Non-Votes	4
Revocation of Proxies	5
Other Business	5
PROPOSAL 1: ELECTION OF DIRECTORS	6
Nominees	6
Board of Directors	11
Board Committees	12
Director Nominations	15
Communications with the Board	15
Compensation of Directors	16
Compensation Committee Interlocks and Insider Participation	18
Required Vote	18
PROPOSAL 2: ADVISORY VOTE ON EXPEDIA GROUP, INC.'S EXECUTIVE COMPENSATION	19
Required Vote	19
PROPOSAL 3: APPROVAL OF THE FIFTH AMENDED AND RESTATED EXPEDIA GROUP, INC. 2005 STOCK AND ANNUAL INCENTIVE PLAN, INCLUDING AN AMENDMENT TO INCREASE THE NUMBER OF SHARES AUTHORIZED FOR ISSUANCE THEREUNDER BY 8,000,000	20
Required Vote	28
PROPOSAL 4: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	30
Required Vote	30
Audit Committee Report	31
Fees Paid to Our Independent Registered Public Accounting Firm	32
Audit Committee Review and Pre-Approval of Independent Registered Public Accounting Firm Fees	32
PROPOSAL 5: STOCKHOLDER PROPOSAL ON POLITICAL CONTRIBUTIONS AND EXPENDITURES	33
Required Vote	34
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	35
Beneficial Ownership Table	36
Delinquent Section 16(a) Reports	38
Information About Our Executive Officers	38
COMPENSATION DISCUSSION AND ANALYSIS	40
Overview	40
Compensation Program Philosophy and Objectives	40
Roles of the Compensation Committee and Section 16 Committee	40
Role of Executive Officers	41
Role of Compensation Consultants	41
Role of Stockholder Say-on-Pay Votes	41
Role of Peer Groups, Surveys and Benchmarking	41

i

ii

PROCEDURAL MATTERS

This proxy statement is being furnished to holders of common stock and Class B common stock of Expedia Group, Inc., a Delaware corporation ("Expedia Group", the "Company", "we", "us", "our"), in connection with the solicitation of proxies by Expedia Group’s Board of Directors (the "Board" or the "Board of Directors") for use at its 2020 Annual Meeting of Stockholders or any adjournment or postponement thereof.
Expedia Group’s principal offices are located at 1111 Expedia Group Way W., Seattle, Washington 98119. This proxy statement is being made available to Expedia Group stockholders on or about May 6, 2020.
2020 Annual Meeting Information

•
Date and Time. The 2020 Annual Meeting will be held “virtually” through an audio webcast on June 10, 2020 at 9:00 a.m., Pacific Time. There will be no physical meeting location. The meeting will only be conducted via an audio webcast.

•
Access to the Audio Webcast of the 2020 Annual Meeting. The audio webcast of the 2020 Annual Meeting will begin promptly at 9:00 a.m., Pacific Time. Online access to the audio webcast will open approximately thirty minutes prior to the start of the 2020 Annual Meeting to allow time for you to log in and test your computer audio system. We encourage you to access the meeting prior to the start time.

•
Log in Instructions. As the 2020 Annual Meeting is being conducted via an audio webcast, there is no physical meeting location. To attend the 2020 Annual Meeting, log in at www.virtualshareholdermeeting.com/EXPE2020. You will need your unique control number included on your proxy card (printed in the box and marked by the arrow) or on the instructions that accompanied your proxy materials. We recommend that you log in a few minutes before the meeting to ensure you are logged in when the meeting starts.

•
Submitting Questions at the 2020 Annual Meeting. Once online access to the 2020 Annual Meeting is open, stockholders may submit questions, if any, on www.virtualshareholdermeeting.com/EXPE2020. You will need your unique control number included on your proxy card (printed in the box and marked by the arrow) or on the instructions that accompanied your proxy materials. Questions pertinent to meeting matters will be answered during the meeting, subject to time constraints.

•
Voting Your Shares at the 2020 Annual Meeting. Unless you hold your shares in the Company’s 401(k) plan, you may vote your shares at the 2020 Annual Meeting even if you have previously submitted your vote. For instructions on how to do so, see the section below titled “Voting Your Shares—Voting at the 2020 Annual Meeting.”

2020 Annual Meeting Agenda and Voting Recommendations

Proposal	Board Voting Recommendation	Page Reference (for more detail)
Election of 13 Directors	FOR EACH DIRECTOR NOMINEE	6
Advisory vote on Expedia Group, Inc.’s Executive Compensation	FOR	19
Approval of the Fifth Amended and Restated Expedia Group, Inc. 2005 Stock and Annual Incentive Plan, including an amendment to increase the number of shares authorized for issuance thereunder by 8,000,000	FOR	20
Ratification of appointment of Ernst & Young LLP as Expedia Group’s independent registered public accounting firm for fiscal 2020	FOR	30
Stockholder proposal on political contributions and expenditures, if properly presented at the Annual Meeting	AGAINST	33
Record Date
The Board of Directors established the close of business on April 13, 2020 as the record date (the "Record Date") for determining the holders of Expedia Group stock entitled to notice of and to vote at the 2020 Annual Meeting. On the Record Date, 135,454,247 shares of common stock and 5,523,452 shares of Class B common stock were outstanding and entitled to vote at the 2020 Annual Meeting.
Quorum
Transaction of business at the 2020 Annual Meeting may occur if a quorum is present. The presence at the 2020 Annual Meeting, in person or by proxy, of the holders of a majority of the total votes entitled to be cast at the meeting by holders of Expedia Group common stock and Class B common stock, voting together as a single class, constitutes a quorum on matters on which holders of Expedia Group common stock and Expedia Group Class B common stock vote together as a single class. When the holders of Expedia Group Class B common stock vote as a separate class, the presence at the 2020 Annual Meeting, in person or by proxy, of the holders of a majority of the total votes entitled to be cast at the meeting by holders of Expedia Group Class B common stock constitutes a quorum with respect to such vote. In the election of the four directors whom the holders of Expedia Group common stock are entitled to elect voting as a separate class, the presence at the 2020 Annual Meeting, in person or by proxy, of the holders of a majority of the total votes entitled to be cast at the meeting by holders of Expedia Group common stock constitutes a quorum. If a quorum is not present for a particular matter, it is expected that the 2020 Annual Meeting will be adjourned or postponed with respect to such matters for which there is not a quorum in order to permit additional time for soliciting and obtaining additional proxies or votes, and, at any subsequent reconvening of the 2020 Annual Meeting, all previously submitted proxies will be voted in the same manner as such proxies would have been voted at the original convening of the 2020 Annual Meeting, except for any proxies that have been effectively revoked or withdrawn.
Stockholders who participate in the 2020 Annual Meeting online at www.virtualshareholdermeeting.com/EXPE2020 will be considered to be attending the meeting in person for purposes of determining whether a quorum has been met. If a share is represented for any purpose at the meeting, it is deemed to be present for quorum purposes and for all other matters as well. Shares of Expedia Group stock outstanding on the Record Date and represented by a properly executed proxy will be treated as present and entitled to vote at the 2020 Annual Meeting for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote or abstaining. Abstentions and broker non-votes are therefore counted as present and entitled to vote for purposes of determining a quorum.
Voting Rights
Each share of Expedia Group common stock is entitled to one vote per share. Each share of Expedia Group Class B common stock is entitled to ten votes per share.

Based on information provided on a Schedule 13D/A filed by Barry Diller and Liberty Expedia Holdings, Inc. (“Liberty Expedia”) on April 13, 2020 Mr. Diller beneficially holds shares of Expedia Group common stock that may be voted at the annual meeting representing 0.4% of the aggregate voting power (when voting as a separate class) of the outstanding Expedia Group common stock on the Record Date, and shares of Expedia Group common stock and Class B common stock that may be voted at the annual meeting representing 48.7% of the aggregate voting power (when voting together as a single class) of the Expedia Group common stock and Class B common stock outstanding on the Record Date (or 29.2% of the aggregate voting power excluding shares of Class B common stock that Mr. Diller has the right to acquire pursuant to the New Governance Agreement (as defined below)). For further information on Mr. Diller’s beneficial ownership of Expedia Group capital stock, including certain shares of Class B common stock he has the right to acquire from Expedia Group pursuant to the New Governance Agreement, and the Company’s relationship with Mr. Diller, see the sections below titled “Security Ownership of Certain Beneficial Owners and Management” and “Certain Relationships and Related Person Transactions-Relationships Involving Significant Stockholders, Named Executive Officers and Directors-Relationships Involving Mr. Diller.”

Solicitation of Proxies
Expedia Group will bear the cost of the solicitation of proxies from its stockholders. In addition to solicitation by mail, the directors, officers and employees of the Company, without additional compensation, may solicit proxies from stockholders by telephone, by letter, by facsimile, in person or otherwise. Following the original mailing of the proxies and other soliciting materials, Expedia Group will request brokers, trusts, banks or other nominees to forward copies of the proxy and other soliciting materials to persons for whom they hold shares of Expedia Group capital stock and to request authority for the exercise of proxies. In such cases, Expedia Group, upon the request of the brokers, trusts, banks and other stockholder nominees, will reimburse such holders for their reasonable expenses.
Expedia Group has retained MacKenzie Partners, Inc. to distribute proxy solicitation materials to brokers, trusts, banks and other stockholder nominees and to assist in the solicitation of proxies from Expedia Group stockholders. The fee for such firm’s services is estimated not to exceed $15,000 plus reimbursement for reasonable out-of-pocket costs and expenses.
Voting Your Shares
Voting by Proxy Without Attending the 2020 Annual Meeting
You may direct how your shares are voted by proxy without attending the 2020 Annual Meeting. The manner in which your shares may be voted by proxy depends on the below manner by which you hold your shares:

•	Registered stockholder: your shares are represented by certificates or book entries in your name on the records of the Company’s stock transfer agent;

•	401(k) plan participant: your shares are held in the Company’s 401(k) plan for employees; or

•	Beneficial stockholder: you hold your shares “in street name” through a broker, trust, bank or other nominee.
You may vote your shares by proxy in any of the following three ways:

•
Using the Internet. Registered stockholders and 401(k) plan participants may vote using the internet by going to www.proxyvote.com and following the instructions. Beneficial stockholders may vote by accessing the website specified on the voting instruction forms provided by their brokers, trusts, banks or other nominees. You will be required to enter the control number that is included on your proxy card or other voting instruction form provided by your broker, trust, bank or other nominee. Online proxy voting via the internet is available 24 hours a day and will close 11:59 p.m., Eastern Time, on June 9, 2020 for shares held in a 401(k) plan and on 11:59 p.m., Eastern Time, on June 9, 2020 for shares held directly.

•
By Telephone. Registered stockholders and 401(k) plan participants may vote, from within the United States, using any touch-tone telephone by calling 1-800-690-6903 and following the recorded instructions. Beneficial owners may vote, from within the United States, using any touch-tone telephone by calling the number specified on the voting instruction forms provided by their brokers, trusts, banks or other nominees. You will be required to enter the control number that is included on your proxy card or other voting instruction form provided by your broker, trust, bank or other nominee. Telephone proxy voting is available 24 hours a day and will close 11:59 p.m., Eastern Time, on June 9, 2020 for shares held in a 401(k) plan and on 11:59 p.m., Eastern Time, on June 9, 2020 for shares held directly.

•
By Mail. Registered stockholders and 401(k) plan participants may submit proxies by mail by marking, signing and dating the printed proxy cards included with your proxy materials and mailing them in the accompanying pre-addressed envelopes. Beneficial owners may vote by marking, signing and dating the voting instruction forms provided and mailing them in the accompanying pre-addressed envelopes.
All proxies properly submitted and not revoked will be voted at the 2020 Annual Meeting in accordance with the instructions indicated thereon. If you are a stockholder of record and submit your proxy voting instructions but do not direct how to vote on each item, the persons named as proxies will vote as the Board recommends on each of the proposals described in this proxy statement.
If you hold Expedia Group shares in the Company’s 401(k) plan, you must provide the plan trustee with instructions in order to vote these shares. The trustee of the Company’s 401(k) plan for employees, Fidelity Management Trust Company, will vote Expedia Group common stock credited to employee accounts in accordance with such employees’ voting instructions. The trustee will vote the 401(k) plan stock for which voting instructions are not received in the same proportion as the shares for which voting instructions are received.
Expedia Group is incorporated under Delaware law, which specifically permits electronically transmitted proxies, provided that each such proxy contains, or is submitted with, information from which the inspector of elections can determine that such proxy was authorized by the stockholder (Delaware General Corporation Law section 212(c)). The electronic voting procedures provided for the 2020 Annual Meeting are designed to authenticate each stockholder by use of a control number, to allow stockholders to vote their shares, and to confirm that their instructions have been properly recorded.
For information on how to vote during the 2020 Annual Meeting, see the section below titled “Voting at the 2020 Annual Meeting.”
Voting at the 2020 Annual Meeting
Unless you hold your shares in the Company’s 401(k) plan, you may vote your shares at the 2020 Annual Meeting even if you have previously submitted your vote. To vote at the 2020 Annual Meeting, log in at www.virtualshareholdermeeting.com/EXPE2020. You will need your unique control number included on your proxy card (printed in the box and marked by the arrow) or on the instructions that accompanied your proxy materials. If you are the beneficial owner of shares held through a broker, or other nominee, please follow the instructions provided by your broker, trustee or nominee.
Because shares held by participants in the Company’s 401(k) plan may be voted only by the trustee, these shares may not be voted during the 2020 Annual Meeting. You will, however, be able to attend the 2020 Annual Meeting via audio webcast and submit questions.
Voting Impact of Abstentions and Broker Non-Votes
Abstentions. Abstentions are treated as shares entitled to vote and, as a result, have the same effect as a vote against any proposal for which the voting standard is based on the number of shares present at the 2020 Annual Meeting (the advisory proposal regarding Expedia Group’s executive compensation, the proposal regarding approval of the Amended 2005 Plan (as defined below), the proposal regarding political contributions and expenditures, and the auditor ratification proposal), and have no impact on the vote on any proposal for which the vote standard is based on the votes cast at the meeting (the election of directors).
Broker non-votes. If you hold your shares in street name and want your shares to be voted on all matters at the 2020 Annual Meeting, you must instruct your broker, bank or other institution how to vote such shares. Absent your specific instructions, Nasdaq rules do not permit brokers and banks to vote your shares on a discretionary basis for non-routine corporate governance matters, such as the election of directors, the advisory proposal regarding Expedia Group’s executive compensation, the proposal regarding approval of the Amended 2005 Plan, and the proposal regarding political contributions and expenditures (resulting in a “broker non-vote”). Broker non-votes are not treated as shares entitled to vote at the 2020 Annual Meeting with respect to any non-routine matter. As a result, broker non-votes will have no effect on the outcome of any of the proposals to be voted on by stockholders at the 2020 Annual Meeting, because the vote standard for election of directors is based on the votes cast at the meeting, because the vote standard for the advisory proposal regarding Expedia Group’s executive compensation, the proposal regarding approval of the Amended 2005 Plan, and the proposal regarding political contributions and expenditures is based on shares present and entitled to vote at the 2020 Annual Meeting, and because brokers will have discretionary authority to vote on the routine auditor ratification proposal. If you hold Expedia Group shares in street name, you must provide your broker, bank or other holder of record with instructions in order to vote these shares. If you do not provide voting instructions to your bank, broker or other nominee, whether your shares can be voted by such person depends on the type of item being considered for a vote:

•
Non-Discretionary Items. The election of directors, the advisory proposal regarding Expedia Group’s executive compensation, the proposal regarding approval of the Amended 2005 Plan and the proposal regarding political contributions and expenditures are non-discretionary items and may NOT be voted on by your broker, bank or other nominee absent specific voting instructions from you. Broker non-votes will be tabulated for these items. A broker non-vote with respect to the election of directors, the advisory proposal regarding Expedia Group’s executive compensation, the proposal regarding approval of the Amended 2005 Plan, and the proposal regarding political contributions and expenditures will have no impact on the outcome of the proposal.

•
Discretionary Item. The ratification of Ernst & Young LLP as Expedia Group’s independent registered public accounting firm for 2020 is a discretionary item. Generally, brokers, banks and other nominees that do not receive voting instructions may vote on this proposal in their discretion, and broker non-votes will not be tabulated for this matter.

Revocation of Proxies
If you are a beneficial stockholder, you may revoke your proxy or change your vote only by following the separate instructions provided by your broker, trust, bank or other nominee.
If you are a registered stockholder, you may revoke your proxy at any time before it is exercised at the 2020 Annual Meeting by (i) delivering written notice, bearing a date later than the proxy, stating that the proxy is revoked, (ii) submitting a later-dated proxy relating to the same stock by mail, telephone or the internet prior to the vote at the 2020 Annual Meeting, or (iii) attending the 2020 Annual Meeting and resubmitting your vote. Registered stockholders may also follow the instructions provided on the proxy card to submit a new proxy by telephone or via the internet.
Other Business
The Board of Directors does not presently intend to bring any business before the 2020 Annual Meeting other than the proposals discussed in this proxy statement and specified in the Notice of Annual Meeting of Stockholders. The Board has no knowledge of any other matters to be presented at the 2020 Annual Meeting other than those described in this proxy statement. If any other matters should properly come before the 2020 Annual Meeting, the persons designated in the proxy will vote on them according to their best judgment.
Your vote is very important. Whether or not you plan to attend the 2020 Annual Meeting, please take the time to vote via the internet, by telephone or by returning your marked, signed and dated proxy card so that your shares will be represented at the 2020 Annual Meeting.

PROPOSAL  1:    ELECTION OF DIRECTORS

Nominees
At the 2020 Annual Meeting, a board of 13 directors will be elected to hold office for a term ending on the date of the next annual meeting of stockholders or until each such director’s successor shall have been duly elected and qualified (or, if earlier, such director’s removal or resignation). All of the nominees, other than Jon Gieselman, Greg Mondre, and David Sambur were elected as directors by stockholders at the 2019 annual meeting of stockholders and are being presented for re-election at the 2020 Annual Meeting. Mr. Gieselman was appointed to the Board on December 3, 2019 to fill the vacancy created by Mark Okerstrom’s resignation from the Board and Messres. Mondre and Sambur were each appointed to the Board on May 5, 2020 in connection with the completion of the Company’s sale of Series A Preferred Stock and warrants to purchase common stock of the Company (the “Warrants”) to an affiliate of Apollo Global Management, Inc. (“Apollo”) and to affiliates of Silver Lake Group, L.L.C. (“Silver Lake”) pursuant to Investment Agreements, dated as of April 23, 2020, with Apollo and Silver Lake (together, the “Investment Agreements”). Pursuant to the Investment Agreements, each of Apollo and Silver Lake is entitled to designate one representative to be appointed to the Board and Apollo is entitled to designate one non-voting observer to the Board, in each case so long as certain requirements regarding ownership of Series A Preferred Stock and Warrants and/or shares underlying the Warrants are met. The Series A Preferred Stock is not convertible into Common Stock or Class B Common Stock and, with the exception of certain limited rights described in the Investment Agreements, do not have any voting rights. Mr. Mondre was designated by Silver Lake as its nominee to the Board and Mr. Sambur was designated by Apollo as its nominee to the Board. Other than Mr. Mondre and Mr. Sambur, the directors below are recommended by the Nominating Committee and nominated by the Board of Directors to be elected as directors at the 2020 Annual Meeting. Messrs. Mondre and Sambur were nominated by the Executive Committee, acting on behalf of the Board.
Expedia Group’s amended and restated certificate of incorporation provides that the holders of the Company’s common stock, acting as a single class, are entitled to elect a number of directors equal to 25% percent of the total number of directors, rounded up to the next whole number of directors, which is currently four directors. The Board has designated, Ms. Whalen and Messrs. Battle, Gieselman and Jacobson as nominees for the positions on the Board to be elected at the 2020 Annual Meeting by the holders of Expedia Group common stock, voting as a separate class, and Mses. Athey and Clinton and Messrs. Diller, Kern, Altman, Khosrowshahi, Mondre, Sambur and von Furstenberg as nominees for the positions on the Board to be elected at the 2020 Annual Meeting by the holders of Expedia Group common stock and Class B common stock, voting together as a single class. Although management does not anticipate that any of the nominees named below will be unable or unwilling to stand for election, in the event of such an occurrence, proxies may be voted for a substitute nominee designated by the Board.
The name and certain background information regarding each nominee, as of April 13, 2020, are set forth below. Except as noted, there are no family relationships among directors or executive officers of Expedia Group. In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes and skills, each nominee has demonstrated business acumen and an ability to exercise sound judgment. Several of our director-nominees also have extensive management experience in complex organizations.
Our Board of Directors recommends that you vote FOR each of these director nominees.

Name	Age	Position With Expedia Group, Inc.
Barry Diller	78	Chairman and Senior Executive
Peter M. Kern	52	Director, Vice Chairman and Chief Executive Officer
Samuel Altman	34	Director
Susan C. Athey	49	Director
A. George “Skip” Battle	76	Director
Chelsea Clinton	40	Director
Jon T. Gieselman	51	Director
Craig A. Jacobson	67	Director
Dara Khosrowshahi	50	Director
Greg Mondre	45	Director
David Sambur	40	Director
Alexander von Furstenberg	50	Director
Julie Whalen	49	Director

Barry Diller
Mr. Diller has been the Chairman of the Board and Senior Executive of Expedia Group since the completion of the Company’s spin-off from IAC/InterActiveCorp (“IAC”) on August 9, 2005 (the “IAC/Expedia Group Spin-Off”) and has also, along with Mr. Kern, overseen Expedia Group’s executive leadership team, managing day-to-day operations, since the departure of the Company’s former Chief Executive Officer in December of 2019. Mr. Diller held the positions of Chairman of the board and Chief Executive Officer of IAC and its predecessors since August 1995 and ceased serving as Chief Executive Officer in November 2010. Mr. Diller served as Special Advisor to TripAdvisor, Inc., an online travel company, from April 2013 through March 2017, was TripAdvisor’s Chairman of the board and Senior Executive from December 2011, when it was spun off from the Company (the “TripAdvisor Spin-Off”), until December 2012, and served as a member of its board of directors until April 2013. Mr. Diller served as the non-executive Chairman of the board of Ticketmaster Entertainment, Inc. from 2008 to 2010, when it merged with Live Nation, Inc. to form Live Nation Entertainment, Inc. Mr. Diller served as the non-executive Chairman of the board of Live Nation Entertainment, Inc. from January 2010 to October 2010 and was a member of its board of directors until January 2011. He also served as Chairman of the board and Chief Executive Officer of QVC, Inc. from December 1992 through December 1994 and as the Chairman of the board and Chief Executive Officer of Fox, Inc. from 1984 to 1992. Prior to joining Fox, Inc., Mr. Diller served for ten years as Chairman of the board and Chief Executive Officer of Paramount Pictures Corporation. Mr. Diller served as a member of the board of directors of Graham Holdings Company (formerly The Washington Post Company) from November 2013 through January 2017. Mr. Diller is currently a member of the board of directors of the Coca-Cola Company. Mr. Diller is also a member of The Business Council, and serves on the Dean’s Council of The New York University Tisch School of the Arts, the Board of Councilors for the School of Cinema-Television at the University of Southern California and the Advisory Board for the Peter G. Peterson Foundation.
Board Membership Qualifications: As result of his involvement with Expedia Group both while it was operated within IAC and since the IAC/Expedia Group Spin-Off, Mr. Diller has a great depth of knowledge and experience regarding Expedia Group and its businesses. Mr. Diller has extensive management experience, broad international exposure and emerging market experience and innovation and technology experience, including through his service as Chief Executive Officer of media and interactive commerce companies, as well as experience as a director serving on other public company boards, including as Chairman. Mr. Diller also is a significant stockholder of Expedia Group.

Peter M. Kern
Mr. Kern has been a director of Expedia Group since completion of the IAC/Expedia Group Spin-Off, has served as Vice Chairman of Expedia Group since June 2018, and has served as Chief Executive Officer of Expedia Group since April 2020. Immediately prior to his appointment as Chief Executive Officer, Mr. Kern, along with Mr. Diller, had overseen Expedia Group’s executive leadership team, managing day-to-day operations, since the departure of the Company’s former Chief Executive Officer in December of 2019. Mr. Kern served on the board of directors of Tribune Media Company from October 2016 through the completion of Tribune Media’s merger with Nextstar Media Group, Inc. in September 2019, and served as Tribune Media’s Chief Executive Officer from March 2017 through September 2019. Kern is a Managing Partner of InterMedia Partners VII, LP, a private equity firm. Prior to joining InterMedia, Mr. Kern was Senior Managing Director and Principal of Alpine Capital LLC. Prior to Alpine Capital, Mr. Kern founded Gemini Associates in 1996 and served as President from its inception through its merger with Alpine Capital in

2001. Prior to founding Gemini Associates, Mr. Kern was at the Home Shopping Network and Whittle Communications Mr. Kern also currently serves as Chairman of the board of directors of Hemisphere Media Group, Inc., a publicly-traded Spanish-language media company and as Chairman of the Supervisory Board of trivago N.V., a majority-owned subsidiary of Expedia Group, as well as on the boards of several private companies. Mr. Kern holds a B.S. degree from the Wharton School at the University of Pennsylvania.
Board Membership Qualifications: Through his extensive background in private equity and as a director of both public and private companies, as well as prior experience in senior executive positions, Mr. Kern has a high level of financial and management expertise and background in analyzing investments and strategic transactions.
Samuel Altman
Mr. Altman has been a director of Expedia Group since September 2019. Mr. Altman is the Chief Executive Officer and a member of the board of directors of OpenAI an organization dedicated to ensuring artificial intelligence benefits all of humanity. From February 2014 through March 2019, he served as President of Y Combinator, a provider of advice and seed financing for startups. Earlier in his career, Mr. Altman, co-founded Loopt, Inc., a provider of mobile location-based services, and served as its Chief Executive Officer until it was acquired by Green Dot Corporation in March 2012, after which he held a number of senior executive positions at Green Dot, including Executive Vice President, Mobile Products and Technology, through December 2013, and served as a member of its board of directors from March 2013 through April 2016. Mr. Altman has also been the General Partner of Hydrazine Capital, an early-stage venture capital firm, since April 2012. He has invested in a number of private companies, including Reddit, Inc., which operates a social sharing and aggregation website, and Helion Energy, Inc. and Oklo, Inc., which are both developing clean energy solutions. He currently serves on the board of directors of all three companies and as Chairman of Helion and Oklo.
Board Membership Qualifications: Mr. Altman has extensive technology experience and expertise, including in the mobile technology and artificial intelligence fields. He also brings valuable perspectives from his work with companies that are implementing rapid technological changes.

Susan C. Athey
Professor Athey has been a director of Expedia Group since December 2015. Professor Athey is the Economics of Technology Professor at Stanford Graduate School of Business. Her research and teaching cover the economics of the internet and digital marketplaces, marketplace design, auctions, platform businesses, online advertising, artificial intelligence, and statistical methods for causal inference. She previously taught at the economics departments at MIT, Stanford and Harvard. In 2007, Professor Athey received the John Bates Clark Medal, awarded by the American Economic Association to “that American economist under the age of forty who is adjudged to have made the most significant contribution to economic thought and knowledge.” She was elected to the National Academy of Science in 2012 and to the American Academy of Arts and Sciences in 2008. She serves on the board of directors of Ripple, a financial services technology startup; Rover, peer-to-peer pet care marketplace; Turo, a peer-to-peer car rental marketplace; and Innovations for Poverty Action, a non-profit. Professor Athey has also been a director of LendingClub Corporation since March 2018. Professor Athey received her bachelor’s degree from Duke University in economics, computer science, and mathematics and her Ph.D. in economics from Stanford. She holds an honorary doctorate from Duke University.
Board Membership Qualifications: Professor Athey brings to our Board significant experience as leading expert in the field of economics of the internet and technology, having advised governments and businesses on marketplace design, platform strategy, and artificial intelligence, which are directly relevant to Expedia Group’s businesses. Professor Athey’s unique perspectives assist the Board of Directors in developing strategies for Expedia Group.

A. George “Skip” Battle

A. George “Skip” Battle has been a director of Expedia Group since completion of the IAC/Expedia Group Spin-Off. Mr. Battle previously served as the Executive Chairman of Ask Jeeves, Inc. from January 2004 through July 2005 and as its Chief Executive Officer from December 2000 until January 2004. Mr. Battle was a business consultant and investor and served as a member of the boards of directors of several technology companies. Prior thereto, Mr. Battle served with Andersen Consulting in various roles, including Worldwide Managing Partner, Market Development, until his retirement from Andersen Consulting in 1995. Mr. Battle is currently Chairman of the Compensation Committee of Fair Isaac Corporation, a position he has held since 2002. He is also a director of Workday, Inc. and one nonprofit organization. Mr. Battle also served as a director of PeopleSoft, Inc. from 1995 until its acquisition by Oracle Corp. in 2004, Barra, Inc. from 1996 until 2004, Advent Software, Inc. from 2006 to May 2011, the Masters Select family of funds (all registered investment companies) from August 1996 until December 2012, Sungevity, Inc. from February 2010 until January 2013, LinkedIn Corporation from December 2010 until December 2016, OpenTable, Inc. from January 2006 until July 2014, and Netflix, Inc. from June 2005 to December 2018. Mr. Battle holds a B.A. in economics from Dartmouth College and an M.B.A. from the Stanford Graduate School of Business.

Board Membership Qualifications: Mr. Battle has extensive financial, strategic, operational, and corporate governance experience, acquired through his more than thirty years as a business consultant as well as his prior service as a chief executive officer. Mr. Battle also has experience as a director serving on other public company boards.

Chelsea Clinton
Ms. Clinton has been a director of Expedia Group since March 2017. She is a best-selling author and advocate for the advancement of women and children around the world. Ms. Clinton has served as Vice Chair of the Clinton Foundation since March 2013, where her work emphasizes improving global and domestic health, creating service opportunities and empowering the next generation of leaders. Prior to assuming this role, Ms. Clinton served as a member of the board of directors of the Clinton Foundation from September 2011. Ms. Clinton has also served as a member of the board of directors of the Clinton Health Access Initiative since September 2011. Ms. Clinton also teaches at the Columbia University Mailman School of Public Health. From March 2010 through May 2013, Ms. Clinton served as an Assistant Vice Provost at New York University, where she focused on interfaith initiatives and the university’s Global Expansion Program. From November 2011 to August 2014, Ms. Clinton also worked as a special correspondent for NBC News. Prior to these efforts, Ms. Clinton worked as an associate at McKinsey & Company, a consulting firm, from August 2003 to October 2006, and as an associate at Avenue Capital Group, an investment firm, from October 2006 to November 2009. Ms. Clinton also currently serves on the board of directors of IAC, The School of American Ballet, Clover Health and Nurx Inc.; the Board of Overseers of the Weill Cornell Medical College and the Columbia University Mailman School of Public Health; the Board of Trustees of the Africa Center; and as Co-Chair of the Advisory Board of the Of Many Institute at New York University. She currently serves as an advisor to LiveSafe, Inc. Ms. Clinton holds a B.A. from Stanford, an MPH from Columbia’s Mailman School of Public Health and both an MPhil and a Doctorate in International Relations from Oxford University.
Board Membership Qualifications: Ms. Clinton’s broad public policy experience, keen intellectual acumen and youthful perspective enhance the diversity of experience, backgrounds and opinions represented on the Board.
Jon T. Gieselman
Mr. Gieselman has been a director of Expedia Group since December 2019. Mr. Gieselman has served as Vice President of Services Marketing at Apple, Inc. since May of 2016, where he is responsible for the global marketing and sales functions for Apple’s Services Support Group, which includes Apple Music and iTunes. From October 2015 through January 2016, Mr. Gieselman served as Senior Vice President of Marketing at DirecTV, Inc., a direct broadcast satellite service provider having previously served in senior marketing roles at Sears Holding Corporation, Home Shopping Network and Ray-Ban Sunglasses.  Mr. Gieselman holds a B.A. from Boston College and an M.B.A. from St. John Fisher College.  He was inducted into the American Advertising Federation’s Advertising Hall of Achievement in 2008.
Board Membership Qualifications: Mr. Gieselman provides valuable expertise in the fields of marketing, advertising and sales, as well as significant experience leading global marketing organizations.

Craig A. Jacobson
Mr. Jacobson has been a director of Expedia Group since December 2007. Mr. Jacobson is a founding partner at the law firm of Hansen, Jacobson, Teller, Hoberman, Newman, Warren, Richman, Rush, Kaller & Gellman, L.L.P., where he has practiced entertainment law for the past 32 years. Mr. Jacobson is currently a member of the board of directors of Charter Communications, Inc., Oaktree Specialty Lending Corporation and Oaktree Strategic Income Corporation, having previously served as a director of Tribune Media Company (from December 2010 until its merger with Nexstar Media Group, Inc. in September 2019), of Ticketmaster (from August 2008 until its merger with Live Nation, Inc. in January 2010), as well as of privately-held companies Aver Media, a Canadian lending institution and Eventful Inc., a digital media company. Mr. Jacobson was a co-founder of New Form Digital, formerly a venture with Discovery Communications, focusing on short form digital content and Whisper Advisors, a boutique investment banking/advisory company.
Board Membership Qualifications: Mr. Jacobson has extensive legal and business knowledge and experience in corporate governance matters. Mr. Jacobson also has significant financial knowledge gained during his thirty years practicing law and advising media companies, as well as his service as a director serving on public and private company boards.

Dara Khosrowshahi
Mr. Khosrowshahi has been a director of Expedia Group since completion of the IAC/Expedia Group Spin-Off. Mr. Khosrowshahi has served as the Chief Executive Officer of Uber Technologies, Inc. since August 2017. Previously, Mr. Khosrowshahi served as the Chief Executive Officer and President of Expedia Group from the completion of the IAC/Expedia Group Spin-Off until August 2017. Mr. Khosrowshahi served as the Chief Executive Officer of IAC Travel, a division of IAC, from January 2005 to the IAC/Expedia Group Spin-Off date. Prior to his tenure as Chief Executive Officer of IAC Travel, Mr. Khosrowshahi served as Executive Vice President and Chief Financial Officer of IAC from January 2002 to January 2005, as

IAC’s Executive Vice President, Operations and Strategic Planning, from July 2000 to January 2002 and as President, USA Networks Interactive, a division of IAC, from 1999 to 2000. Mr. Khosrowshahi joined IAC in 1998 as Vice President of Strategic Planning and was promoted to Senior Vice President in 1999. Mr. Khosrowshahi worked at Allen & Company LLC from 1991 to 1998, where he served as Vice President from 1995 to 1998. Mr. Khosrowshahi also served as director of TripAdvisor, Inc., from the TripAdvisor Spin-Off until February 2013 and The New York Times Company from May 2015 to September 2017.
Board Membership Qualifications: Mr. Khosrowshahi possesses in-depth experience with and knowledge of the online travel industry gained through his prior service as Chief Executive Officer of IAC Travel, as Chief Executive Officer of Expedia Group and as a director of TripAdvisor, Inc. and trivago N.V. Mr. Khosrowshahi also has a high level of financial literacy and expertise regarding mergers, acquisitions, investments and other strategic transactions.

Greg Mondre
Mr. Mondre is Co-CEO of Silver Lake, a global private equity firm, based in New York. Mr. Mondre joined Silver Lake in 1999 as a founding principal and was previously Managing Partner and Managing Director from January 2013 to December 2019. Prior to joining Silver Lake, Mr. Mondre was a principal at Texas Pacific Group, where he focused on private equity investments across a wide range of industries, with a particular focus on technology. He serves on the board of directors of Motorola Solutions, Inc. Previously, he served on the boards of GoDaddy Inc. from May 2014 to February 2020 and Sabre Corporation from March 2007 to December 2018. Mr. Mondre graduated from The Wharton School of the University of Pennsylvania with a B.S. in Economics.
Board Membership Qualifications: Mr. Mondre was designated as a director-nominee by Silver Lake, which currently has the right to designate one individual to be nominated for election to Expedia Group’s Board of Directors pursuant to the Silver Lake Investment Agreement. Mr. Mondre has expertise in financial matters. He also has experience and perspective as an investor and board member of numerous technology companies, including public companies.

David Sambur
Mr. Sambur is a Co-Lead Partner of Apollo Global Management, having joined in 2004. Prior to joining Apollo, Mr. Sambur was a member of the Leveraged Finance Group of Salomon Smith Barney Inc. Mr. Sambur currently serves on the board of directors of Sherwood Holdings I, Inc. (parent of Shutterfly), Nugs.net Enterprises, Inc., PlayAGS, Inc., Camaro Parent, LLC (parent of CareerBuilder), Aspen Holdco, LLC (parent of Coinstar, LLC), Constellation Club Holdings, Inc. (parent of ClubCorp), Dakota Holdings, Inc. (parent of Diamond Resorts International, Inc.), ecoATM Parent, LLC, Gamenet Group S.p.A, Inception TopCo, Inc,. (Parent of Rackspace), Redwood Holdco, LLC (parent of Redbox Automated Retail LLC), Mood Media Corporation, Terrier Media Holdings, Inc. (d/b/a Cox Media Group), and Terrier Gamut Holdings, Inc. Mr. Sambur also served on the boards of Caesars Entertainment Corporation from November 2010 to April 2019, Hexion Holdings LLC from 2010 to 2016, MPM Holdings Inc. from 2014 to 2016, and Verso Corporation from 2008 to 2016. Mr. Sambur graduated summa cum laude and Phi Beta Kappa from Emory University with a BA in economics.
Board Membership Qualifications: Mr. Sambur was designated as a director-nominee by Apollo, which currently has the right to designate one individual to be nominated for election to Expedia Group’s Board of Directors pursuant to the Apollo Investment Agreement. Mr. Sambur has experience in financing, analyzing, investing in and advising companies, including as a board member of numerous private and public companies.

Alexander von Furstenberg
Mr. von Furstenberg has been a director of Expedia Group since December 2015. Mr. von Furstenberg currently serves as Chief Investment Officer of Ranger Global Advisors, LLC (“Ranger”), a family office focused on value-based investing, which he founded in June 2011. Prior to founding Ranger, Mr. von Furstenberg founded Arrow Capital Management, LLC, a private investment firm focused on global public equities, where he served as Co-Managing Member and Chief Investment Officer since 2003. Mr. von Furstenberg has served as a member of the board of directors of IAC since 2008, Liberty Expedia since November 2016, La Scogliera, an Italian financial holding company, since December 2016 and served as a member of the board of directors of W.P. Stewart & Co. Ltd., a Bermuda based asset management firm, until the company was acquired in December 2013. Since 2001, he has acted as Chief Investment Officer of Arrow Investments, Inc., the private investment office that serves his family. Mr. von Furstenberg also serves as a partner and Co-Chairman of the board of Diane von Furstenberg Studio, LLC. In addition to the philanthropic work accomplished through his position as a director of The Diller-von Furstenberg Family Foundation, Mr. von Furstenberg also serves on the board of directors of Friends of the High Line.
Board Membership Qualifications: Mr. von Furstenberg has private investment and board experience, which the Board of Directors believes give him particular insight into capital markets and investment strategy, as well as a high level of financial literacy. Mr. von Furstenberg is Mr. Diller’s stepson.

Julie Whalen
Ms. Whalen has been a director of Expedia Group since June 2019. Ms. Whalen is the Executive Vice President and Chief Financial Officer of Williams-Sonoma, Inc., a global specialty retailer, where she is responsible for overseeing Williams-Sonoma’s global financial departments including controllership, corporate financial planning and analysis, tax, treasury, investor relations, risk management and internal audit and has shared accountability of the brand finance functions. She joined Williams-Sonoma in 2001 in the corporate financial planning organization and progressed through positions of increasing responsibility from Vice President, Corporate Controller to Senior Vice President and Treasurer, and was appointed Executive Vice President and Chief Financial Officer in 2012. Ms. Whalen began her career in public accounting with KPMG Peat Marwick LLP. Ms. Whalen is a Certified Public Accountant and holds both a B.S. in accounting and a J.D. from Pepperdine University.
Board Membership Qualifications: Ms. Whalen has extensive experience in public company finance, accounting and SEC reporting matters. As a senior leader of another large public company, she also brings corporate governance, risk management, investor relations and operational expertise to our board.
Board of Directors

The Board of Directors. The Board of Directors currently consists of 13 directors: Mses. Athey, Clinton and Whalen and Messrs. Diller, Kern, Altman, Battle, Gieselman, Jacobson, Khosrowshahi, Mondre, Sambur and von Furstenberg. All of the current members of the Board, other than Messrs. Mondre and Sambur (each elected May 5, 2020) were members of the Board during 2019. The Board of Directors met five times, and acted by unanimous written consent once, in 2019. In 2019, each then-serving director attended more than 75% of the meetings of the Board, and each then-serving director, attended more than 75% of the aggregate meetings of the Board and the Board committees on which they served. The independent directors meet in regularly scheduled sessions, typically before or after each Board meeting, without the presence of management. Directors are encouraged, but not required, to attend annual meetings of Expedia Group stockholders. All of the then-serving 12 members of the Board of Directors other than Mr. Okerstrom attended the 2019 annual meeting of stockholders.
Mr. Rudin resigned from the Board effective March 19, 2019 due to demands on his time from other professional commitments. In addition, each of Mses. Chun and Coe and Mr. Shean, who had been nominated by Liberty Expedia pursuant to an agreement with Expedia Group, resigned from the Board of Directors effective July 26, 2019 in connection with the closing of the Liberty Expedia Transaction (as defined below) (see Certain Relationships and Related Person Transactions- Relationships Involving Significant Stockholders, Named Executive Officers and Directors”). On June 5, 2019, Mr. Dolgen resigned from the Board and, in recognition of his service to the Company and to continue to benefit from his counsel following his resignation, the Board designated Mr. Dolgen as a director emeritus of the Company, effective immediately following his retirement from the Board. As a director emeritus, (i) Mr. Dolgen may attend Board and Board Committee meetings in an advisory capacity, but will not vote on Board matters, (ii) Mr. Dolgen will receive an annual retainer of $50,000, and (iii) each of Mr. Dolgen’s unvested restricted stock unit awards outstanding as of the date of his resignation from the Board will continue to vest in accordance with their terms. Mr. Okerstrom resigned from the Board effective December 3, 2019 in connection with his resignation as Chief Executive Officer of the Company. Mr. Kaufman resigned from the Board effective March 5, 2020 due to demands on his time from other professional commitments.
Director Independence. The Board of Directors has determined that each of Mses. Athey, Clinton and Whalen, and Messrs. Altman, Battle, Gieselman, and Jacobson is an “independent director” as defined by the Nasdaq listing rules. The Board has not yet made a determination with regard to the independence of Messrs. Mondre and Sambur. In making its independence determinations, the Nominating Committee and Board considered the applicable legal standards and any relevant transactions, relationships or arrangements, including:

•	consulting services provided by Ms. Athey to the Company for which she did not receive additional compensation;

•	Ms. Clinton’s service as a member of IAC’s board of directors; and

•	legal services provided to a subsidiary of IAC by the law firm in which Mr. Jacobson is a partner.
Former Controlled Company Status. Expedia Group is subject to the Nasdaq Stock Market Listing Rules. These rules exempt “controlled companies,” or companies of which more than 50% of the voting power is held by an individual, a group or another company, from certain requirements. Prior to July 26, 2019, based on information provided on a Schedule 13D/A filed by Mr. Diller and Liberty Expedia Holdings, Inc. (“Liberty Expedia”), on April 16, 2019, Mr. Diller and Liberty Expedia together beneficially owned approximately 13% of the outstanding shares of common stock (or approximately 20% assuming conversion of all shares of Class B common stock into shares of common stock) and 100% of the outstanding shares of Class B common stock and, consequently, approximately 55% of the combined voting power of the outstanding Expedia Group capital stock as of April 19, 2019. On this basis, Expedia Group had been relying on the exemption for controlled companies from certain Nasdaq requirements through the closing of the Liberty Expedia Transaction (as defined below) on July 26, 2019 (see “Relationships Involving Significant Stockholders, Named Executive Officers and Directors” in “Certain Relationships and Related Person Transactions, and Director Independence”).

On July 26, 2019, the Company received notice from Nasdaq confirming that the Company no longer complies with Nasdaq Marketplace Rule 5605(b)(1), which requires a majority of the Company’s Board of Directors (the “Board” or the “Board of Directors”) to be composed of “independent directors” (as defined in Nasdaq Marketplace Rule 5605(a)(2)). As of July 26, 2019, following the closing of the Liberty Expedia Transaction, Expedia Group ceased to be a controlled company and was required to comply with all of Nasdaq’s corporate governance requirements on the phase-in schedule described below. The Compensation Committee was required to be composed of at least two members, one of whom is independent upon ceasing to be a “controlled company,” a majority of whom is independent within 90 days of ceasing to be a “controlled company” and all members of which are independent within one year of ceasing to be a “controlled company.” The Nominating Committee was required to include at least one member who is independent upon ceasing to be a “controlled company” and all members of which must be independent within one year of ceasing to be a “controlled company.” Additionally, within 12 months from ceasing to be a “controlled company” we were required to have a majority of independent directors on the Board of Directors. The Company currently complies with all of Nasdaq’s corporate governance requirements. Currently, the Compensation Committee and the Nominating Committee both consist of two members, all of whom are independent, and at least 7 of the 13 directors on the Board of Directors are independent (as defined in Nasdaq Marketplace Rule 5605(a)(2)).
Board Leadership Structure. Mr. Diller serves as the Chairman and Senior Executive of the Company, and Mr. Kern serves as the Vice Chairman and Chief Executive Officer of the Company. The current leadership structure provides the Company with the benefit of Mr. Diller’s continued oversight of the Company’s strategic goals and vision, coupled with the benefit of a full-time Chief Executive Officer dedicated to focusing on the day-to-day management, as well as the Company’s strategic goals and vision. At this time, the Company believes that this leadership structure is the most appropriate one for the Company and its stockholders.
Independent members of the Board chair our Audit, Compensation and Nominating Committees. Expedia Group has had the current leadership structure since the completion of the IAC/Expedia Group Spin-Off.
Board’s Role in Risk Oversight. As part of its general oversight duties, the Board of Directors oversees the Company’s risk management. The Chairman/Senior Executive, Vice Chairman/Chief Executive Officer, Chief Financial Officer/Chief Strategy Officer and Chief Legal Officer attend quarterly Board meetings and discuss operational risks with the Board. Management also provides quarterly reports and presentations on strategic risks to the Board. Between quarterly meetings, the Chief Financial Officer and Chief Legal Officer meet regularly with the Executive Committee, and the members are informed of any immediate risks at such meetings.

In addition, the Audit Committee is responsible for discussing with management the Company’s major financial risks and the steps management has taken to monitor and control such risks, including the Company’s risk assessment and risk management policies. The Audit Committee also has oversight responsibility for the Company’s foreign exchange risk management policy and investment management policy. In fulfilling its responsibilities, the Audit Committee receives regular reports from the Chief Financial Officer, Chief Legal Officer, Vice President of Internal Audit, the most senior officer having responsibility for technology infrastructure and security, Chief Accounting Officer and Treasurer. The Vice President of Internal Audit reports directly to the Audit Committee and provides quarterly (or more frequent) reports on the results of internal audits and investigations. The Chair of the Audit Committee makes regular reports to the Board.
Board Committees
Currently, the Board of Directors has the following standing committees: the Audit Committee, the Compensation Committee, the Nominating Committee and the Executive Committee. Prior to July 26, 2019, the Company also had a Section 16 Committee, which was disbanded in connection with the closing of the Liberty Expedia Transaction.
The Audit, Compensation and Nominating Committees operate under written charters adopted by the Board of Directors. These charters are available on the “Corporate Governance” page of the “Investors” section of the Company’s corporate website at www.expediagroup.com. The following table sets forth the members of each standing committee.

Name	Audit Committee	Compensation Committee(4)	Executive Committee	Nominating Committee(8)
Barry Diller	—	—	X	—
Peter M. Kern	—	—	X	—
Samuel Altman(1)(2)	—	—	—	—
Susan C. Athey(1)	—	—	—	—
A. George “Skip” Battle(1)	X (Chair)	—	—	—
Chelsea Clinton(1)	—	X (Chair)	—	X
Jon T. Gieselman(1)(3)	—	—	—	—
Craig A. Jacobson(1)(4)	X	X	—	X (Chair)
Dara Khosrowshahi(5)	—	—	—	—
Greg Mondre(6)	—	—	—	—
David Sambur(6)	—	—	—	—
Alexander von Furstenberg	—	—	—	—
Julie Whalen(1)(7)	X	—	—	—

(1)	Independent director.

(2)	Mr. Altman was elected to the Board, effective September 10, 2019.

(3)	Mr. Gieselman was elected to the Board, effective December 3, 2019.

(4)	Mr. Jacobson stepped down as Co-Chair of the Compensation Committee, effective September 10, 2019.

(5)	Mr. Khosrowshahi stepped down as a member of the Nominating Committee, effective March 12, 2020.

(6)	Messrs. Mondre and Sambur were appointed to the Board, effective May 5, 2020.

(7)	Ms. Whalen was elected to the Board and appointed to the Audit Committee, effective June 5, 2019.

(8)	The Nominating Committee was formed effective as of July 26, 2019, with the tenure of each member commencing on such date.
Audit Committee. The Audit Committee of the Board of Directors currently consists of three non-employee directors: Messrs. Battle and Jacobson and Ms. Whalen. Mr. Battle is the Chairman of the Audit Committee. The Board has determined that (i) each of the directors serving on our Audit Committee is independent within the meaning of SEC and Nasdaq rules and is able to read and understand fundamental financial statements as required by Nasdaq rules, and (ii) each of Mr. Battle and Ms. Whalen is an “audit committee financial expert,” as defined under the SEC rules.
The Audit Committee operates pursuant to a written charter adopted by the Board, pursuant to which the Audit Committee is granted the responsibilities and authority necessary to comply with Rule 10A-3 of the Exchange Act. The full text of the current Audit Committee charter is available in the Corporate Governance section of our corporate website at www.expediagroup.com. The Audit Committee is appointed by the Board to assist the Board with a variety of matters discussed in detail in its charter, including monitoring: (1) the integrity of the Company’s financial reporting process, (2) the independent registered public accounting firm’s qualifications and independence, (3) the performance of Company’s internal audit function and the independent registered public accounting firm and (4) the Company’s compliance with legal and regulatory requirements.
The Audit Committee met eight times in 2019. The formal report of the Audit Committee with respect to the year ended December 31, 2019, is set forth under the heading “Audit Committee Report” below.
Compensation Committee. The Compensation Committee of the Board of Directors currently consists of two directors: Ms. Clinton, who is also Chair, and Mr. Jacobson. On June 20, 2018, Ms. Clinton was appointed to the Compensation Committee and Mr. Jacobson was appointed Co-Chair of the Compensation Committee. On June 5, 2019, Ms. Clinton was appointed Co-Chair of the Compensation Committee. Mr. Jacobson subsequently resigned as Co-Chair on September 10, 2019 and Ms. Clinton became sole Chair of the Compensation Committee. In 2019, the Compensation Committee met six times and acted by unanimous written consent three times. Mr. Dolgen and Ms. Coe were both members of the Compensation Committee in 2019 until their resignations from the Board effective June 5, 2019 and July 26, 2019, respectively.
Each director who served during 2019 as a Compensation Committee member satisfied (with the exception of Ms. Coe), and each current member of the Compensation Committee satisfies, the independence requirements for Compensation Committee members during such service under the standards imposed by the rules of the SEC and Nasdaq. No director who served in 2019 as a

Compensation Committee member was, and no current member of the Compensation Committee is, an employee of Expedia Group during such service.
The Compensation Committee is responsible for, among other matters, (1) administering and overseeing the Company’s executive compensation program, including salary matters, bonus plans and stock compensation plans, and (2) approving all grants of equity awards (except to the extent described below in “Section 16 Committee” through July 26, 2019), (3) oversight of the Company’s succession plans relating to members of the Company’s senior management team other than the CEO, (4) oversight and administration of compensation-related policies applicable to the Company’s senior management, and (5) oversight and guidance on the Company’s strategic diversity and inclusion initiatives and establishing the Company’s general compensation philosophy and oversight of compensation and benefits programs. The responsibilities described in items (3) through (5) above constitute an expansion of the Compensation Committee’s previous role, which was approved by the Board on September 10, 2019. A description of the Company’s processes and procedures for the consideration and determination of executive compensation is included in section below titled “Compensation Discussion and Analysis”.
Section 16 Committee. In 2019, Mr. Jacobson was Co-Chair and Ms. Clinton was a member of the Section 16 Committee until it was disbanded, effective July 26, 2019 in connection with the closing of the Liberty Expedia Transaction. Mr. Dolgen was also a member of the Section 16 Committee in 2019 until his resignation from the Board on June 5, 2019. In 2019, the Section 16 Committee met four times.
Each director who served as a Section 16 Committee member during 2019 through its disbanding in July 2019 member was an “independent director” as defined by the Nasdaq listing rules and satisfied the definition of “non-employee director” for purposes of Section 16 of the Exchange Act during such service. The Section 16 Committee was authorized to exercise all powers of the Board of Directors with respect to matters governed by Rule 16b-3 under the Exchange Act, including approving grants of equity awards to Expedia Group’s executive officers.
Compensation Consultant Independence. During 2019, management retained Compensia, Inc., a compensation consulting firm (“Compensia”), to conduct a review of Expedia Group’s compensation peer groups, and to compile data from proxy statements and other SEC filings of peer companies regarding compensation for certain executive officer positions and provided Compensia instruction and direction consistent therewith. The Compensation Committee considered various factors bearing upon Compensia’s independence including, but not limited to, the amount of fees received by Compensia from Expedia Group as a percentage of Compensia’s total revenue, Compensia’s policies and procedures designed to prevent conflicts of interest, and the existence of any business or personal relationship that could impact Compensia’s independence. After reviewing these and other factors, the Compensation Committee determined that Compensia was independent and that its engagement did not present any conflicts of interest.
Compensation Policies and Practices Risk Assessment. Consistent with SEC disclosure requirements, management has assessed compensation policies and practices for Company employees and has concluded that such policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.
Nominating Committee. The Nominating Committee of the Board of Directors, which was formed effective as of July 26, 2019, currently consists of two directors: Ms. Clinton and Mr. Jacobson, each of whom was appointed to the Nominating Committee effective July 26, 2019. Mr. Khosrowshahi, who was also appointed to the Nominating Committee on July 26, 2019, subsequently stepped down from the Nominating Committee on March 12, 2020 to comply with Nasdaq corporate governance requirements related to director independence. The Nominating Committee functions pursuant to a written charter adopted by the Board of Directors. The Nominating Committee is appointed by the Board to assist the Board by: (i) identifying, reviewing and evaluating individuals qualified to become Board members; (ii) recommending director nominees for the next annual meeting of stockholders and nominees to fill vacancies on the Board as necessary; and (iii) making recommendations with respect to the compensation and benefits of directors. In 2019, the Nominating Committee acted once by unanimous written consent.
Executive Committee. The Executive Committee of the Board of Directors currently consists of two directors: Messrs. Diller and Kern. Mr. Okerstrom served as a member of the Executive Committee in 2019 until his resignation as Chief Executive Officer and as a member of the Board of Directors on December 3, 2019. In 2019, the Executive Committee met four times. The Executive Committee has all the power and authority of the Board of Directors, except those powers specifically reserved to the Board by Delaware law.
Other Committees. As described in the Quarterly Report on Form 10-Q filed by Expedia Group on November 7, 2019, in connection with the Company’s acquisition of Liberty Expedia, three lawsuits were filed by Expedia Group stockholders in the Delaware Court of Chancery against the Company and all then-current and one former member of the Board, alleging, among other things, that the individual defendants violated their fiduciary duties by wrongfully causing the Company to enter into certain agreements with Mr. Diller in connection with the acquisition of Liberty Expedia by Expedia Group on July 26, 2019. On September 20, 2019, the court appointed a lead plaintiff and its counsel, and ordered the filing of a consolidated amended complaint.

In October 2019, plaintiffs filed a consolidated amended complaint. The action is captioned In re Expedia Group Stockholders Litigation, Consolidated Case No. 2019-0494-JTL (the “Litigation”).
On December 3, 2019, the Board formed a Special Litigation Committee to investigate and evaluate the claims raised in the Litigation and to prepare a report, arrive at a decision and take such other action in connection with the Litigation as the Special Litigation Committee deems necessary or appropriate and in the best interests of the Company and its stockholders, in accordance with Delaware law. The Special Litigation Committee’s determinations shall be final and binding upon the Company and not subject to review by the Board. The Special Litigation Committee is authorized to retain such independent legal counsel, financial advisors, or other consultants and advisors as it deems necessary or appropriate in connection with investigating and evaluating the claims alleged in the Litigation.
The Board appointed Julie Whalen and Jon T. Gieselman, both of whom are independent, non-management members of the Board and neither of whom served on the Board at the time of the challenged transaction, to serve on the Special Litigation Committee.
Director Nominations
Since its formation in July 2019, the Nominating Committee identifies, reviews and evaluates individuals qualified to become Board members, consistent with criteria established by our Board, and recommends candidates to the Board. The Nominating Committee may use any methods it deems appropriate to identify candidates for Board membership, including recommendations from current Board members and recommendations from stockholders. The Nominating Committee may also engage outside search firms, consultants and other advisers, at the Company’s expense, to identify, screen and/or evaluate suitable candidates. The Nominating Committee uses the same process to evaluate director nominees recommended by stockholders as it does to evaluate nominees identified by other sources.
The Board does not have specific requirements for eligibility to serve as a director of Expedia Group. However, in evaluating candidates, regardless of how recommended, the Nominating Committee considers whether the professional and personal ethics and values of the candidate are consistent with those of Expedia Group, whether the candidate’s experience and expertise would be beneficial to the Board in rendering service to Expedia Group, including in providing a mix of directors that represent a diversity of experiences, characteristics, attributes, skills and backgrounds, including diversity with respect to race, gender, geography, and areas of expertise. The Nominating Committee has any search firm that it engages include women and minority candidates in the pool from which the Nominating Committee selects director candidates. The Nominating Committee also considers whether the candidate is willing and able to devote the necessary time and energy to the work of the Board, and whether the candidate is prepared and qualified to represent the best interests of Expedia Group’s stockholders.
The Board does not have a formal policy regarding the consideration of director candidates recommended by stockholders, as historically the Company has not received such recommendations. However, the Board would consider such recommendations if made in the future. Stockholders who wish to make such a recommendation should send the recommendation to Expedia Group, Inc., 1111 Expedia Group Way W., Seattle, Washington 98119, Attention: Corporate Secretary. The envelope must contain a clear notation that the enclosed letter is a “Director Nominee Recommendation.” The letter must identify the author as a stockholder, provide a brief summary of the candidate’s qualifications and history and be accompanied by evidence of the sender’s stock ownership, as well as consent by the candidate to serve as a director if elected. Any director candidate recommendations will be reviewed by the Corporate Secretary and the Chairman and, if deemed appropriate, forwarded to the Nominating Committee for further review. If the Nominating Committee believes that the candidate fits the profile of a director nominee as described above, the recommendation will be shared with the entire Board.
Communications with the Board
Expedia Group stockholders who wish to communicate with the Board of Directors or a particular director may send such communication to 1111 Expedia Group Way W., Seattle, Washington 98119, Attention: Corporate Secretary. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Stockholder-Board Communication” or “Stockholder-Director Communication.” All such letters must identify the author as a stockholder, provide evidence of the sender’s stock ownership and clearly state whether the intended recipients are all members of the Board or just certain specified directors. The Corporate Secretary will then review such correspondence and forward it to the Board, or to the specified director(s), if deemed appropriate. Communications that are primarily commercial in nature, that are not relevant to stockholders or other interested constituents or that relate to improper or irrelevant topics will generally not be forwarded to the Board or to the specified director(s).

Compensation of Directors
The Board of Directors, since July 26, 2019 based on recommendations from the Nominating Committee, has primary responsibility for establishing non-employee director compensation arrangements, which have been designed to provide competitive compensation necessary to attract and retain high quality non-employee directors and to encourage ownership of Company stock to further align directors’ interests with those of our stockholders.
Expedia Group employees generally do not receive compensation for serving as a director. Each non-employee director of Expedia Group who served on the Board during 2019 was entitled to receive the following compensation:

•	an annual retainer of $45,000, paid in equal quarterly installments;

•
a grant of RSUs with a value of $250,000 (based on the closing price of Expedia Group’s common stock on the Nasdaq Stock Market on the day prior to the grant), upon such director’s initial election to office or at the time such director first became eligible to receive compensation for service as a director, and annually thereafter on June 1, such RSUs to vest in three equal installments commencing on the first anniversary of the grant date and such RSUs to be entitled to dividends declared and paid on the underlying shares of common stock during the vesting period. In the event of a change in control as defined in the Fourth Amended and Restated Expedia Group, Inc. 2005 Stock and Annual Incentive Plan (the "Expedia Group 2005 Plan") and described in the section titled “Executive Compensation-Potential Payments Upon Termination or Change in Control”), the RSUs shall vest automatically in full;

•	an annual retainer of $20,000 for each member of the Audit Committee (including the Chair) and $15,000 for each member of the Compensation Committee (including the Chair);

•	an additional annual retainer of $10,000 for the Chair of the Audit Committee and $10,000 for the Chair of the Compensation Committee; and

•	a quarterly retainer of $20,000 for each member of the Special Litigation Committee.
Members of the Nominating Committee and the Section 16 Committee, prior to it being disbanded, do not receive additional compensation for their service on such committee. Expedia Group reimburses directors for all reasonable expenses incurred to attend Board and committee meetings.
In connection with the Liberty Expedia Transaction, pursuant to the Merger Agreement (as defined below) described below (see “Relationships Involving Significant Stockholders, Named Executive Officers and Directors” in “Certain Relationships and Related Person Transactions, and Director Independence”) and immediately prior to the closing of the Combination (as defined below), each of Courtnee A. Chun, Pamela L. Coe and Christopher W. Shean, who had been nominated to the Board by Liberty Expedia, resigned from the Board. Upon their resignation, which was effective as of the closing of the Liberty Expedia Transaction on July 26, 2019 each then-outstanding award of RSUs of the Company held by Ms. Coe, Ms. Chun and Mr. Sheen was settled in shares of Expedia Group common stock.
Effective as of April 1, 2020, the members of the Board unanimously approved the suspension of compensatory payments to non-employee directors, other than with respect to the payment of a quarterly retainer to members of the Special Litigation Committee.
Director Stock Ownership Guidelines
The Board of Directors has adopted stock ownership guidelines for directors to further align the interests of the directors with the interests of the stockholders of the Company. The director stock ownership guidelines apply to all directors except directors who are also subject to the Company’s Executive Stock Ownership Guidelines (“Covered Directors”).
Covered Directors are encouraged to hold a number of shares of Expedia Group common stock during their tenure equal to three times the annual cash retainer (currently $45,000, with the current holding requirement thereby equal to $135,000). Covered Directors have three years to attain the holding requirement. If the annual cash retainer is increased during a Covered Director’s service, the Covered Director shall have three years from the date of the increase in the annual cash retainer to acquire the additional stock. Based on the closing price of the Company’s common stock on April 13, 2020 each Covered Director held shares of Expedia Group common stock with a value greater than $135,000, except Messrs. Mondre and Sambur, who were elected to the Board in May 2020, Ms. Whalen, who was elected to the Board in June 2019 and Ms. Athey, who was elected to the Board in December 2015.

Non-Employee Director Deferred Compensation Plan
Under the Company's Director Deferred Compensation Plan, non-employee directors may defer all or a portion of their directors’ fees. Eligible directors who defer their directors’ fees may elect to have such deferred fees (i) applied to the purchase of share units, representing the number of shares of Expedia Group common stock that could have been purchased on the date such fees would otherwise be payable, or (ii) credited to a cash fund. If any dividends are paid on Expedia Group common stock, dividend equivalents will be credited on the share units. The cash fund will be credited with deemed interest at an annual rate equal to the average “bank prime loan” rate for such year identified in the U.S. Federal Reserve Statistical Release. Upon termination of service as a director of the Company, a director will receive (1) with respect to share units, such number of shares of Expedia Group common stock as the share units represent, and (2) with respect to the cash fund, a cash payment. Payments upon termination will be made in either one lump sum or up to five installments, as elected by the eligible director at the time of the deferral election. Each of Messrs. von Furstenberg and Khosrowshahi elected to defer their respective 2019 director fees, and Ms. Clinton elected to defer 50% of her 2019 director fees.
Hedging Policy
The Expedia Group, Inc. Securities Trading Policy prohibits directors from engaging in short sales with respect to Expedia Group securities or the purchase, sale or issuance of options or rights relating to Expedia Group securities. This prohibition extends to various forms of hedging or monetization transactions.
2019 Director Compensation
As employee directors, Messrs. Diller, Kern and Okerstrom did not receive compensation for service as directors for 2019. The following table shows compensation information for all other directors who received compensation for their Board of Directors service during 2019.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	All Other Compensation ($)	Total ($)
Samuel Altman(4)	13,815	249,955	—	263,770
Susan C. Athey(17)	45,000	249,895	—	294,895
A. George “Skip” Battle(5)	75,000	249,895	—	324,895
Chelsea Clinton(6),(17)	65,725	249,895	—	315,620
Jon T. Gieselman(7)	9,844	249,961	—	259,805
Craig A. Jacobson(8)	86,955	249,895	—	336,850
Dara Khosrowshahi(9)(17)	45,000	249,895	—	294,895
Alexander von Furstenberg(17)	45,000	249,895	—	294,895
Julie Whalen(10)	43,513	249,912	—	293,425
Jonathan L. Dolgen(11)	58,550	249,895	—	308,445
Courtnee Chun(12)	25,684	249,895	—	275,579
Pamela L. Coe(13)	34,245	249,895	—	284,140
Victor A. Kaufman(14)	45,000	249,895	—	294,895
Scott Rudin(15)	9,750	—	—	9,750
Christopher W. Shean(16)	25,684	249,895	—	275,579

(1)	This column reports the amount of cash compensation earned in 2019 for Board and committee service, including amounts deferred at the director’s election.

(2)
Reflects aggregate grant date fair value of awards granted in the year indicated, computed in accordance with FASB ASC Topic 718, and in accordance with the assumptions described in the “Stock-Based Compensation” section of “Note 2 - Significant Accounting Policies” in the notes to consolidated financial statements in the Company’s most recent Form 10-K. The grant date fair value of awards reflects an estimate as of the grant date and may not correspond to the actual value that will be recognized by the directors. Stock awards consist of RSUs valued using the closing price of Expedia Group common stock on the Nasdaq Stock Market on the first trading day immediately preceding the grant date.

(3)
Each of Ms. Athey and Messrs. Battle, Dolgen, Jacobson, and von Furstenberg had 4,130 RSUs outstanding at December 31, 2019. Ms. Clinton had 4,773 RSUs outstanding at December 31, 2019, Mr. Altman had 1,905 RSUs outstanding at December

31, 2019, Mr. Gieselman had 2,481 RSUs outstanding at December 31, 2019 and Ms. Whalen had 2,080 RSUs outstanding at December 31, 2019. Mr. Khosrowshahi had 4,112 RSUs outstanding and 770,000 stock options outstanding at December 31, 2019. Mr. Kaufman had 4,130 RSUs outstanding and 37,500 options outstanding at December 31, 2019. Prior to her resignation from the Board, Ms. Chun had 4,913 RSUs outstanding, the vesting of which was accelerated on July 26, 2019. Prior to their respective resignations from the Board, each of Ms. Coe and Mr. Shean had 4,130 RSUs outstanding, the vesting of which was accelerated on July 26, 2019.

(4)	Mr. Altman was appointed to the Board on September 10, 2019.

(5)	Mr. Battle was the Chair of the Audit Committee during 2019.

(6)
Ms. Clinton was a member of the Compensation Committee during 2019, was appointed Co-Chair of the Compensation Committee on June 5, 2019 and subsequently appointed sole Chair on September 10, 2019, and was appointed to the Nominating Committee on July 26, 2019.

(7)	Mr. Gieselman was appointed to the Board and the Special Litigation Committee on December 3, 2019.

(8)
During 2019, Mr. Jacobson was a member of each of the Audit Committee, Compensation Committee and Section 16 Committee until it was disbanded on July 26, 2019, was Co-Chair of the Compensation Committee until September 10, 2019, and was Co-Chair of the Section 16 Committee until it was disbanded.

(9)	Mr. Khosrowshahi was a member of the Nominating Committee during 2019.

(10)	Ms. Whalen was appointed to the Board and the Audit Committee on June 5, 2019, and was appointed to the Special Litigation Committee on December 3, 2019.

(11)	Mr. Dolgen was Co-Chair of the Compensation Committee in 2019 until his resignation from the Board effective June 5, 2019.

(12)	Ms. Chun resigned from the Board, effective July 26, 2019.

(13)	Ms. Coe was a member of the Compensation Committee in 2019 until her resignation from the Board effective July 26, 2019.

(14)	Mr. Kaufman resigned from the Board, effective March 5, 2020.

(15)	Mr. Rudin resigned from the Board, effective March 19, 2019.

(16)	Mr. Shean resigned from the Board, effective July 26, 2019.

(17)
Each of Messrs. Khosrowshahi and von Furstenberg elected to defer his 2019 director fees pursuant to the Director Deferred Compensation Plan and Ms. Clinton elected to defer 50% of her 2019 director fees pursuant to the Deferred Compensation Plan, which is described above. Mr. von Furstenberg previously elected to defer his 2015, 2016, 2017 and 2018 director fees pursuant to the Director Deferred Compensation Plan. Each of Mses. Athey and Clinton and Mr. Khosrowshahi previously elected to defer 2018 director fees pursuant to the Director Deferred Compensation Plan. At December 31, 2019, Ms. Athey held a total of 387.209 share units, Ms. Clinton held a total of 723.148 share units, Mr. Khosrowshahi held a total of 755.719 share units and Mr. von Furstenberg held a total of 1,537.991 share units.

Compensation Committee Interlocks and Insider Participation
In 2019, the Board of Directors had a Compensation Committee, consisting of Ms. Clinton and Mr. Jacobson for the entire year and Ms. Coe and Mr. Dolgen until their respective resignations from the board in July 2019 and June 2019, and a Section 16 Committee, consisting of Mr. Dolgen until his resignation in June 2019 and Ms. Clinton and Mr. Jacobson until the Section 16 Committee was disbanded in July 2019. During the one-year period ended December 31, 2019, none of Mses. Clinton or Coe or Messrs. Dolgen or Jacobson, was an officer or employee of Expedia Group, formerly an officer of Expedia Group, or an executive officer of an entity for which an executive officer of Expedia Group served as a member of the Compensation Committee or as a director.
Required Vote
At the 2020 Annual Meeting, stockholders will be asked to elect 13 members of the Board of Directors, each to hold office for a term ending on the date of the next annual meeting of stockholders or until each such director’s successor shall have been duly elected and qualified (or, if earlier, such director’s removal or resignation). Election of director nominees Mses. Athey and Clinton, and Messrs. Altman, Diller, , Kern, Khosrowshahi, Mondre, Sambur and von Furstenberg requires the affirmative vote of a plurality of the total number of votes cast by the holders of shares of Expedia Group common stock and Class B common stock, present in person or represented by proxy, voting together as a single class. Election of director nominees Mr. Battle, Mr. Gieselman Mr. Jacobson and Ms. Whalen, requires the affirmative vote of a plurality of the total number of votes cast by the holders of shares of Expedia Group common stock, present in person or represented by proxy, voting as a separate class.
THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR NAMED ABOVE.

PROPOSAL  2:    ADVISORY VOTE ON EXPEDIA GROUP, INC.’S EXECUTIVE COMPENSATION

Overview
Under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), we are providing stockholders the opportunity to vote at the 2020 Annual Meeting to approve, on an advisory or non-binding basis, the compensation of Expedia Group’s named executive officers as disclosed in this proxy statement in accordance with SEC rules. Pursuant to the Dodd-Frank Act, the stockholder vote on executive compensation is an advisory vote only, and is not binding on the Company or our Board of Directors.
Although the vote is non-binding, the Compensation Committee and the Board of Directors value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement the Compensation Committee will consider the impact of such vote on its compensation policies and decisions. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders an opportunity to endorse or not endorse our executive officer pay program and policies through the following resolution:
“RESOLVED, that the stockholders approve, on an advisory basis, the compensation paid to the named executive officers, as disclosed in the Company’s proxy statement for the 2020 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2019 Summary Compensation Table and the other related tables and disclosure.”
Expedia Group’s executive compensation program is designed to attract, retain and motivate highly skilled executives with the business experience and acumen that management and the Compensation Committee believes are necessary for achievement of Expedia Group’s long-term business objectives. In addition, the executive compensation program is designed to reward short- and long-term performance and to align the financial interests of executive officers with the interests of Expedia Group’s stockholders. Please refer to the “Compensation Discussion and Analysis” section for a detailed discussion of Expedia’s executive compensation practices and philosophy.
Expedia Group is asking for stockholder approval of the compensation of Expedia Group’s named executive officers as disclosed in this proxy statement in accordance with SEC rules, which disclosures include the disclosures in the “Executive Compensation" and "Compensation Discussion and Analysis” sections, the compensation tables and the narrative discussion following the compensation tables. This vote is not intended to address any specific item of compensation, but rather the overall compensation of Expedia Group’s named executive officers and the policies and practices described in this proxy statement.
Required Vote
At the 2020 Annual Meeting, stockholders will be asked to approve, on an advisory basis, the compensation of its named executive officers as disclosed in this proxy statement in accordance with SEC rules. This proposal requires the affirmative vote of a majority of the voting power of the shares of Expedia Group common stock and Class B common stock, present in person or represented by proxy, and entitled to vote thereon, voting together as a single class.
THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF EXPEDIA GROUP’S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT IN ACCORDANCE WITH SEC RULES.

PROPOSAL 3:
APPROVAL OF THE FIFTH AMENDED AND RESTATED EXPEDIA GROUP, INC. 2005 STOCK AND ANNUAL INCENTIVE PLAN, INCLUDING AN AMENDMENT TO INCREASE THE NUMBER OF SHARES AUTHORIZED FOR ISSUANCE THEREUNDER BY 8,000,000

Introduction
At the 2020 Annual Meeting, our stockholders will be asked to vote to approve the Fifth Amended and Restated Expedia Group, Inc. 2005 Stock and Annual Incentive Plan (the “Amended 2005 Plan”), which includes an amendment to increase the number of shares authorized under the current stock and annual incentive plan by 8,000,000 shares. The Amended 2005 Plan was adopted by our Board of Directors on March 12, 2020, subject to approval by our stockholders.
The Amended 2005 Plan is an important part of the Company’s overall compensation program. It allows the Company to make annual and long-term incentive awards to the Company’s current and prospective officers, employees, directors and consultants. The purpose of the Amended 2005 Plan is to give the Company a competitive advantage in attracting, retaining and motivating officers, employees, directors and consultants with a stock and incentive plan providing incentives that are directly linked to stockholder value.
Key Changes
If approved, the Amended 2005 Plan would make the following material changes to the current stock and annual incentive plan:

Increase in Authorized Shares	Increase the shares authorized for issuance under the Amended 2005 Plan by 8,000,000 shares.
Limitation of Share Recycling Provisions
Modify the share recycling provisions to eliminate "liberal" recycling for options and stock appreciation rights (referred to as "SARs") and therefore provide that:

•    If any award is forfeited, terminates, expires or lapses without being exercised or without delivery of shares, or any award is settled for cash, the shares subject to such award not delivered will be available for awards under the Amended 2005 Plan;

•    Shares delivered or withheld by us in payment of the exercise price of an option and/or the tax withholding obligations relating to an option or SAR, shares subject to SARs that are not issued through stock settlement, and shares purchased on the open market by us with the cash proceeds received from the exercise of options will not be added back to the number of shares remaining available for issuance under the Amended 2005 Plan; and

•    To the extent any shares subject to an award denominated in shares, other than an option or SAR (referred to as a “Full Value Award”), and cash-based awards that are paid in shares are delivered by a participant or withheld by the Company to satisfy the tax withholding obligations relating to such award, such shares will not be deemed to have been delivered for purposes of the share recycling provisions and, as a result, will be available for awards under the Amended 2005 Plan.

Revision of Share Counting Rules – Substitute Awards
Provide that awards granted in assumption of, or in substitution or exchange for, awards previously granted by a company or other entity acquired by the Company will not reduce the shares authorized for the limits of the Amended 2005 Plan, and shares subject to such substitute awards will not be added to the shares available for awards under the Amended 2005 Plan upon forfeiture; and further that, in the event that such a company has shares available under a pre-existing plan approved by its stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate) may be used for awards under the Amended 2005 Plan and will not reduce the shares authorized for grant under the Amended 2005 Plan (and shares subject to such awards will not be added to Amended 2005 Plan share limits), subject to the limitations set forth in the Amended 2005 Plan.

Limitation of Single-Trigger Acceleration
Limit the Amended 2005 Plan’s single-trigger acceleration provisions that apply for all participants in the Amended 2005 Plan to provide that an award granted under the Amended 2005 Plan after the date of stockholder approval will be eligible for single-trigger acceleration in connection with a change in control only in the event that such award is not converted, assumed, substituted or continued by the surviving, continuing, successor, or purchasing entity or parent thereof, unless such award is otherwise ineligible for such acceleration in accordance with the terms of the Amended 2005 Plan or the award agreement. The Board or its committee continues to have the discretion to provide for a single-trigger acceleration in an individual award agreement. For the avoidance of doubt, awards granted under earlier versions of the plan will continue to be eligible for single-trigger acceleration under such pre-existing version of the plan.

Limitation of Double-Trigger Acceleration
Provide that an award granted under the Amended 2005 Plan after the date of stockholder approval will be eligible for double-trigger acceleration in connection with the holder of such award’s termination of employment within two years following a change in control only if such holder is terminated by the Company other than for cause or disability or terminates for good reason (as such terms are defined in the Amended 2005 Plan), and only to the extent that such individual is a Senior Vice President of the Company or higher or as provided in such individual’s award agreement, unless such award is otherwise ineligible for such acceleration in accordance with the terms of the Amended 2005 Plan or the award’s award agreement. The Board or its committee continues to have the discretion to provide for other terms including modified single-trigger acceleration in an individual award agreement. For the avoidance of doubt, awards granted under earlier versions of the plan will continue to be eligible for double-trigger acceleration under such pre-existing version of the plan.

Performance-Based Acceleration at Target
Provide that if an award granted under the Amended 2005 Plan that is subject to performance goals becomes fully exercisable and free of forfeiture restrictions in accordance with the Amended 2005 Plan’s single-trigger or double-trigger acceleration terms, then the number or value of the award that becomes fully exercisable and free of forfeiture will be based on the applicable target number or value, unless otherwise provided in the award agreement or other agreement with the individual holder.

Tax Cuts and Jobs Act Updates
Remove language previously required to grant awards that qualified for the “performance-based compensation” deduction limit exception under Section 162(m) of the Internal Revenue Code, given the repeal of that exception by the Tax Cuts and Jobs Act. However, the Amended 2005 Plan maintains the same individual annual award limits as apply under the current stock and annual incentive plan. Outstanding awards that were intended to qualify as deductible “performance-based compensation” continue to be governed by the applicable provisions of the current stock and annual incentive plan relevant to such qualified awards, notwithstanding the amendments adopted in the Amended 2005 Plan.

Non-Employee Director Compensation Limit
Limit the aggregate grant date fair value of all awards denominated in shares and the maximum cash value of any cash-based award granted under the Amended 2005 Plan to each of our non-employee directors, together with cash compensation paid in connection with such non-employee director’s Board and committee service, to $750,000 during any calendar year, except in connection with a non-employee director’s first year of service as a director and as compensation for special services to the extent that the Board deems it necessary.

Prohibition on Dividends Before Vesting
Prohibit payment of dividends or dividend equivalents with respect to an award granted under our Amended 2005 Plan in any form prior to the vesting of the underlying award (or applicable portion thereof).

Clawback
Provide that all awards are subject to recovery or other penalties pursuant to (i) any clawback or recoupment policy of the Company, as may be adopted or amended from time to time, (ii) any clawback or recoupment provision set forth in an applicable award agreement; and (iii) any applicable law, rule or regulation or the listing standards of the applicable exchange.

Term of Plan	Extend the term of the plan through the tenth anniversary of the date on which our stockholders approve the Amended 2005 Plan.

Promotion of Good Compensation Practices
The Amended 2005 Plan is designed to reinforce the alignment between equity compensation arrangements for officers, employees, directors and consultants, and stockholders’ interests and, as highlighted below, includes a number of provisions that the Company believes represent best practices.

No Discounted Stock Options or Stock Appreciation Rights. Stock options and SARs may not be granted with exercise prices lower than the fair market value of the underlying shares on the date of grant, except in limited cases related to stock options and SARs substituted in connection with acquisitions.
No “Repricing” without Stockholder Approval. The Company may not, without the approval of stockholders, (1) decrease the exercise price of an outstanding stock option or SAR or (2) cancel an outstanding stock option or SAR in exchange for cash or other awards or in conjunction with the grant of any new option or SAR with a lower exercise price or otherwise be subject to any action that would be treated under the listing standards applicable to the Company or for accounting purposes, as a “repricing” of such option or SAR.
No “Evergreen” Provision. There is no “evergreen” feature pursuant to which the shares available for issuance under the Amended 2005 Plan can be automatically replenished.
Limited Share Recycling. The Amended 2005 Plan provides that shares delivered or withheld by us in payment of the exercise price of an option and/or the tax withholding obligations relating to an option or SAR, shares subject to SARs that are not issued on settlement of SARs that are exercised, and shares purchased on the open market by us with the cash proceeds received from the exercise of options will not be added back to the number of shares remaining available for issuance under the Amended 2005 Plan.
Limited Change in Control Provisions. Under the Amended 2005 Plan, awards do not accelerate upon a change in control unless the acquiring company does not assume the awards and will be eligible for double-trigger acceleration in connection with the holder of such award’s termination of employment within two years following a change in control only if such holder is terminated by the Company other than for cause or disability or terminates for good reason (as such terms are defined in the Amended 2005 Plan), and only to the extent that such individual is a Senior Vice President of the Company, unless such award is otherwise ineligible for such acceleration in accordance with the terms of the Amended 2005 Plan or the applicable award agreement.
Prohibition on Payments of Dividends and Dividend Equivalents. The Amended 2005 Plan prohibits a participant’s receipt of dividends or dividend equivalents in any form prior to the vesting of such award, or otherwise permit the payment of dividends or dividend equivalents on an award to the extent that it has not vested.
Annual Limitation. The Amended 2005 Plan provides that during any calendar year, no participant may receive options or SARs covering in excess of 3,000,000 shares in the aggregate or Full-Value Awards covering in excess of 2,000,000 shares in the aggregate.
Non-Employee Director Compensation Limit. The Amended 2005 Plan limits the aggregate grant date fair value of all awards denominated in shares and the maximum cash value of any cash-based award granted under the Amended 2005 Plan to each of our non-employee directors, together with cash compensation paid in connection with such non-employee director’s Board and committee service, to $750,000 during any calendar year, except in connection with a non-employee director’s first year of service as a director and as compensation for special services to the extent that the Board deems it necessary.
No Transferability. Awards generally may not be transferred, except by will or the laws of descent and distribution or pursuant to a qualified domestic relations order, unless approved by the Compensation Committee.
No Automatic Grants. The Amended 2005 Plan does not provide for “reload” or other automatic grants to participants.
No Tax Gross-ups. The Amended 2005 Plan does not provide for any tax gross-ups.
Clawback. Our Amended 2005 Plan provides that all awards are subject to recovery or other penalties pursuant to (1) any clawback or recoupment policy of the Company, as may be adopted or amended from time to time, (2) any clawback or recoupment provision set forth in an applicable award agreement; and (3) any applicable law, rule or regulation or the listing standards of the applicable exchange.
Key Data
The following table includes information regarding outstanding equity awards, shares available for future equity awards under the current stock and annual incentive plan and total shares outstanding as of April 13, 2020 (and without giving effect to approval of this Proposal 2):

Total shares underlying outstanding options	11,754,683
Weighted average exercise price of outstanding options	$104.78
Weighted average remaining contractual life of outstanding options	3.2 years
Total shares underlying outstanding unvested RSUs	6,246,619
Total shares currently available for grant	4,332,796
Total shares currently available for grant as Full Value Awards	4,332,796
Total shares of common stock outstanding	135,454,247
Based on a review of the Company’s historical practice, the Board believes the shares available for grant under the Amended 2005 Plan, after giving effect to the amendment and restatement, will be sufficient to cover awards for approximately three years. In 2017, 2018 and 2019, the Company granted equity awards (gross equity grants, which do not reflect the impact of cancellations) representing a total of approximately 4,968,000 shares, 7,163,000 shares and 2,968,000 shares, respectively. These awards reflect a three-year average utilization rate of 3.4% (1.8%, excluding canceled and forfeited awards) or 5.4% (as adjusted for Institutional Shareholder Service's ("ISS") multiplier), which is above the ISS Consumer Discretionary Group burn rate threshold of 2.7% that ISS applies to our industry. Absent circumstances not currently accounted for in our projections, such as acquisitions or changes to the type of awards granted, the Board expects to continue to grant awards under the Amended 2005 Plan consistent with the Company’s practices in 2019, as adjusted for recent stock price volatility.
Summary of Terms of the Amended 2005 Plan
The principal features of the Amended 2005 Plan are described below. This summary is qualified in its entirety by reference to the full text of the Amended 2005 Plan, a copy of which is attached as Appendix A to this Proxy Statement and incorporated into this Proxy Statement by reference. Please refer to Appendix A for more information.

Administration
The Amended 2005 Plan is administered by the Compensation Committee. Among other things, the Compensation Committee has the authority to select individuals to whom awards may be granted, to determine the type of award as well as the number of shares of common stock to be covered by each award and to determine the terms and conditions of any such awards.
Term
Awards under the Amended 2005 Plan may be made for ten years following the date that our stockholders approve the Amended 2005 Plan at the 2020 Annual Meeting.
Eligibility
Awards may be granted under the Amended 2005 Plan to current or prospective officers, employees, directors and consultants of the Company and the Company’s subsidiaries and affiliates. As of April 13, 2020, approximately 22,000 employees, 9 non-employee directors, and 1 consultant were eligible to participate in the Amended 2005 Plan. During 2019, a total of approximately 6,400 individuals received awards under the current stock and annual incentive plan. An individual who has received an award is referred to in this summary as a “participant.”
Shares Subject to the Amended 2005 Plan
The current stock and annual incentive plan authorizes the issuance of up to 66,616,336 shares pursuant to awards under the plan. As of April 13, 2020, 4,332,796 shares remained available for grants of new awards under the plan. If our stockholders approve the Amended 2005 Plan at the 2020 Annual Meeting, the following limitations will apply under the Amended 2005 Plan:

•	Maximum number of shares underlying awards that may be granted: 74,616,336
•	Maximum number of shares that may be granted pursuant to incentive stock options: 7,000,000
•	No participant may be granted during any calendar year:

•	stock options and SARs covering in excess of 3,000,000 shares
•	Full-Value Awards covering in excess of 2,000,000 shares

•
Maximum aggregate grant date fair value of all awards denominated in shares and the maximum cash value of any cash-based award granted under the Amended 2005 Plan to each non-employee director, together with cash compensation paid in connection with such non-employee director’s Board and committee service in any calendar year, except in connection with a non-employee director’s first year of service as a director and as compensation for special services to the extent that the Board deems it necessary: $750,000.

The foregoing share limits are subject to adjustment in certain circumstances to prevent dilution or enlargement.
The shares subject to grant under the Amended 2005 Plan are to be made available from authorized but unissued shares or from treasury shares. To the extent that any award is forfeited or any option or SAR terminates, expires or lapses without being exercised or without delivery of shares, or any award is settled for cash, the shares subject to such awards not delivered as a result will again be available for awards under the Amended 2005 Plan. The following shares will be deemed delivered for purposes of the foregoing limitations:

•	shares delivered by a participant or withheld by the Company in payment of the exercise price of an option and/or the tax withholding obligations relating to an option or SAR;

•	shares subject to SARs that are not issued in connection with the stock settlement of the SARs on exercise; and

•	shares purchased on the open market by the Company with the cash proceeds received from the exercise of options.
To the extent any shares subject to an award denominated in shares other than an option or SAR and cash-based awards that are paid in shares are delivered by a participant (by either actual delivery or by attestation) or withheld by the Company to satisfy the tax withholding obligations relating to such award, such shares are not deemed to have been delivered for purposes of the limits set forth in the plan. Awards granted in assumption of, or in substitution or exchange for, awards previously granted by a company or other entity acquired by the Company or any of its subsidiaries or affiliates or with which the Company or any of its subsidiaries or affiliates combines will not reduce the shares authorized for the limits of the Amended 2005 Plan and shares subject to such awards will not be added to the shares available for awards under the Amended 2005 Plan. Further, in the event that a company acquired by the Company or any subsidiary or affiliate of the Company, or with which the Company or any subsidiary or affiliate of the Company, combines has shares available under a pre-existing plan approved by its stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate) may be used for awards under the Amended 2005 Plan and will not reduce the shares authorized for grant under the Amended 2005 Plan (and shares subject to such awards will not be added to Amended 2005 Plan share limits), provided that awards using such available shares will not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and will be made only to individuals who were not employed by or providing services to the Company or its subsidiaries or affiliates immediately prior to such acquisition or combination.
Stock-Based Awards
As indicated above, several types of stock grants can be made under the Amended 2005 Plan. A summary of these grants is set forth below.

Stock Options and SARs
Stock options granted under the Amended 2005 Plan can either be incentive stock options or nonqualified stock options. SARs granted under the Amended 2005 Plan can be granted either alone or in tandem with a stock option. The exercise price of options and SARs generally cannot be less than 100% of the fair market value of the stock underlying the options or SARs on the date of grant. The closing price of the Company common stock, as reported on the Nasdaq Stock Market, on April 13, 2020 was $58.79 per share. The Company cannot, without the approval of its stockholders, (1) decrease the exercise price of an outstanding stock option or SAR or (2) cancel an outstanding stock option or SAR in exchange for cash or other awards or in conjunction with the grant of any new option or SAR with a lower exercise price or otherwise be subject to any action that would be treated under the listing standards applicable to the Company or for accounting purposes, as a “repricing” of such option or SAR. Optionees may pay the exercise price in cash or, if approved by the Compensation Committee, in shares (valued at their fair market value on the date of exercise) or a combination thereof, by “cashless exercise” through a broker, or by withholding shares otherwise receivable on exercise. The term of options and SARs are as determined by the Compensation Committee, but may not have a term longer than ten years from the date of grant. The Compensation Committee determines the vesting and exercise schedule of options and SARs, which the Compensation Committee may waive or accelerate at any time, and the extent to which they will be exercisable after the award holder’s employment terminates. Generally, unvested options and SARs terminate upon the termination of employment, and vested options and SARs will remain exercisable for one year after the award holder’s death, disability or retirement and 90 days after the award holder’s termination for any other reason. Vested options and SARs also terminate upon the participant’s termination for cause. Stock options and SARs are transferable only by will or by the laws of descent and distribution or, in the case of nonqualified stock options or SARs, pursuant to a qualified domestic relations order or as otherwise expressly permitted by the Compensation Committee, including, if so permitted, pursuant to a transfer to the participant’s family members or to a charitable organization, whether directly or indirectly or by means of a trust or partnership or otherwise.
Restricted Stock
The Amended 2005 Plan provides for the award of shares that are subject to forfeiture and restrictions on transferability as set forth in the Amended 2005 Plan and as may be otherwise determined by the Compensation Committee. Except for these restrictions and any others imposed by the Compensation Committee, upon the grant of restricted stock, the recipient will have rights of a stockholder with respect to the restricted stock, including the right to vote the restricted stock and to receive all dividends and other distributions paid or made with respect to the restricted stock on such terms as will be set forth in the applicable award agreement. Unless otherwise determined by the Compensation Committee and subject to the dividend prohibition provisions of the Amended 2005 Plan, (i) cash dividends on the shares that are the subject of the restricted stock award will be automatically reinvested in additional restricted stock, held subject to the vesting of the underlying restricted stock, and (ii) dividends payable in shares will be paid in the form of additional restricted stock, held subject to the vesting of the underlying restricted stock. Restricted stock granted under the Amended 2005 Plan may or may not be subject to performance conditions. During the restriction period set by the Compensation Committee, the recipient may not sell, transfer, pledge, exchange or otherwise encumber the restricted stock.
RSUs
The Amended 2005 Plan authorizes the Compensation Committee to grant RSUs. RSUs are awards denominated in shares that will be settled, subject to the terms and conditions of the RSUs, in an amount in cash, shares or both, based upon the fair market value of a specified number of shares. RSUs are not shares of our common stock and do not entitle the recipients to the rights of a stockholder. Subject to the dividend prohibition provisions of the Amended 2005 Plan, the award agreement for RSUs will specify whether, to what extent and on what terms and conditions the applicable participant will be entitled to receive current or delayed payments of cash, shares or other property corresponding to the dividends payable on the shares. RSUs granted under the Amended 2005 Plan may or may not be subject to performance conditions. The recipient may not sell, transfer, pledge or otherwise encumber RSUs granted under the Amended 2005 Plan.

Other Stock-Based Awards
Other awards of shares and other awards that are valued in whole or in part by reference to, or are otherwise based on, shares, including unrestricted stock, dividend equivalents and convertible debentures, may be granted under the Amended 2005 Plan.
Cash-Based Awards
Cash-based awards may be granted under the Amended 2005 Plan. No participant may be granted cash-based awards that have an aggregate maximum payment value in any calendar year in excess of $10.0 million. Cash-based awards may be paid in cash or in shares (valued as of the date of payment) as determined by the Compensation Committee.
Performance Goals
The Amended 2005 Plan provides that performance goals may be established by the Compensation Committee in connection with the grant of any award under the Amended 2005 Plan. Such goals may be based on the attainment of specified levels of one or more of the following or such other performance criteria as may be selected by the Compensation Committee: specified levels of earnings per share from continuing operations, net profit after tax, EBITDA, EBITA, gross profit, cash generation, unit volume, market share, sales, including hotel room night bookings or air tickets sold, asset quality, earnings per share, operating income, revenues, return on assets, return on operating assets, return on equity, profits, total stockholder return (measured in terms of stock price appreciation and/or dividend growth), cost saving levels, marketing- spending efficiency, core non-interest income, change in working capital, return on capital, and/or stock price, with respect to the Company or any subsidiary, affiliate, division or department of the Company. Such performance goals also may be based upon the attaining of specified levels of Company, subsidiary, affiliate or divisional performance under one or more of the measures described above relative to the performance of other entities, divisions or subsidiaries.
Change in Control
Unless otherwise provided by the Compensation Committee in an award agreement and subject to our Amended 2005 Plan, in the event of a change in control of the Company in connection with which an award granted under the Amended 2005 Plan is not converted, assumed, substituted or continued by the surviving, continuing, successor, or purchasing entity or parent thereof, as the case may be, then immediately prior to the change in control such award will become fully exercisable and vested and all forfeiture and other restrictions on such award will lapse. Upon, or in anticipation of, a change in control, the Compensation Committee may cause any and all awards outstanding under our Amended 2005 Plan to terminate at a specific time in the future, including but not limited to the date of such change in control, and will give each participant the right to exercise such awards during a period of time as the Compensation Committee, in its sole and absolute discretion, will determine.

In addition, unless otherwise provided by the Compensation Committee in an award agreement and subject to our Amended 2005 Plan, if a change in control occurs and an award is converted, assumed, substituted or continued by the surviving, continuing, successor, or purchasing entity or parent thereof, as the case may be, if such award is held by an officer of the Company (and not the Company’s subsidiaries or affiliates) with a title of Senior Vice President or above as of immediately prior to the change in control, and with respect to all other participants solely to the extent provided in the applicable award agreement, upon the participant’s termination of employment during the two-year period following such change in control by the Company other than for cause or disability or by the participant for good reason (as such terms are defined in the Amended 2005 Plan):

•
any options and SARs outstanding as of such termination which were outstanding as of the date of such change in control will be fully exercisable and vested and will remain exercisable until the later of (i) the last date on which such option or SAR would be exercisable and (ii) the earlier of (A) the first anniversary of such change in control and (B) expiration of the term of such option or SAR;

•
all restricted stock outstanding as of such termination which were outstanding as of the date of such change in control will become free of all restrictions and become fully vested and transferable; and

•
all RSUs outstanding as of such termination which were outstanding as of the date of such change in control will be considered to be earned and payable in full, and any restrictions will lapse and such RSUs will be settled as promptly as is practicable (but in no event later than March 15 of the calendar year following the end of the calendar year in which the RSUs vest or such other date as specified in an award agreement for RSUs that are subject to Section 409A of the Internal Revenue Code of 1986, as amended (the "Code")).

Unless otherwise provided in the applicable award agreement or in another agreement with the applicable participant, the number or value of any award that is based on performance goals that will become fully exercisable and free of forfeiture restrictions upon occurrence of the events described in this section captioned “Change in Control” will be based on the applicable target number or value.
Amendment and Discontinuance
The Amended 2005 Plan may be amended, altered or discontinued by the Board of Directors, but no amendment, alteration or discontinuance may impair the rights of a participant under an option or a SAR, restricted stock award, RSU award or cashed-based award previously granted without the participant’s consent. Amendments to the Amended 2005 Plan will require stockholder approval to the extent such approval is required by law or the listing standards of the applicable exchange. If approved by our stockholders at the2020 Annual Meeting on June 10, 2020, the Amended 2005 Plan will terminate on June 10, 2030.
New Plan Benefits
All awards made under the Amended 2005 Plan are discretionary. Therefore, the benefits and amounts that will be received or allocated under the Amended 2005 Plan are not determinable at this time. The closing price of the Company common stock, as reported on the Nasdaq Stock Market, on April 13, 2020 was $58.79 per share. However, please refer to the “Executive Compensation—2019 Grants of Plan-Based Awards” table below, which provides information on the grants made to the named executive officers in 2019, and to the section above titled “Proposal 1—Election of Directors,” which provides information on grants made to our non-employee directors in the last fiscal year.
Existing Plan Benefits
Pursuant to SEC rules, the table below reflects the number of shares subject to options granted through April 13, 2020 that count against the maximum share authorization of the Amended Plan. These share numbers do not take into account the effect of options that have been cancelled or that expired unexercised and do not reflect shares subject to RSUs that have been granted to participants under the Amended Plan.

Number of Shares
Barry Diller, Chairman/Senior Executive	550,000
Peter Kern, Vice Chairman and Chief Executive Officer	—
Eric Hart, Chief Financial Officer and Chief Strategy Officer	90,047
Robert J. Dzielak, Chief Legal Officer	442,786
Lance A. Soliday, Senior Vice President, Chief Accounting Officer and Controller	53,067
Mark Okerstrom, Former Chief Executive Officer	1,669,054
Alan Pickerill, Former Chief Financial Officer	141,779
All named executive officers, as a group	2,946,733
All executive officers, as a group (seven persons, including executive officers named above)	2,946,733
All non-executive officer employees, as a group	8,079,180
All non-employee directors as a group	770,000

U.S. Federal Income Tax Consequences
The following is a summary of certain federal income tax consequences of awards made under the Amended 2005 Plan based upon the laws in effect on the date hereof. The discussion is general in nature and does not take into account a number of considerations which may apply in light of the circumstances of a particular participant under the Amended 2005 Plan. The income tax consequences under applicable state and local tax laws may not be the same as under federal income tax laws.
Non-Qualified Stock Options
A participant will not recognize taxable income at the time of grant of a non-qualified stock option, and we will not be entitled to a tax deduction at such time. A participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) upon exercise of a non-qualified stock option equal to the excess of the fair market value of the shares purchased over their exercise price, and we generally will be entitled to a corresponding deduction.
Incentive Stock Options
A participant will not recognize taxable income at the time of grant of an incentive stock option. A participant will not recognize taxable income (except for purposes of the alternative minimum tax) upon exercise of an incentive stock option. If the shares acquired by exercise of an incentive stock option are held for the longer of two years from the date the stock option was granted and one year from the date the shares were transferred, any gain or loss arising from a subsequent disposition of such shares will be taxed as long-term capital gain or loss, and we will not be entitled to any deduction. If, however, such shares are disposed of within such two- or one-year periods, then in the year of such disposition the participant will recognize compensation taxable as ordinary income equal to the excess of the lesser of the amount realized upon such disposition and the fair market value of such shares on the date of exercise over the exercise price, and we generally will be entitled to a corresponding deduction. The excess of the amount realized through the disposition date over the fair market value of the stock on the exercise date will be treated as capital gain.
SARs
A participant will not recognize taxable income at the time of grant of a SAR, and we will not be entitled to a tax deduction at such time. Upon exercise, a participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) equal to the fair market value of any shares delivered and the amount of cash paid by us, and we generally will be entitled to a corresponding deduction.
Restricted Stock
A participant will not recognize taxable income at the time of grant of shares of restricted stock, and we will not be entitled to a tax deduction at such time, unless the participant makes an election under Section 83(b) of the Code to be taxed at such time. If such election is made, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time of the grant equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares. If such election is not made, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time the restrictions lapse in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares. The Company is entitled to a corresponding deduction at the time the ordinary income is recognized by the participant, except to the extent the deduction limits of Section 162(m) of the Code apply. In addition, a participant receiving dividends with respect to restricted stock for which the above-described election has not been made and prior to the time the restrictions lapse will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee), rather than dividend income. The Company will be entitled to a corresponding deduction, except to the extent the deduction limits of Section 162(m) of the Code apply.

Restricted Stock Units
A participant will not recognize taxable income at the time of grant of a restricted stock unit, and we will not be entitled to a tax deduction at such time. A participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time of settlement of the award equal to the fair market value of any shares delivered and the amount of cash paid by us, and we will be entitled to a corresponding deduction, except to the extent the deduction limits of Section 162(m) of the Code apply.
Section 162(m) Limitations
As explained above, Section 162(m) of the Code generally places a $1 million annual limit on a Company’s tax deduction for compensation paid to certain senior executives. Prior to the enactment of the Tax Cuts and Jobs Act of 2017 (the "Tax Act"), the deduction did not apply to compensation that satisfies the applicable requirements for a performance-based compensation exception. The Tax Act eliminates this exception, but provides limited transition relief for “performance-based compensation” paid pursuant to certain grandfathered arrangements in effect as of November 2, 2017, provided the grandfathered arrangements are not materially modified. Our Amended 2005 Plan provides that nothing in the Amended 2005 Plan is intended to modify in any material respect any of the terms of any Outstanding Qualified Performance-Based Award (as defined in the Amended 2005 Plan). No assurances can be given as to whether all or some amounts payable pursuant to such Outstanding Qualified Performance-Based Awards will be fully deductible.
The foregoing general tax discussion is intended for the information of stockholders considering how to vote with respect to this proposal and not as tax guidance to participants in the Amended 2005 Plan. Participants are strongly urged to consult their own tax advisors regarding the federal, state, local, foreign and other tax consequences to them of participating in the Amended 2005 Plan.
Required Vote
At the 2020 Annual Meeting, stockholders will be asked to approve the Amended 2005 Plan, including an amendment to increase the number of shares authorized for issuance under the Amended 2005 Plan by 8,000,000. This proposal requires the affirmative vote of a majority of the voting power of the shares of Expedia Group common stock and Class B common stock, present in person or represented by proxy, and entitled to vote thereon, voting together as a single class.
THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” APPROVAL OF THE PROPOSAL TO APPROVE THE FIFTH AMENDED AND RESTATED EXPEDIA GROUP, INC. 2005 STOCK AND ANNUAL INCENTIVE PLAN, INCLUDING AN AMENDMENT TO INCREASE THE NUMBER OF SHARES AUTHORIZED FOR ISSUANCE THEREUNDER BY 8,000,000.
Equity Compensation Plan Information
The following table summarizes information, as of December 31, 2019, relating to Expedia’s equity compensation plans pursuant to which grants of stock options, restricted stock, RSUs or other rights to acquire shares may be granted from time to time.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (A)(1)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights ($)(B)	Number of Securities Remaining Available for Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (A))(C)
Equity compensation plans approved by security holders(2)	13,053,273	102.945(3)	7,451,740(4)
Equity compensation plans not approved by security holders(5)	3,404	—(6)	96,315
Total	13,056,677		7,548,055

(1)
Excludes 61,504 securities with a weighted-average exercise price of $108.488 to be issued upon the exercise of outstanding stock options, which were granted pursuant to plans assumed by the Company in connection with the acquisition of HomeAway, Inc.

(2)	Information relating to the Expedia Group 2005 Plan, and the Expedia Group, Inc. Employee Stock Purchase Plans (“ESPP”).

(3)
Excludes the following equity-based awards outstanding as of December 31, 2019: (i) 4,130,355 securities issuable in connection with RSUs for which there is no related exercise price; (ii) grants of 33,581 SARs with a weighted-average exercise price of $105.431; and (3) grants of 17,364 cash-settled RSUs.

(4)	Includes 6,844,939 securities remaining available for issuance under the Expedia Group 2005 Plan, and 606,801 securities remaining available for issuance under the ESPP.

(5)	Includes the Director Deferred Compensation Plan, as described in "Non-Employee Director Deferred Compensation Plan".

(6)	Excludes outstanding share units for which there is no related exercise price.

PROPOSAL 4:	RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP was Expedia Group’s independent registered public accounting firm for the year ended December 31, 2019. The Audit Committee of the Board of Directors has also appointed Ernst & Young LLP as Expedia Group’s independent registered public accounting firm for the year ending December 31, 2020.
Selection of Expedia Group’s independent registered public accounting firm is not required to be submitted to a vote of the stockholders for ratification. The Sarbanes-Oxley Act of 2002 requires that the Audit Committee be directly responsible for the appointment, compensation and oversight of the audit work of the independent registered public accounting firm. If the stockholders fail to vote on an advisory basis in favor of the appointment, the Audit Committee will reconsider whether to retain Ernst & Young LLP and may retain that firm or another firm without resubmitting the matter to Expedia Group stockholders. Even if stockholders vote on an advisory basis in favor of the appointment, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Expedia Group and its stockholders.
A representative of Ernst & Young LLP is expected to be present at the 2020 Annual Meeting, and will be given an opportunity to make a statement if he or she so chooses and will be available to respond to appropriate questions.
Required Vote
At the 2020 Annual Meeting, stockholders will be asked to ratify the appointment of Ernst & Young LLP as Expedia Group’s independent registered public accounting firm for 2020. This proposal requires the affirmative vote of a majority of the voting power of the shares of Expedia Group common stock and Class B common stock, present in person or represented by proxy, and entitled to vote thereon, voting together as a single class.
THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS EXPEDIA GROUP’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2020.

Audit Committee Report
The Audit Committee operates pursuant to a written charter that is available in the Corporate Governance section of our corporate website at www.expediagroup.com. The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements, the public reporting process and establishing and maintaining an effective system of internal control over financial reporting. The Company’s independent registered public accounting firm is engaged to audit and express opinions on the conformity of the Company’s financial statements to generally accepted accounting principles and applicable rules and regulations, and the effectiveness of the Company’s internal control over financial reporting.
In this context, the Audit Committee has reviewed and discussed the audited consolidated financial statements and related footnotes for the year ended December 31, 2019, together with the results of the assessment of the internal control over financial reporting, with management and Ernst & Young LLP. The Audit Committee has also discussed with Ernst & Young LLP the matters that are required to be discussed under Public Company Accounting Oversight Board ("PCAOB") standards. In addition, the Audit Committee has received the written disclosures and the letter from Ernst & Young LLP as required by PCAOB rules, and has discussed with Ernst & Young LLP, their independence from the Company and its management. Finally, the Audit Committee has considered Ernst & Young LLP’s provision of audit and non-audit services to the Company and concluded that the provision of such services is compatible with Ernst & Young LLP’s independence.
Relying on the reviews and discussions referred to above, the Audit Committee unanimously recommended to the Board of Directors that the audited consolidated financial statements for the fiscal year ended December 31, 2019 be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 for filing with the SEC.
Members of the Audit Committee:
A. George “Skip” Battle (Chair)
Craig A. Jacobson
Julie Whalen

Fees Paid to Our Independent Registered Public Accounting Firm
The following table sets forth aggregate fees for professional services rendered by Ernst & Young LLP for the years ended December 31, 2019 and 2018.

	2019	2018
Audit Fees(1)	$14,607,000	$13,858,000
Audit-Related Fees(2)	62,000	429,000
Total Audit and Audit-Related Fees	14,669,000	14,287,000
Tax Fees(3)	1,394,000	289,000
Other Fees(4)	33,000	30,000
Total Fees	$16,096,000	$14,606,000

(1)
Audit Fees include fees and expenses associated with the annual audit of the Company’s consolidated financial statements and internal control over financial reporting, statutory audits, reviews of the Company’s periodic reports, accounting consultations, reviews of SEC registration statements and consents and other services related to SEC matters. 2019 and 2018 Audit Fees include $2,728,000 and $3,244,000, respectively, in fees and expenses paid by trivago N.V., a Nasdaq-listed majority-owned subsidiary of the Company, associated with financial statement audit and review services provided to trivago N.V.

(2)	Audit-Related Fees include fees and expenses for due diligence in connection with acquisitions, and related accounting consultations.

(3)	Tax fees generally include fees related to tax compliance and return preparation, and tax planning and advice. In 2019, tax fees include $1,324,000 of international tax structuring advisory fees.

(4)	Other Fees include fees and expenses for professional education offerings to the Company’s employees, as well as access to Ernst & Young LLP’s online research tools.
Audit Committee Review and Pre-Approval of Independent Registered Public Accounting Firm Fees
The Audit Committee has considered the audit and non-audit services provided by Ernst & Young LLP as described above and believes that they are compatible with maintaining Ernst & Young LLP’s independence as the Company’s independent registered public accounting firm.
The Audit Committee has adopted a policy governing the pre-approval of all audit and permitted non-audit services performed by the Company’s independent registered public accounting firm to ensure that the provision of such services does not impair the independent registered public accounting firm’s independence from the Company and its management. Unless a type of service to be provided by the Company’s independent registered public accounting firm has received general pre-approval from the Audit Committee, it requires specific pre-approval by the Audit Committee. The payment for any proposed services in excess of pre-approved cost levels requires specific pre-approval by the Audit Committee.
Pursuant to its pre-approval policy, the Audit Committee may delegate its authority to pre-approve services to one or more of its members, and has currently delegated this authority to its Chair, subject to a limit of $500,000 per approval. The decisions of the Chair of the Audit Committee (or any other member(s) to whom such authority may be delegated) to grant pre-approvals must be presented to the full Audit Committee at its next scheduled meeting. The Audit Committee may not delegate its responsibilities to pre-approve services to management. All audit and permitted non-audit services provided to Expedia Group and listed in the table above were pre-approved by the Audit Committee in accordance with the pre-approval policy described herein.

PROPOSAL 5:	STOCKHOLDER PROPOSAL ON POLITICAL CONTRIBUTIONS AND EXPENDITURES

The Company is not responsible for the content of this stockholder proposal or supporting statement.
The stockholder proposal set forth below was submitted to the Company by Friends Fiduciary Corporation, 1700 Market Street, Suite 1535, Philadelphia, PA 19103, who has provided certification indicating that, as of December 20, 2019 it was the beneficial owner of approximately 9,500 shares of the Company’s common stock, or approximately 0.007% of our outstanding shares, and that it intends to hold at least $2,000 worth of these shares through the date of the 2020 Annual Meeting. Friends Fiduciary Corporation has advised the Company that it intends to present the following stockholder proposal at the 2020 Annual Meeting. The proposal is printed exactly as it was submitted.

“Resolved, that the shareholders of Expedia Group, Inc., (“Expedia Group” or “Company”) hereby request that the Company provide a report, updated semiannually, disclosing the Company’s:

1.    Policies and procedures for making, with corporate funds or assets, contributions and expenditures (direct or indirect) to (a) participate or intervene in any political campaign on behalf of (or in opposition to) any candidate for public office, or (b) influence the general public, or any segment thereof, with respect to an election or referendum.

2.    Monetary and non-monetary contributions and expenditures (direct and indirect) used in the manner described in section 1 above, including:

a.    The identity of the recipient as well as the amount paid to each; and
b.    The title(s) of the person(s) in the Company responsible decision-making.

The report shall be represented to the board of directors or relevant board committee and posted on the Company’s website within 12 months from the date of the annual meeting. This proposal does not encompass lobbying spending."

Board of Directors’ Statement in Opposition

The Board has considered the proposal and while the Board generally supports the proposal’s stated objectives of transparency and accountability, it believes adoption of the proposal is unnecessary and would not be in the best interests of the Company or our stockholders.

The Board believes the Company has a responsibility to its stockholders, employees and customers to be engaged in the political process to both protect and promote shared interests, and has adopted a Political Participation Policy, covering political contributions, board oversight, and trade associations. Additionally, the Company is fully committed to complying with all applicable campaign finance laws and public disclosure requirements. However, requiring disclosure of all corporate political contributions, including those made indirectly through trade associations, as requested in this proposal, could place the Company at a competitive disadvantage by revealing its strategies and priorities. Parties with interests adverse to the Company likewise participate in the political process. Accordingly, any expanded disclosure by the Company, above what is required by law and equally applicable to all similar parties engaged in public debate, could benefit those parties while harming the interests of the Company and our stockholders.

Furthermore, the Board believes that producing the report requested by this proposal would be burdensome and an unnecessary use of the Company’s resources without a commensurate benefit.

At our 2014 and 2017 annual meetings, more than 75% and 85% (respectively) of the votes cast at the meeting were cast AGAINST a substantially similar proposal, indicating support for the Board’s view that disclosure by the Company, over and above that required by existing governmental regulation and public disclosure requirements, could harm the interests of the Company and our stockholders and undermine our responsibility to our stockholders to be engaged in the political process to both protect and promote shared interests.

In summary, the Board opposes this proposal because the Board believes it already complies with much of what has been requested in the proposal and that the policy adopted by the Board provides appropriate oversight of political spending.

Required Vote

If this proposal is properly presented at the meeting, approval requires the affirmative vote of a majority of the shares present at the 2020 Annual Meeting, in person or represented by proxy, and entitled to vote.

THE BOARD OF DIRECTIONS RECOMMENDS THAT YOU VOTE “AGAINST” THIS PROPOSAL REGARDING DISCLOSURE OF CORPORATE POLITICAL CONTRIBUTIONS.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial Ownership Table

The following table presents information as of April 13, 2020 relating to the beneficial ownership of Expedia Group’s capital stock by (i) each person or entity known to the Company to own beneficially more than 5% of the outstanding shares of Expedia Group’s common stock and Class B common stock, (ii) each current director of Expedia Group, (iii) each named executive officer, and (iv) all executive officers and directors of Expedia Group, as a group. Unless otherwise indicated, beneficial owners listed in the table may be contacted at Expedia Group’s corporate headquarters at 1111 Expedia Group Way W., Seattle, Washington 98119. As of April 13, 2020, there were 135,454,247 and 5,523,452 shares of Expedia Group common stock and Class B common stock, respectively, outstanding.

For each beneficial owner listed, the number of shares of Expedia Group common stock and the percentage of each such class listed assumes the conversion or exercise of any Expedia Group equity securities owned by such owner that are or will become exercisable, and the vesting of any Expedia Group stock options and/or RSUs that will vest, within 60 days of April 13, 2020, but does not assume the conversion, exercise or vesting of any such equity securities owned by any other owner. Shares of Expedia Group Class B common stock may, at the option of the holder, be converted on a one-for-one basis into shares of Expedia Group common stock. The percentage of votes for all classes of Expedia Group’s capital stock is based on one vote for each share of common stock and ten votes for each share of Class B common stock. See “New Governance Agreement” in “Certain Relationships and Related Person Transactions, and Director Independence—Relationships Involving Significant Stockholders, Named Executive Officers and Directors—Relationships Involving Mr. Diller” below for a description of the Purchase/Exchange Right (as defined below) and its potential effect on the Company’s ownership structure.

	Common Stock		Class B Common Stock		Percent (%) of Votes (All Classes)
Beneficial Owner	Shares	%	Shares	%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	15,569,130(1)	11.49	—	—	5.9
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	9,802,061(2)	7.2	—	—	3.7
PAR Investment Partners, L.P. 200 Clarendon Street, Fl 48 Boston, MA 02116	7,898,413(3)	5.8	—	—	3.0
Melvin Capital Management LP. 535 Madison Avenue, 22nd Floor New York, NY 10022	6,835,486(4)	5.0	—	—	2.6
Barry Diller	523,595(5)	*	12,799,999(5)	100.0	48.7
Beneficial Ownership Excluding Shares Subject to the New Governance Agreement Purchase/Exchange Right	523,595(6)	*	5,523,452(6)	100.0	29.2
Peter M. Kern	92,174(7)	*	—	—	*
Samuel Altman	20,000(8)	*	—	—	*
Susan C. Athey	3,454(9)	*	—	—	*
A. George “Skip” Battle	46,362(10)	*	—	—	*
Chelsea Clinton	5,768(11)	*	—	—	*
Jon T. Gieselman	2,393(12)	*	—	—	*
Craig A. Jacobson	32,472(13)	*	—	—	*
Dara Khosrowshahi	900,999(14)	*	—	—	*
Greg Mondre	0	*	—	—	*
David Sambur	0	*	—	—	*
Alexander von Furstenberg	9,972(15)	*	439,552(14)	3.4	1.7
Julie Whalen	693(16)	*	—	—	*
Robert J. Dzielak	348,941(17)	*	—	—	*
Eric Hart	83,011(18)	*	—	—	*
Lance Soliday	48,304(19)	*	—	—	*
Mark Okerstrom	760,625(20)	*	—	—	*
Alan Pickerill	85,347(21)	*	—	—	*
All current executive officers, directors and director nominees, and former executive officers who served in 2019, as a group (18 persons)	2,964,110(22)	2.2	12,799,999	100.00	49.3

*	The percentage of shares beneficially owned does not exceed 1% of the class.

(1)
Based on information filed on Amendment No. 6 to Schedule 13G with the SEC on February 12, 2020 by The Vanguard Group, reporting sole voting power over 216,034 shares of common stock, shared voting power over 44,612 shares of common stock, sole dispositive power over 15,321,487 shares of common stock and shared dispositive power over 247,643 shares of common stock.

(2)
Based on information filed on Amendment No. 2 to Schedule 13G with the SEC on February 5, 2020 by BlackRock, Inc. reporting sole voting power over 8,615,112 shares of common stock and sole dispositive power over 9,802,061 shares of common stock.

(3)
Based on information filed on Amendment No. 2 to Schedule 13G with the SEC on February 14, 2020 by PAR Investment Partners, L.P., PAR Group II, L.P. and PAR Capital Management, Inc. reporting sole voting power and sole dispositive power over 7,898,413 shares of common stock.

(4)
Based on information filed on Schedule 13G with the SEC on March 6, 2020 by Melvin Capital Management LP reporting shared voting power of 6,835,486 shares of common stock and shared dispositive power over 6,835,486 shares of common stock.

(5)
Consists of (i) 8,558 shares of common stock held directly, (ii) options to purchase 512,500 shares of common stock held by Mr. Diller that are exercisable within 60 days of April 13, 2020 and 2,537 RSUs that will vest within 60 days of April 13, 2020, (iii) 5,083,900 shares of Class B common stock held by Mr. Diller, (iv) 439,552 shares of Class B common stock held by a private foundation as to which Mr. Diller disclaims beneficial ownership and (v) 7,276,547 shares of Class B common stock that Mr. Diller may have the right to acquire within 60 days of April 13, 2020 pursuant to the New Governance Agreement. Excludes shares of common stock and options to purchase shares of common stock held by Mr. Diller’s spouse, as to which Mr. Diller disclaims beneficial ownership.

(6)
Excludes shares of Class B common stock that Mr. Diller may have the right to acquire within 60 days of April 13, 2020 pursuant to the New Governance Agreement. Excludes shares of common stock and options to purchase shares of common stock held by Mr. Diller’s spouse, as to which Mr. Diller disclaims beneficial ownership.

(7)
Consists of 90,906.723 (unrounded) shares of common stock held by Mr. Kern, all of which were pledged as part of collateral to secure a loan account to Morgan Stanley Private Bank, N.A. and 1,268 RSUs that will vest within 60 days of April 13, 2020. Mr. Kern also holds 25,459 American Depository Shares of trivago N.V. and options to purchase 157,815 American Depository Shares of trivago N.V. that are exercisable within 60 days of April 13, 2020, which represents less than 1% of the outstanding Class A shares of trivago N.V.

(8)	Consists of 20,000 shares of common stock held by Mr. Altman.

(9)	Consists of 1,462 shares of common stock held by Ms. Athey, and 1,992 RSUs that will vest within 60 days of April 13, 2020.

(10)	Consists of 44,370 shares of common stock held by Mr. Battle, and 1,992 RSUs that will vest within 60 days of April 13, 2020.

(11)	Consists of 3,776 shares of common stock held by Ms. Clinton, and 1,992 RSUs that will vest within 60 days of April 13, 2020.

(12)	Consists of 2,393 shares of common stock held by Mr. Gieselman.

(13)	Consists of 30,480 shares of common stock held by Mr. Jacobson, and 1,992 RSUs that will vest within 60 days of April 13, 2020.

(14)
Consists of 427,677 shares of common stock held by Mr. Khosrowshahi, of which 346,198 shares were pledged as collateral to secure a revolving line of credit account to Morgan Stanley Bank, N.A., 21,910 shares of common stock held by a trust as to which Mr. Khosrowshahi disclaims beneficial ownership, options to purchase 450,000 shares of common stock that are exercisable within 60 days of April 13, 2020, and 1,412 RSUs that will vest within 60 days of April 13, 2020.

(15)
Consists of 7,980 shares of common stock held by Mr. von Furstenberg, 1,992 RSUs that will vest within 60 days of April 13, 2020 and 439,552 shares of Class B common stock held by a private foundation over which Mr. von Furstenberg has certain voting and disposition authority.

(16)	Consists of 693 RSUs granted to Ms. Whalen that will vest within 60 days of April 13, 2020.

(17)
Consists of 34,546 shares of common stock held by Mr. Dzielak, options to purchase 313,253 shares of common stock that are exercisable within 60 days of April 13, 2020 and 1,142 RSUs that will vest within 60 days of April 13, 2020.

(18)
Consists of 5,474 shares of common stock held by Mr. Hart, options to purchase 77,284 shares of common stock that are exercisable within 60 days of April 13, 2020 and 253 RSUs that will vest within 60 days of April 13, 2020.

(19)
Consists of 6,496 shares of common stock held by Mr. Soliday, options to purchase 41,580 shares of common stock that are exercisable within 60 days of April 13, 2020, and 228 RSUs that will vest within 60 days of April 13, 2020.

(20)	Consists of options held by Mr. Okerstrom to purchase 760,625 shares of common stock that are exercisable within 60 days of April 13, 2020.

(21)	Consists of 2,798 shares of common stock held by Mr. Pickerill and options to purchase 82,549 shares of common stock that are exercisable within 60 days of April 13, 2020.

(22)
Consists of (i) 708,826 shares of common stock, (ii) options to purchase 2,237,791 shares of common stock that are exercisable within 60 days of April 13, 2020 and (iii) 17,493 RSUs that will vest within 60 days of April 13, 2020.

Delinquent Section 16(a) Reports
Pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Expedia Group officers and directors and persons who beneficially own more than 10% of a registered class of Expedia Group’s equity securities are required to file initial statements of beneficial ownership (Form 3) and statements of changes in beneficial ownership (Forms 4 and 5) with the SEC. Such persons are required by the rules of the SEC to furnish Expedia Group with copies of all such forms they file. Based solely on a review of the copies of such forms furnished to the Company and/or written representations that no additional forms were required, we believe that all of the Company’s directors, officers and 10% beneficial holders complied with all of the reporting requirements applicable to them with respect to transactions during 2019.
Code of Ethics
We have adopted a Code of Business Conduct and Ethics for Directors and Senior Financial Officers (the “Code of Ethics”) that applies to our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and Controller, and is a “code of ethics” as defined by applicable rules of the SEC. The Code of Ethics is posted on our corporate website at www.expediagroup.com/Investors under the “Corporate Governance” tab. If we make any substantive amendments to the Code of Ethics or grant any waiver, including any implicit waiver, from a provision of the Code of Ethics to our Chief Executive Officer, Chief Financial Officer, or Chief Accounting Officer and Controller, we will disclose the nature of the amendment or waiver on that website or in a report on Form 8-K filed with the SEC.
Information About Our Executive Officers
Background information about each of Expedia Group’s executive officers who does not also serve as a director of Expedia Group is provided below, as of April 13, 2020.

Name	Age	Position With Expedia Group, Inc.
Robert J. Dzielak	49	Chief Legal Officer and Secretary
Eric M. Hart	44	Chief Financial Officer and Chief Strategy Officer
Lance A. Soliday	47	Senior Vice President, Chief Accounting Officer and Controller
Robert J. Dzielak has served as Expedia Group’s Chief Legal Officer and Secretary since March 2018, previously serving as its Executive Vice President, General Counsel and Secretary since April 2012. Mr. Dzielak had previously served as Senior Vice President and acting General Counsel since October 2011. Since joining the Company as Assistant General Counsel in April 2006 and through his service as Vice President and Associate General Counsel between February 2007 and October 2011, Mr. Dzielak held primary responsibility for the worldwide litigation portfolio of the Company and its brands. Prior to joining Expedia Group, Mr. Dzielak was a partner at the law firm of Preston, Gates and Ellis, LLP (now K&L Gates LLP), where his practice focused on commercial and intellectual property litigation. Mr. Dzielak received his J.D. from The John Marshall Law School. Mr. Dzielak is currently a member of the Supervisory Board of trivago, N.V.
Eric M. Hart has served as the Chief Financial Officer of Expedia Group since April 2020, overseeing Expedia Group’s accounting, financial reporting and analysis, investor relations, treasury, internal audit, tax, and real estate teams. Mr. Hart had served as acting Chief Financial Officer since the departure of the former Chief Financial Officer in December of 2019. Mr. Hart has also served as Expedia Group’s Chief Strategy Officer since November 1, 2019 with responsibility for the Company’s strategy and business development, as well as global M&A and investments. Prior to assuming the Chief Strategy Officer position, Mr. Hart served as the General Manager of the Company’s CarRentals.com brand for nearly three years. Prior to that, he oversaw corporate strategy for the Company, leading some of the Company’s largest acquisitions. Before joining Expedia Group, Mr. Hart spent time as a Vice President at Lake Capital, as a Project Leader at Boston Consulting Group, and as a Consultant at Accenture. Mr. Hart holds a bachelor’s degree from Georgia State University and a Master’s in Business Administration from University of Chicago Booth School of Business.
Lance A. Soliday has served as Expedia Group’s Senior Vice President, Chief Accounting Officer and Controller since February 2017, and as Vice President, Chief Accounting Officer and Controller from September 2011 until February 2017 and, prior to that, as Senior Director, Financial Reporting since February 2009. Mr. Soliday has previously served as the Company’s Director, Financial Reporting since December 2006 and Director, Accounting Research since joining the Company in May 2006. Prior to joining Expedia Group, Mr. Soliday held various roles in the finance departments of Amazon.com and Microsoft Corporation. Previously, Mr. Soliday

was an accountant with Deloitte & Touche LLP. Mr. Soliday received his bachelor’s degree from Central Washington University and is a certified public accountant.

COMPENSATION DISCUSSION AND ANALYSIS

Overview
2019 Named Executive Officers. This Compensation Discussion and Analysis describes Expedia Group’s executive compensation program as it relates to the following individuals who are “named executive officers” of Expedia Group for the fiscal year ended December 31, 2019:

Name	Position With Expedia Group, Inc.
Barry Diller	Chairman/Senior Executive
Peter M. Kern	Vice Chairman and Chief Executive Officer
Robert Dzielak	Chief Legal Officer and Secretary
Eric Hart	Chief Financial Officer and Chief Strategy Officer
Lance Soliday	Senior Vice President, Chief Accounting Officer and Controller
Mark Okerstrom	Former President and Chief Executive Officer
Alan Pickerill	Former Executive Vice President, Chief Financial Officer and Treasurer
2019 Chief Executive Officer and Chief Financial Officer Changes. On December 3, 2019, the Board of Directors accepted the resignation of Mark Okerstrom as Expedia Group’s President, Chief Executive Officer and member of the Board of Directors and of Alan Pickerill as Expedia Group’s Executive Vice President, Chief Financial Officer and Treasurer, in each case effective immediately. The Board also approved the appointment of Eric Hart to serve as acting Chief Financial Officer, succeeding Mr. Pickerill, while continuing to serve as Expedia Group’s Chief Strategy Officer. In connection with these changes, Chairman of the Board and Senior Executive, Barry Diller, and Vice Chairman of the Board, Peter Kern, agreed to jointly preside over the Company’s day to day operations. Compensation arrangements for Messrs. Okerstrom and Pickerill in connection with these changes are described in the section below titled “Severance - Okerstrom and Pickerill Severance.”
Compensation Program Philosophy and Objectives
Expedia Group’s executive compensation program is designed to attract, motivate, retain and reward highly skilled executives with the business experience and acumen that we believe are necessary for achievement of Expedia Group’s long-term business objectives. We support a pay for performance culture where employees are rewarded for individual, business and overall company success. The executive compensation program is designed to reward short- and long-term performance and to align the financial interests of executive officers with the interests of our stockholders. To that end, we believe that compensation packages provided to executive officers should generally include both annual cash (including performance-based bonus opportunities) and a significant longer-term equity-based component. We evaluate both performance and compensation levels to ensure that:

•	Expedia Group maintains its ability to attract and retain outstanding employees in executive positions;

•	the compensation provided to Expedia Group’s executives remains competitive with the compensation paid to similarly situated executives at comparable companies; and

•	Expedia Group’s compensation programs are applied in an internally consistent manner and fall within pre-established cash and equity compensation budgets.
Roles of the Compensation Committee and Section 16 Committee
Historically, Expedia Group has had a Compensation Committee and a Section 16 Committee that together had primary responsibility for establishing the compensation of Expedia Group’s named executive officers. The Compensation Committee was responsible for (i) administering and overseeing Expedia Group’s executive compensation program, including salary matters, bonus plans and equity compensation plans, and (ii) approving all grants of equity awards, but excluding matters governed by Rule 16b-3 under the Exchange Act. The Section 16 Committee was responsible for administering and overseeing matters governed by Rule 16b-3 under the Exchange Act, including approving grants of equity awards to executive officers. The Board of Directors disbanded the Section 16 Committee, effective July 26, 2019 and approved amendments to the Compensation Committee charter on September 10, 2019. For additional details regarding the amended Compensation Committee charter, as well as changes to the composition of the Compensation Committee, see “Board Committees - Compensation Committee” and “Section 16 Committee”.
The Compensation Committee is appointed by the Board of Directors and, with the exception of Ms. Coe during her tenure, each member satisfied the independence requirements for Compensation Committee members under the current standards imposed by the rules of the SEC and Nasdaq. The Section 16 Committee was also appointed by the Board of Directors and consisted entirely of directors who were “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act. For the purposes of this

Compensation Discussion and Analysis, we refer to the Compensation Committee and Section 16 Committee collectively as the “Compensation Committees.”
Role of Executive Officers
Expedia Group management participates in reviewing and refining Expedia Group’s executive compensation program. In the first quarter of 2019, Mr. Diller and Mr. Okerstrom, then the Company’s Chief Executive Officer, met with the Compensation Committees to discuss their views on corporate performance, individual executive officer performance, and compensation packages for the executive team. Mr. Okerstrom reviewed with the Compensation Committees the performance of Expedia Group and each named executive officer, other than himself and Messrs. Diller and Kern, and made recommendations with respect to the appropriate base salary, annual cash bonus and grants of long-term equity incentive awards. Mr. Diller met separately with the Compensation Committees to discuss his own, Mr. Kern’s and Mr. Okerstrom’s performance, and to recommend an appropriate compensation package for Messrs. Kern and Okerstrom. The Compensation Committees then discussed each recommendation, with each of Messrs. Diller and Okerstrom absent when his respective compensation is discussed. After considering these recommendations and other considerations discussed below, the Compensation Committees determined the annual compensation package for each executive officer.
In the first quarter of 2020, a similar process was followed with respect to approval of the executive officer’s annual cash bonuses for 2019, except that Mr. Diller and Mr. Kern discussed corporate performance, individual executive officer performance and recommended compensation.
Role of Compensation Consultants
In connection with the Company’s annual compensation review meetings in each of 2019 and 2020, Compensia, Inc., an independent compensation consulting firm, was retained to conduct an independent review of the prior year’s compensation peer group for positions held by executive officers and to compile data from proxy statements and other SEC filings of peer companies regarding compensation for executive officer positions, where available. Compensia also advised the Compensation Committees with regard to a performance-based restricted stock unit award granted to Mr. Kern in March 2019, which is discussed below in the section titled “Compensation Program Elements-Equity Compensation.” Expedia Group also regularly uses non-customized survey or other data from a number of compensation consulting firms. A more detailed description of the compensation peer group review and use of survey and other data provided by compensation consultants is included below in the section titled “Role of Peer Groups, Surveys and Benchmarking.”
Role of Stockholder Say-on-Pay Votes
Expedia Group provides its stockholders with the opportunity to cast a triennial advisory vote on executive compensation (“say-on-pay”), which reflects the preference expressed by our stockholders in 2017 with respect to the frequency of the say-on-pay vote. At Expedia Group’s annual meeting of stockholders held in June 2017, 76% of the votes cast on the say-on-pay proposal at that meeting were voted in favor of the proposal. The Compensation Committee believes that the vote reflected stockholder support of Expedia Group’s approach to executive compensation, and, as such, did not make changes based on the 2017 vote. Stockholders will again have an opportunity to cast a say-on-pay vote at the 2020 Annual Meeting. Expedia Group management continues to engage in dialogue with many of the Company’s largest stockholders, and the Compensation Committees will continue to consider stockholder feedback and the results of the Company’s say-on-pay votes when making future compensation decisions for the Company’s executive officers.
Role of Peer Groups, Surveys and Benchmarking
Multiple data sources are considered when reviewing compensation information to ensure that the data reflect compensation practices of relevant companies in terms of size, industry and geographic location. Among other factors, the following information, when available, is considered when establishing compensation for executive officers:

•	Data regarding compensation for comparable executive officer positions from recent proxy statements and other SEC filings of peer companies, which include:

◦	direct industry competitors,

◦	non-industry companies with which Expedia Group commonly competes for talent (including both regional and national competitors), and

◦	data regarding compensation levels for all our employees; and

•	Data from salary and equity compensation surveys that include companies of a similar size, based on market capitalization, revenues and other factors.

In light of his role as both Chairman and Senior Executive of Expedia Group, a separate peer group comprised of executives in broadly comparable roles is considered with respect to Mr. Diller’s compensation.
When available, competitive market compensation paid by other peer group companies is considered, but the Compensation Committee does not attempt to maintain a certain target percentile within the peer group or otherwise rely solely on such data. Management and the Compensation Committee strive to incorporate flexibility into the compensation programs and the assessment process to respond to and adjust for the evolving business environment and the value delivered by the executive officers.
In addition, we review each of our peer groups annually. For both 2019 and 2020, we engaged Compensia to conduct an initial review and make recommendations regarding peer group changes. In each case, the Compensation Committees then considered any proposed changes prior to approving the peer groups for the upcoming year.
2019 Peer Groups
In connection with the Compensation Committees’ approval of executive officer base salary and equity compensation during 2019, which is discussed below in the sections titled “Compensation Program Elements-Base Salary” and “Compensation Program Elements-Equity Compensation,” data regarding compensation for comparable executive officer positions at the following peer companies were considered:

Executive Officer Peer Group (other than Chairman/Senior Executive):

Activision Blizzard, Inc.	Intuit Inc.
Alliance Data Systems Corporation.	Marriott International Inc.
Booking Holdings, Inc	PayPal Holdings, Inc.
eBay, Inc.	salesforce.com, inc.
Electronic Arts Inc.	TripAdvisor, Inc.
First Data Corporation	VMware, Inc
Hilton Worldwide Holdings, Inc.	Zillow Group, Inc

Chairman/Senior Executive Peer Group:

Booking Holdings, Inc.	Marriott International, Inc.
Charles Schwab	News Corporation
DISH Network Corporation	Twitter, Inc.
Host Hotels & Resorts, Inc.	Starbucks Corporation
Hyatt Hotels Corporation	Zillow Group, Inc.
2020 Peer Groups
In connection with the Compensation Committee’s approval of executive officer cash bonuses for 2019, which were approved in the first quarter of 2020 and are discussed below in the section titled “Compensation Program Elements-Cash Bonuses,” the Compensation Committee considered data from the same peer groups other than the following changes:
Executive Officer Peer Group (other than Chairman/Senior Executive):

•	The removal of First Data Corporation due to its recent acquisition, as well as PayPal Holdings, Inc. and salesforce.com, inc. to better align on relative market capitalization, and

•
The addition of CenturyLink, Inc., Carnival Corporation & plc and Royal Caribbean Cruises Ltd., CBS Corporation, Discovery, Inc., Live Nation Entertainment, Inc., Twitter, Inc. and Uber Technologies, Inc. to bolster the size of the group to ensure robust market data for a range of executive positions, and to better align on relative size and value including criteria such as revenue and market capitalization.

Chairman/Senior Executive Peer Group:

•
The removal of Booking Holdings, Inc., Starbucks Corporation and Zillow Group, Inc. as in each case the executive chair had transitioned out of that role, as well as Twitter, Inc. because Twitter no longer publicly files compensation data for its executive chair; and

•	The addition of Best Buy Co., Inc., Carnival Corporation & plc, and Chipotle Mexican Grill, Inc. as each had a comparable executive chair role and to ensure that the peer group remains robust.
Compensation Program Elements
General
The primary elements of the executive compensation program are base salary, cash bonus, equity compensation and, in certain instances, perquisites and other benefits. The Compensation Committee reviews these elements in the first quarter of each year in light of Company and individual performance, recommendations from management and other relevant information, including prior compensation history and outstanding long-term compensation arrangements. Management and the Compensation Committee believe that there are multiple, dynamic factors that contribute to success at an individual and business level and have therefore avoided adopting strict formulas and relied primarily on a discretionary approach that allows the Compensation Committee to set executive compensation levels on a case-by-case basis, taking into account all factors the Compensation Committee considers relevant.
Following recommendations from management, the Compensation Committee may adjust compensation for executive officers at other times during the year including when executives are hired or appointed, when there are significant changes in their responsibilities, in connection with their entry into new or extended employment agreements, or under other circumstances that the Compensation Committee considers appropriate.
Base Salary
Base salary represents the fixed portion of an executive officer’s compensation and is intended to provide compensation for expected day-to-day performance. An executive officer’s base salary is initially determined upon hire or promotion based on the executive officer’s responsibilities, prior experience, and salary levels of other executives within Expedia Group and similarly situated executives at comparable companies. Mr. Kern has not received a base salary since his appointment as an executive officer of the Company in June 2018.
Base salary is typically reviewed annually, at the time of the executive’s hire, promotion or expansion in responsibilities, or entry into a multi-year employment agreement, at which time management makes recommendations to the Compensation Committee based on consideration of a variety of factors, including:

•	the executive’s total compensation relative to other executives in similarly situated positions;

•	individual performance of the executive;

•	the executive’s responsibilities, prior experience, including any additional compensation such as signing bonuses or relocation benefits;

•	the terms of the executive’s employment agreement, if any;

•	general economic conditions and specific company financial performance;

•	competitive compensation market data, when available; and

•	the recommendations of the Vice Chairman/Chief Executive Officer, or Chairman/Senior Executive other than in connection with their own compensation
2019 Annual Compensation Review. In February 2019, the Compensation Committee approved an increase in Mr. Pickerill’s base salary from $525,000 to $575,000, reflecting his performance since initially being appointed as the Company’s Executive Vice President and Chief Financial Officer in September 2017, and an increase in Mr. Soliday’s base salary from $329,600 to $339,488, reflecting a standard market-based increase. Base salaries for Messrs. Diller, Okerstrom and Dzielak remained unchanged. Mr. Hart’s base salary was $425,000 at the time of his appointment as acting Chief Financial Officer and was not changed in connection with his assumption of that role.
Annual Cash Bonuses
Cash bonuses are granted to recognize and reward an individual’s annual contribution to Company performance. Bonus target percentages for executive officers, other than the Chairman/Senior Executive, Vice Chairman/Chief Executive Officer, are generally established by the Compensation Committee, based on the recommendation of management, at the time of the executive’s hire, promotion, expansion in responsibilities, or entry into a multi-year employment agreement, and generally take into account the scope of an executive’s responsibilities and comparative market data.
Bonus target percentages for executives other than the Chairman/Senior Executive, Vice Chairman/Chief Executive Officer are generally reviewed by the Vice Chairman and Chief Executive Officer with the approval of the Chairman/Senior Executive and the Compensation Committee. In addition to annual bonuses related to performance, management may also recommend that the Compensation Committee grant bonuses to new executive officers upon hire or existing executive officers upon promotion or in connection with contractual severance rights. Expedia Group utilizes new hire bonuses to help attract highly skilled executives to Expedia Group and to offset an executive’s loss of incentive compensation from a prior employer.
At the time of the Compensation Committee’s approval of the 2019 cash bonuses to executive officers in February 2020, Mr. Dzielak had a target cash bonus of 100% of his base salary, Mr. Hart had a target cash bonus of 80% of his base salary, and Mr. Soliday had a target cash bonus of 50% of his base salary. At the time of his resignation as Chief Financial Officer of the Company in December 2019, Mr. Pickerill had a target cash bonus of 80% of his base salary. Mr. Diller does not, and Mr. Okerstrom during his tenure as Chief Executive Officer, did not have a target cash bonus percentage as their base salaries tended to be lower than executives in comparable roles and their annual bonus payments were highly variable. Mr. Kern has not received a salary or cash bonus since his appointment as an executive officer of the Company in June 2018.
When approving annual bonuses for executive officers, the Compensation Committee takes into account a variety of factors, including:

•	Expedia Group’s business and financial performance, including year-over-year performance;

•	the executive’s target cash bonus percentage, if any;

•	the executive’s individual performance;

•	the terms of the executive’s employment agreement or separation arrangements, if applicable;

•	the overall funding of the cash bonus pool;

•	amount of bonus relative to other Company executives;

•	general economic conditions;

•	competitive compensation market data, when available; and

•	the recommendations of the Vice Chairman/Chief Executive Officer and Chairman/Senior Executive, which do not include recommendations regarding their own compensation.
2019 Annual Cash Bonuses
On February 28, 2020, the Compensation Committee approved annual cash bonuses for Messrs. Dzielak, Hart and Soliday relating to performance in 2019. Consistent with his compensation structure since his appointment as Vice Chairman, Mr. Kern did not receive a 2019 cash bonus and Mr. Diller indicated to the Compensation Committee that he did not wish to be considered for an annual bonus for 2019.
The Compensation Committee considered a variety of factors when approving 2019 bonuses, including the factors noted above, with a particular focus on the Company’s 2019 full-year financial performance, including an 8% increase in revenue, an 8% increase in adjusted EBITDA, and a 6% increase in adjusted earnings per share growth, which in each case represented a significant deceleration in growth as compared with the prior-year period. The Compensation Committee also took into account the relative contributions made during the year by each named executive officer who received a cash bonus, including: (i) with respect to Mr. Dzielak, his consistent executive leadership in a time of significant change at senior management levels while continuing to oversee the Company’s legal and regulatory functions in a dynamic and evolving landscape, (ii) with respect to Mr. Hart, the performance of the business segment he led prior to his appointment as an executive officer, and (iii) with respect to Mr. Soliday, his solid performance overseeing the Company’s worldwide accounting function. Based on the totality of these considerations, the 2019 bonus awards to each of the named executive officers varied as a percentage of their target bonus values, but in all cases were significantly lower than the prior year in light on the Company’s 2019 financial performance as compared to the prior year. In addition, consistent with his employment agreement, Mr. Pickerill received a cash bonus for 2019 in connection with his termination of employment, which his described below in the section titled “Severance - Okerstrom and Pickerill 2019 Severance.”
Executive officer bonuses tend to be variable from year-to-year depending on the performance of the Company and individual factors including individual performance, changes in responsibilities or base salaries and target bonus percentages. Accordingly, we believe our executive officer bonus program provides strong incentives to reach the Company’s goals. The following table reflects 2019 target bonus percentages and values (taking into account salary and target bonus percentage changes during 2019), as well as actual 2019 bonuses paid for each named executive officer:

	Target Bonus Percentage	Target Bonus Value	2019 Annual Cash Bonus
Barry Diller	--	--	$0
Peter Kern	--	--	$0
Robert Dzielak	100%	$700,000	$700,000
Eric Hart	80%	$210,042	$100,000
Lance Soliday	50%	$168,920	$127,000
Mark Okerstrom	--	--	$0
Alan Pickerill	80%	$422,419	$336,000
The cash bonuses described above are reflected in the “Bonus” column of the table titled “2019 Summary Compensation Table” in the section below titled “Executive Compensation.”
Equity Compensation
Equity compensation is designed to align executive compensation with the interests of our stockholders and the long-term performance of Expedia Group. Equity compensation awards link compensation to financial performance because the value of equity awards ultimately depends on Expedia Group’s stock price. In 2020, to further strengthen the alignment of equity compensation to Company performance, the Company adopted broad-based awards of performance-based restricted stock units to senior executives. Equity compensation awards are also an important employee retention tool because they generally vest over a multi-year period, subject to continued service by the award recipient.
Equity awards are typically granted to executive officers upon hire, promotion, in connection with the Company’s annual compensation review or entry into a multi-year employment agreement. Until 2018, stock option awards were generally utilized as Expedia Group’s primary equity compensation vehicle for executives, but restricted stock units (“RSUs”) were also utilized from time to time at the time of hire to replace forfeited equity of a prior employer and pursuant to individually negotiated arrangements and special circumstances. In connection with the 2017 annual compensation review process, the Company introduced a new program that permitted employees below senior management levels to elect to receive equity compensation in the form of stock options, RSUs, or a combination of both and the equity choice program was expanded to include senior executives of the Company, other than the Chairman and Chief Executive Officer, in connection with the 2018 annual compensation review process.
In 2019, the Company transitioned to the use of RSUs as the primary equity compensation vehicle for all employees, including executives. The transition was made in part as a response to the preferences expressed by employees under the equity choice program and in order to ensure the Company remains competitive in recruiting, motivating and retaining talented executives and employees, particularly against key local labor competitors and to reduce the dilutive impact of equity awards made to our executives (relative to stock options), while still aligning the interests of our executives with those of our stockholders.
From time-to-time, stock option and RSU awards granted to our senior executives have also been made subject to stock price performance goals in order to further align our executives’ interests with our pay-for-performance objectives and those of our stockholders. Most recently, senior executives received 50% of their fiscal year 2020 annual equity compensation awards in the form of performance-based restricted stock units (“PSUs”). A base number of PSUs was communicated to each executive, with ultimate settlement based on the compound annual stock price growth rate using the closing price of the Company’s common stock on the grant date as the starting price and an ending price based on a 30-day trailing average through December 31, 2021 for 50% of the PSUs and through December 31, 2022 for the remaining 50% of the PSUs. The following are the payout percentages for the 2020 PSU awards, with payout percentages between points determined by linear interpolation:

Compound Annual Growth Rate	Payout %
<5%	0% for Mr. Kern 50% for Executives other than Mr. Kern
5%	50%
10%	100%
15% or higher	150%
We expect to continue to evaluate the appropriate form of equity-based incentive awards as market conditions evolve.
Annual Review Equity Award Process. Management generally recommends annual equity awards in the first quarter of each year when the Compensation Committee meets to make determinations regarding annual bonuses for the last completed fiscal year and to set compensation levels for the current fiscal year. The meeting at which the Compensation Committee approves these awards is generally scheduled several months in advance and timed to occur after the public disclosure of Expedia Group’s prior year financial statements.
The Compensation Committee reviews various factors considered by management when establishing Expedia Group’s equity grant pool, which for 2019 included:

•	Expedia Group’s 2018 business and financial performance;

•	potential dilution rates, taking into account projected headcount changes and employee turnover;

•	non-cash compensation as a percentage of adjusted EBITDA;

•	equity compensation utilization by peer companies;

•	general economic conditions; and

•	competitive compensation market data regarding individual executive award values.
For specific grants to executive officers, management makes recommendations based on a variety of factors, including:

•	individual performance, scope of role and future potential of the executive;

•	the overall size of the equity grant pool;

•	individual award value relative to other Company executives for purposes of assessing internal pay equity;

•	the grant date and realizable value of previous grants and amount of outstanding unvested equity awards;

•	competitive compensation market data, where comparable; and

•	the recommendations of the Chairman, Vice Chairman/Chief Executive Officer, as applicable other than in connection with their own compensation.
Prior to July 26, 2019, the Section 16 Committee approved the grants of equity compensation to executive officers and the Compensation Committee approved grants of equity compensation to non-executive officers. Since July 26, 2019, the Compensation Committee approves all grants of equity compensation, although no grants were made between July 26, 2019 and September 10, 2019. The annual corporate performance factors relevant to setting bonus amounts, while considered, are generally less relevant in determining the type and level of equity awards, as the awards tend to be more forward looking, and are a longer-term retention and reward instrument relative to our annual bonuses.
February 2019 Annual Review Equity Awards for Executive Officers other than Mr. Kern. In February 2019, the Company completed its 2019 annual compensation review process and each of the named executive officers other than Mr. Kern received an award of RSUs that vest 25% on February 15, 2020 and an additional 6.25% on the 15th day of the second month of each of the next 12 fiscal quarters. In connection with the annual review stock awards granted to the named executive officers, the Section 16 Committee reviewed, with input from Mr. Okerstrom in the case of Messrs. Dzielak and Soliday, and Mr. Diller in the case of Mr. Okerstrom, the individual performance of each executive and the factors described above in relation to the establishment of the Expedia Group-wide equity grant pool and specific equity award grants. As he was not then an executive officer of the Company, the Compensation Committee approved Mr. Hart’s annual equity award only, based on management’s recommendation.
March 2019 Annual Review Equity Award for Mr. Kern. In March 2019, the Section 16 Committee also approved the following long-term equity grants to Mr. Kern, the vesting of which are subject to Mr. Kern’s continued employment or provision of services to the Company:

•
an award of 30,000 RSUs that vest on February 28, 2022, subject to satisfaction of a stock price goal of $180 (a 48% increase to the closing price of Expedia Group’s common stock on the date of grant), measured on the basis of the average of the closing prices of the Company’s common stock for either the six or twelve-month period immediately preceding February 28, 2022 (the “First Kern Award”); and

•
an award of 20,000 RSUs that vest on February 28, 2022, subject to satisfaction of a stock price goal of $200 (a 64% increase to the closing price of Expedia Group’s common stock on the date of grant), measured on the basis of the average of the closing prices of the Company’s common stock for either the six or twelve-month period immediately preceding February 28, 2022 (the “Second Kern Award” and together with the First Kern Award, the “Kern RSU Awards”)

Upon a termination of Mr. Kern’s employment by the Company without cause (other than by reason of his death or disability) or resignation by Mr. Kern for Good Reason, the Kern RSU Awards will vest on a pro-rated basis for each full month from the date of grant to the first anniversary of the termination date and subject to the achievement of the applicable stock price goal. For the purposes of the Kern RSU Awards only, the definition of good reason includes (in addition to other triggers) the current Chairman and Senior Executive no longer serving in that or a similar role.

In approving the Kern RSU Awards, the Section 16 Committee considered the factors described above in relation to the establishment of the Expedia Group-wide equity grant pool and specific equity award grants, as well as Mr. Kern’s participation in strategic oversight of the Company and the fact that he does not receive either a base salary or cash bonus compensation. As a result of the stock price performance goals applied to the Kern RSU Awards, which represent Mr. Kern’s entire 2019 Expedia Group executive compensation package, and the Company’s subsequent stock price performance, the current realizable value of Mr. Kern’s 2019 compensation is $0, further demonstrating alignment of executive compensation with the interests of stockholders and the long-term performance of Expedia Group.
December 2019 Promotion RSU Award for Mr. Hart and Retention RSU Award for Mr. Dzielak. On December 6, 2019, Mr. Dzielak and Mr. Hart each received an award of 2 and 3-year cliff vest RSUs in connection with the Company’s organizational restructuring. Mr. Hart’s RSU award related to his appointment to the role of Chief Strategy Officer and Mr. Dzielak’s award was a retention award that recognized his key executive leadership role within the Company’s new organizational structure.
The 2019 equity grants to the named executive officers described above are reflected in the table titled “2019 Grants of Plan-Based Awards” in the section below titled “Executive Compensation.”
Other Compensation
In addition to the primary elements of compensation (base salary, cash bonuses and equity awards) described above, the named executive officers may also receive compensation in the following forms:

•
401(k) Match: All domestic Expedia Group employees, including executives, who participate in Expedia Group’s 401(k) Retirement Program are eligible for Company matching contributions. Expedia Group matches 50% of each dollar a participant contributes, up to the first 6% of eligible compensation, subject to applicable Internal Revenue Service limits.

•
Personal Use of Corporate Aircraft: Executives may receive benefits attributable to the personal use of certain aircraft, including aircraft jointly owned by Expedia Group and IAC. Pursuant to Company policy, Mr. Diller is required to travel on corporate aircraft for business and personal purposes, and the Company’s Chief Executive Officer and other senior executives are encouraged to travel on corporate aircraft for business and personal purposes when doing so would serve the interests of the Company. In addition to serving general security interests, this means of travel permits Mr. Diller and other executives to travel non-stop and without delay, to remain in contact with Expedia Group while traveling, to change plans quickly in the event Company business requires, and to conduct confidential Company business while flying, be it telephonically, by email or in person. These interests are furthered on both business and personal flights, as Mr. Diller and other executives typically provide services to Expedia Group while traveling in either case. Nonetheless, the incremental cost to Expedia Group of each executive’s travel for personal purposes during 2019 is reflected as compensation from Expedia Group, and is taken into account in establishing each executive’s overall compensation package. For personal use of Company-owned aircraft during 2019, Mr. Okerstrom reimbursed the Company for the incremental cost to the Company of his personal use of the aircraft. See the disclosure under the section “Relationships Involving Significant Stockholders, Named Executives and Directors-Relationships Involving Mr. Okerstrom” in “Certain Relationships and Related Person Transactions, and Director Independence.”

•
Security. From time to time the Company may provide personal security services to executive officers based on the recommendations of our security personnel. During 2019, the Company provided such services to Mr. Okerstrom in connection with his personal travel on one occasion.

In addition, in light of Mr. Diller’s senior role at both companies, Expedia Group and IAC have agreed to share certain expenses associated with the provision of personal benefits to Mr. Diller, including the use of automobiles for personal purposes and certain office space and IT equipment used by individuals who work for Mr. Diller personally. Expedia Group and IAC each cover 50% of the costs, which reflects the current allocation of actual time spent by Mr. Diller between the two companies.
Other Executive Compensation Practices and Policies
Stock Ownership Policy
To further align the interests of Expedia Group senior management and Expedia Group stockholders, the Company has adopted a Stock Ownership Policy that specifies a number of shares that the Chief Executive Officer and members of the Company’s senior leadership team (other than the Chairman and Vice Chairman) are expected to accumulate and hold by the later of five years from the date of hire or promotion into an eligible position (the “Ownership Target Date”). Unexercised stock options and unvested RSUs are not counted toward compliance with the minimum stockholding target.
The Stock Ownership Policy also includes stock retention provisions. Prior to the Ownership Target Date, if eligible executives have not met their stockholding requirement, they are required to retain 25% of the net shares received from any exercised options or any vested restricted stock units until they have met their stockholding target. “Net shares” are the shares remaining after payment of the exercise price and/or withholding of taxes. If executives subject to the Stock Ownership Policy have not met their stockholding requirement on the Ownership Target Date, the net-share retention percentage may be increased until they have met their minimum stockholding target.
The Stock Ownership Policy minimum stockholding targets in effect for the named executive officers in 2019 were 200,000 shares for Mr. Okerstrom, 60,000 shares for Messrs. Dzielak, Hart and Pickerill, and 15,000 for Mr. Soliday. Messrs. Dzielak and Soliday have not met their respective minimum stockholding targets and are therefore required to retain 25% of the net shares received from any exercised options or vesting of RSU awards.
Hedging & Pledging Policy
The Expedia Group Securities Trading Policy prohibits employees, including executive officers and directors, from engaging in short sales with respect to Expedia Group securities or the purchase, sale or issuance of options or rights relating to Expedia Group securities. This prohibition extends to various forms of hedging or monetization transactions. While not prohibited, pledges of Expedia Group securities by employees, including executive officers and directors, require pre-approval by the Company’s legal department.
Incentive Compensation Clawback Policy
In March 2018, the Board of Directors adopted, and delegated authority to the Compensation Committee to administer, an Incentive Clawback Policy that applies to compensation granted to current and former executives after January 1, 2018. The Incentive Clawback Policy provides that in the event of either (i) a material accounting restatement resulting from material noncompliance with financial reporting requirements, or (ii) misconduct that involves a material violation of law or the Company’s policies resulting in significant harm to the Company, the Compensation Committee is authorized to recover any excess incentive compensation that was received by certain employees, including current and former executive officers, taking into account such factors as the Compensation Committee deems appropriate. In addition, equity award agreements for all employees, including the named executive officers, provide for the recovery of equity-based compensation realized during the two years prior to an employee’s termination of employment for cause.
Tax Deductibility of Compensation
Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) generally imposes a $1 million limit on the amount that a public company may deduct for compensation paid to the company’s applicable named executives. Prior to the Tax Cuts and Jobs Act of 2017 (the “Tax Act”), this limitation did not apply to compensation that met the tax code requirements for “qualifying performance-based” compensation. Following enactment of the Tax Act, compensation paid to our applicable executive officers in excess of $1 million will not be deductible, subject to an exception for specified compensation provided pursuant to a binding written contract in effect as of November 2, 2017 that meets the requirement for grandfathered treatment. Additionally, under applicable Internal Revenue Service rules, the personal use of corporate aircraft leads to a disallowance of the deduction by Expedia Group for tax purposes of certain airplane-related costs. The Compensation Committee intends to continue to consider the potential impact of Section 162(m) of the Code on compensation decisions, but believes that stockholder interests are best served if its discretion and flexibility in awarding compensation is not restricted, even though some compensation awards may result in non-deductible compensation expenses.
Change in Control
Under the Expedia Group 2005 Plan, the named executive officers are entitled to accelerated vesting of equity awards in the event of a change in control of Expedia Group. The Compensation Committee has approved changes to the Expedia Group 2005 Plan that would limit the circumstances entitling executive officers to accelerated vesting of future equity awards in the event of a change in control. The Board intends to submit the amendment to the Expedia Group 2005 Plan including such changes as a proposal for stockholder approval at the 2020 Annual Meeting.
Severance
Employment Agreements. Each of Messrs. Dzielak and Hart have, and Messrs. Okerstrom and Pickerill had prior to their termination of employment, employment agreements with Expedia Group pursuant to which, in the event of a qualifying termination and subject to the executive executing a release of claims agreement:

•
Expedia Group will continue to pay base salary to (i) Messrs. Okerstrom and Pickerill through the longer of the end of the term of the employment agreement (subject to a maximum of 36 months for Mr. Okerstrom only) and 12 months, (ii) to Mr. Dzielak for 12 months, except that Expedia Group may, at its sole discretion, choose to extend the payment period to 18 months (whether 12 or 18 months, the “Dzielak Continuation Period”), and (iii) to Mr. Hart for 12 months, in each case payable in equal biweekly installments and provided that such payments will be offset by any amount earned by the executive from another employer during the relevant period;

•
Expedia Group will consider in good faith the payment of discretionary bonuses on a pro rata basis for the year in which termination of employment occurs, payable in a lump sum at the time such annual bonus would otherwise have been paid;

•
Expedia Group will pay an amount equal to COBRA health insurance coverage for a period of 12 months for Messrs. Okerstrom, Pickerill and Hart, and for the Dzielak Continuation Period for Mr. Dzielak, in each case payable in a lump sum;

•
except as described below with respect to certain long-term incentive stock option awards, all equity holdings that otherwise would have vested during the 12-month period following termination of employment will accelerate, provided that equity awards that vest less frequently than annually will be treated as though such awards vested annually; and

•
Messrs. Okerstrom, Pickerill, Dzielak and Hart will have 18 months following the date of termination to exercise any vested stock options (including stock options accelerated pursuant to the terms of the executive’s employment agreement) or, if earlier, through the scheduled expiration date of the options.

Non-Competition & Non-Solicitation Provisions. Messrs. Okerstrom, Pickerill, Dzielak and Hart will be restricted from competing with the Company and from soliciting Company employees and business partners during a period following termination of their employment for any reason. For Messrs. Okerstrom and Pickerill the applicable non-compete and non-solicitation period is the longer of the term of their employment agreement and eighteen months, for Mr. Dzielak it is the Dzielak Continuation Period, and for Mr. Hart it is 12 months.
Offset Provisions. Any cash payments made in connection with the severance provisions described above will be offset by any cash amounts earned from other employers during the applicable time period.
Equity Award Agreements. Upon an executive’s termination of employment by the Company without cause (other than by reason of death or disability) or resignation by the executive for good reason, certain equity awards vest on a pro-rated basis for each full month from the date of grant to the applicable termination date (or, in the case of Messrs. Okerstrom and Kern only, the first anniversary of the termination date) and, in the case of such equity awards subject to satisfaction of a stock price goal, subject to the achievement of such stock price goal. Equity awards with special monthly pro-rated severance provisions include:

•	performance-based and service-based stock options granted to Mr. Okerstrom on March 7, 2016;

•	performance-based options granted to Mr. Okerstrom on September 15, 2017;

•	performance-based options granted to Messrs. Okerstrom, Dzielak and Pickerill on March 2, 2018;

•	cliff-vest options granted to Messrs. Dzielak and Pickerill on March 2, 2018; and

•	cliff-vest RSUs granted to Mr. Kern on August 17, 2018 and March 7, 2019.
The foregoing arrangements are intended to attract and retain qualified executives who may have other employment alternatives that may appear to them to be less risky absent these arrangements.
Death or Disability. In August 2019, the Compensation Committee amended the terms of all outstanding equity awards, including those held by the named executive officers, to provide for the accelerated vesting of unvested equity awards held by an employee in the event of a termination of employment due to death or disability (as such termination is described in the Expedia Group 2005 Plan), provided that the aggregate value of all such accelerated awards held by an employee upon his or her death or disability may not exceed $1,000,000.
Okerstrom and Pickerill 2019 Severance. In connection with their respective qualifying terminations in December 2019, Messrs. Okerstrom and Pickerill each executed a release of claims agreement and received the contractual benefits described above. Having considered in good faith the payment of discretionary bonuses on a pro rata basis, Mr. Pickerill received a 2019 cash bonus payment of $336,000 a 34% reduction from the prior year and Mr. Okerstrom did not receive a 2019 cash bonus payment. For Messrs. Okerstrom and Pickerill the 2019 business payments reflected their respective roles and the Company’s 2019 financial and operating performance.
For a description and quantification of these termination and change in control benefits, please see the section below titled “Executive Compensation-Potential Payments Upon Termination or Change in Control.”
Recent Developments. In the first quarter of 2020, Mr. Diller elected to forego his base salary for the remainder of 2020 in light of the COVID-19 pandemic, and Mr. Kern agreed to continue to forego his base salary. In addition, Mr. Diller did not receive an annual equity award in connection with the 2020 annual compensation review process. As noted above, neither Mr. Diller nor Mr. Kern received a cash bonus with respect to 2019.
On April 23, 2020, the Company announced that the Expedia Group Board of Directors had unanimously approved the appointment of Peter Kern as Expedia Group’s Chief Executive Officer, and the appointment of Eric Hart as Expedia Group’s Chief Financial Officer. Mr. Kern continues to also serve as Vice Chairman and as a member of the Company’s Board of Directors and Mr. Hart continues to also serve as the Company’s Chief Strategy Officer. On the same date, the Company also announced that base salaries for Expedia Group’s senior executives would be reduced by 25% for the remainder of 2020.

Compensation Committee Report
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis. Based on this review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and in the Company’s 2020 proxy statement.
Members of the Compensation Committee:
Chelsea Clinton (Chair)
Craig A. Jacobson

EXECUTIVE COMPENSATION

2019 Summary Compensation Table
The table below sets forth certain information regarding the total compensation earned by our named executive officers in 2019, as well as equity awards made to our named executive officers during 2019.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
Barry Diller	2019	465,000	—	5,093,844	—	833,228	6,392,072
Chairman and Senior Executive	2018	465,000	2,500,000	—	—	652,100	3,617,100
	2017	465,000	1,000,000	—	6,840,950	560,895	8,866,845
Peter M. Kern	2019	—	—	1,879,500	—	45,000	1,924,500
Vice Chairman and Chief Executive Officer	2018	43,764	—	6,809,927	—	45,000	6,898,691

Eric M. Hart	2019	374,731	100,000	1,712,312	—	8,804	2,195,847
Chief Financial Officer and Chief Strategy Officer

Robert J. Dzielak	2019	700,000	700,000	3,495,107	—	8,231	4,903,338
Chief Legal Officer and Secretary	2018	680,769	925,000	1,295,223	4,290,208	5,788	7,196,988
	2017	595,193	600,000	—	2,007,402	5,683	3,208,278
Lance Soliday	2019	337,587	127,000	458,401	—	9,568	932,556
Senior Vice President, Chief Accounting Officer and Controller	2018	327,754	175,000	—	437,747	6,202	946,703
	2017	313,269	132,530	—	336,641	6,052	788,492
Mark D. Okerstrom	2019	980,769	—	10,187,688	—	94,095	11,262,552
Former President and Chief Executive Officer	2018	1,000,000	3,000,000	—	9,078,946	10,616	13,089,562
	2017	824,039	1,250,000	3,480,000	25,158,318	8,100	30,720,457
Alan R. Pickerill	2019	554,327	—	2,292,129	—	379,717	3,226,173
Former Executive Vice President, Chief Financial Officer, Treasurer	2018	510,577	512,500	1,028,801	3,253,570	7,087	5,312,535
	2017	346,654	325,000	—	2,009,143	6,202	2,686,999

(1)	Reflects base salary earned during the relevant fiscal year.

(2)	Reflects annual cash bonuses paid to named executive officers for performance in the relevant fiscal year.

(3)
Reflects aggregate grant date fair value of awards granted in the year indicated, computed in accordance with FASB ASC Topic 718, and in accordance with the assumptions described in the “Stock-Based Compensation” section of “Note 2 - Significant Accounting Policies” in the notes to consolidated financial statements in the Company’s most recent Form 10-K. The grant date fair value of awards reflects an estimate as of the grant date and may not correspond to the actual value that will be recognized by the named executive officers. Upon termination of employment, each of Mr. Okerstrom and Mr. Pickerill forfeited 45,680

RSUs (the fair value of which were $5,730,637 on the date of grant) and 10,278 RSUs (the fair value of which were $1,289,393 on the date of grant), respectively, that were granted to them in 2019.

(4)	Additional information regarding certain components of amounts reflected in the “All Other Compensation” is as follows:

	Barry Diller	Peter M. Kern	Eric M. Hart	Robert J. Dzielak	Lance A. Soliday	Mark D. Okerstrom	Alan R. Pickerill
Corporate Aircraft(a)	$762,705	—	—	—	—	—	—
401(k) Company Match(b)	—	—	$8,804	$8,231	$9,568	$7,192	$8,659
Miscellaneous(c)	$70,523	$45,000	—	—	—	$31,672	—
Severance(d)	—	—	—	—	—	$55,231	$371,058

(a)
Reflects the incremental cost to Expedia Group for personal use of corporate aircraft jointly owned by each of Expedia Group and IAC (or charter aircraft in the event the jointly-owned aircraft are temporarily unavailable). In 2019, the incremental cost to Expedia Group for Messrs. Diller’s personal use of these aircraft is based on the average variable operating cost to Expedia Group. Variable operating costs include fuel, certain maintenance costs, navigation fees, onboard catering, landing fees, crew travel expenses and other miscellaneous variable costs. The total annual variable costs are divided by the annual number of hours such aircraft flew to derive an average variable cost per hour. This average variable cost per hour is then multiplied by the hours flown for personal use (for the jointly-owned aircraft, including repositioning flights, commonly referred to as “deadhead” flights), to derive the incremental cost. We do not include fixed costs that do not change based on usage, such as pilots’ salaries, purchase costs, insurance, scheduled maintenance and non-trip-related hangar expenses in the case of the jointly-owned aircraft. For personal use of the corporate aircraft during 2019, Mr. Okerstrom reimbursed the Company an amount permitted under Federal Aviation Administration regulations for his personal use of the aircraft. Executive officers occasionally have family members or other guests accompany them on business and personal trips, at minimal incremental cost to the Company. While travel by family members or other guests does not result in any incremental cost to the Company, such travel does result in the imputation of taxable income to such executive officers, the amount of which is calculated in accordance with applicable Internal Revenue Service regulations. See the section above titled “Compensation Discussion and Analysis- Compensation Program Elements-Other Compensation” for a description of the Company’s policy regarding the personal use of Company aircraft by executive officers.

(b)
Represents matching contributions of Expedia Group under the Company’s 401(k) Retirement Savings Plan. Under this plan as in effect through December 31, 2019, Expedia Group matches $0.50 for each dollar a participant contributes, up to the first 6% of eligible compensation, subject to limits imposed by the Internal Revenue Code.

(c)
For Mr. Diller, “Miscellaneous” represents the total amount of other benefits provided to Mr. Diller, none of which individually exceeded 10% of the total value of all perquisites and personal benefits. In connection with the IAC/Expedia Group Spin-Off, Expedia Group and IAC agreed that, in light of Mr. Diller’s senior role at both companies and his anticipated use of certain resources for the benefit of both companies, certain expenses associated with such usage would be shared between Expedia Group and IAC. Mr. Diller is provided with the use of certain automobiles for business and personal purposes and certain IAC-owned office space and IT equipment for use by certain individuals who work for Mr. Diller personally. In 2019, Expedia Group and IAC covered 50% and 50% of these costs, respectively. For Mr. Okerstrom, “Miscellaneous” represents the cost of certain personal security services paid by the Company for Mr. Okerstrom and his family when traveling outside of the U.S. For Mr. Kern, “Miscellaneous” represents the cash compensation received for service on the trivago N.V. Supervisory Board in 2019.

(d)
For Mr. Okerstrom, “Severance” represents one salary continuation payment of $19,231 that occurred in 2019 and a payment of $36,000 to cover the cost of continuing health coverage under COBRA. For Mr. Pickerill, “Severance” represents one salary continuation payment of $11,058 that occurred in 2019, a payment of $24,000 to cover the cost of continuing health coverage under COBRA, and pro-rata annual cash bonus for 2019 in the amount of $336,000. See “2019 Option Exercises and Stock Vested” for amounts related to the acceleration of vesting for stock awards upon Mr. Okerstrom and Mr. Pickerill’s respective terminations of employment.

2019 Grants of Plan-Based Awards
During fiscal year 2019, the Compensation Committee or Section 16 Committee, as appropriate, approved RSU awards to the named executive officers as follows:

Name	Grant Date	Closing Market Price on Date of Grant ($)	Estimated Future Payouts Under Equity Incentive Plan Awards(#)(2)	Grant Date Fair Value of Awards ($)(5)
Barry Diller-Incremental Vesting RSUs	02/28/2019	123.31	40,604	5,093,844
Peter M. Kern-Performance RSUs(1)	03/07/2019	123.16	30,000	1,248,900
Peter M. Kern-Performance RSUs(1)	03/07/2019	123.16	20,000	630,600
Eric M. Hart-Incremental Vesting RSUs	02/28/2019	123.31	4,060	509,334
Eric M. Hart-Incremental Vesting RSUs	12/06/2019	107.58	11,828	1,202,978
Robert J. Dzielak-Incremental Vesting RSUs	02/28/2019	123.31	18,271	2,292,129
Robert J. Dzielak-Incremental Vesting RSUs	12/06/2019	107.58	11,828	1,202,978
Lance A. Soliday-Incremental Vesting RSUs	02/28/2019	123.31	3,654	458,401
Mark D. Okerstrom-Incremental Vesting RSUs	02/28/2019	123.31	81,208(3)	10,187,688
Alan R. Pickerill-Incremental Vesting RSUs	02/28/2019	123.31	18,271(4)	2,292,129

(1)
Represents the number of shares of Expedia Group common stock to be issued on the vesting date of February 28, 2022 upon satisfaction of the conditions to vesting, including continued employment and satisfaction of stock price goals of $180 for the RSU award subject to 30,000 shares and $200 for the RSU award subject to 20,000 shares, without taking into account shares withheld to cover taxes, if any.

(2)
Represents the number of shares of Expedia Group common stock to be issued upon satisfaction of the conditions to vesting, without taking into account shares withheld to cover taxes, if any. The Incremental Vesting RSUs awarded on February 28, 2019 to Mr. Diller, Mr. Hart, Mr. Dzielak, and Mr. Soliday vested 25% on February 15, 2020 and will vest 6.25% on the 15th day of the second month of each of the next 12 fiscal quarters, subject to the executive’s continued employment with the Company. The Incremental Vesting RSUs awarded on December 6, 2019 to Mr. Hart and Mr. Dzielak vest 50% on December 15, 2021 and 50% on December 15, 2023.

(3)
Represents the number of shares of Expedia Group common stock that were granted to Mr. Okerstrom on February 28, 2019, 35,528 of which were accelerated and vested on December 6, 2019 and 45,680 of which were forfeited on the date of termination of employment.

(4)
Represents the number of shares of Expedia Group common stock that were granted to Mr. Pickerill on February 28, 2019, 7,993 of which were accelerated and vested on December 6, 2019 and 10,278 of which were forfeited on the date of termination of employment.

(5)	These amounts reflect an estimate of the grant date fair value and may not correspond to the actual value that will be recognized by the named executive officers.

Outstanding Equity Awards at 2019 Year-End
The following table provides information regarding the holdings of stock options and RSUs by the named executive officers as of December 31, 2019. The market value of the RSUs is based on the closing price of Expedia Group common stock on the Nasdaq Stock Market on December 31, 2019, the last trading day of the year, which was $108.14.

		Option Awards				Stock Awards
						Equity Incentive Plan Awards:
Name	Grant Date(1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Barry Diller	03/13/2013	100,000(2)	—	65.75	03/13/2020	—	—
	02/26/2014	100,000(2)	—	78.52	02/26/2021	—	—
	02/27/2015	150,000(3)	—	91.75	02/27/2022	—	—
	02/25/2016	112,500	37,500(3)	105.13	02/25/2023	—	—
	02/28/2017	75,000	75,000(3)	119.04	02/28/2024	—	—
	02/28/2019					40,604(5)	4,390,917
Peter M. Kern	03/06/2017	49,424	24,711(15)	12.14	12/20/2024	—	—
	06/01/2017	—	—	—	—	580(13)	62,721
	12/20/2017	41,840	83,680(15)	7.17	12/20/2024	—	—
	06/01/2018	—	—	—	—	1,377(13)	148,909
	08/17/2018	—	—	—	—	50,000(14)	5,407,000
	02/08/2019	—	—	—	—	33,389(16)	87,479
	03/07/2019	—	—	—	—	30,000(17)	3,244,200
	03/07/2019	—	—	—	—	20,000(17)	2,162,800
Eric M. Hart	02/26/2014	20,000(2)	—	78.52	02/26/2021	—	—
	02/27/2015	18,000(3)	—	91.75	02/27/2022	—	—
	02/25/2016	15,000	5,000(3)	105.13	02/25/2023	—	—
	02/28/2017	6,521	6,522(3)	119.04	02/28/2024	—	—
	03/02/2018	4,751	14,253(3)	104.50	03/02/2025	—	—
	05/30/2017	—	—	—	—	1,030(4)	111,384
	02/28/2019	—	—	—	—	4,060(5)	439,048
	12/06/2019	—	—	—	—	11,828(6)	1,279,080
Robert J. Dzielak	03/13/2013	25,232(2)	—	65.75	03/13/2020	—	—
	02/26/2014	65,000(2)	—	78.52	02/26/2021	—	—
	02/27/2015	65,000(3)	—	91.75	02/27/2022	—	—
	02/25/2016	52,500	17,500(3)	105.13	02/25/2023	—	—
	02/28/2017	35,000	35,000(3)	119.04	02/28/2024	—	—
	03/02/2018	20,251	60,753(3)	104.50	03/02/2025	—	—
	03/02/2018	—	40,502(10)	104.50	03/02/2025	—	—
	03/02/2018	—	51,280(11)	104.50	03/02/2025	—	—
	03/02/2018	—				9,561(3)	1,033,927
	02/28/2019	—				18,271(5)	1,975,826
	12/06/2019	—				11,828(6)	1,279,080

		Option Awards				Stock Awards
Lance A. Soliday	03/13/2013	3,000(2)	—	65.75	03/13/2020	—	—
	02/26/2014	9,000(2)	—	78.52	02/26/2021	—	—
	02/27/2015	7,500(3)	—	91.75	02/27/2022	—	—
	02/25/2016	5,793	1,932(3)	105.13	02/25/2023	—	—
	02/28/2017	5,869	5,870(3)	119.04	02/28/2024	—	—
	03/02/2018	4,275	12,828(3)	104.50	—	—	—
	02/28/2019	—	—	—	—	3,654(5)	395,144
Mark D. Okerstrom	03/13/2013	100,000(2)	—	65.75	03/13/2020	—	—
	02/26/2014	100,000(2)	—	78.52	02/26/2021	—	—
	03/06/2014	50,000(2)	—	74.71	03/06/2021	—	—
	02/27/2015	115,000(3)	—	91.75	02/27/2022	—	—
	02/25/2016	115,000(3)	—	105.13	02/25/2023	—	—
	03/07/2016	219,375(7)	—	105.39	03/07/2023	—	—
	03/07/2016	151,164(8)	—	105.39	03/07/2023	—	—
	02/28/2017	101,250(3)	—	119.04	02/28/2024	—	—
	09/15/2017	225,000(2)	—	142.13	09/15/2024	—	—
	09/15/2017	237,500(9)	—	142.13	09/15/2024	—	—
	03/02/2018	154,765(11)	—	104.50	03/02/2025	—	—
	03/02/2018	100,000(12)	—	104.50	03/02/2025	—	—
Alan R. Pickerill	02/26/2014	4,500(2)	—	78.52	02/26/2021	—	—
	02/27/2015	6,350(3)	—	91.75	02/27/2022	—	—
	02/25/2016	8,750(3)	—	105.13	02/25/2023	—	—
	02/28/2017	10,326(3)	—	119.04	02/28/2024	—	—
	09/15/2017	37,500(2)	—	142.13	09/15/2024	—	—
	03/02/2018	20,251(3)	—	104.50	03/02/2025	—	—
	03/02/2018	29,092(10)	—	104.50	03/02/2025	—	—
	03/02/2018	25,010(11)	—	104.50	03/02/2025	—	—

(1)	Represents the date on which the original grant was approved by the applicable compensation committee.

(2)	Options, or RSUs, as the case may be, vest in four equal annual installments commencing on the first anniversary of the grant date.

(3)	Options, or RSUs, as the case may be, vest in four equal installments commencing on February 15 in each of the first four years following the grant date.

(4)	RSUs vest in two equal installments on March 15, 2019 and March 15, 2020.

(5)	RSUs vest 25% on February 15 in the first year following the grant date and 6.25% each fiscal quarter thereafter until fully vested.

(6)	RSUs vest in two equal installments on December 15, 2021 and December 15, 2023.

(7)	Options vest in two equal installments on March 7, 2019 and March 7, 2021.

(8)
Options vest in full in one installment on September 30, 2021, subject to satisfaction of a stock price goal of $180, measured on the basis of the average of the closing prices of the Company’s common stock for either the six or twelve-month period immediately preceding September 30, 2021.

(9)
Options vest in full in one installment on September 15, 2021, subject to satisfaction of a stock price goal of $200, measured on the basis of the average of the closing prices of the Company’s common stock for either the six or twelve-month period immediately preceding September 15, 2021.

(10)	Options vest in two equal installments on March 2, 2020 and March 2, 2022.

(11)
Options vest in two equal installments: (a) 50% on September 15, 2021, subject to satisfaction of a stock price goal of $200, measured on the basis of the average of the closing prices of the Company’s common stock for either the six or twelve-month period immediately preceding September 15, 2021; and (b) 50% on September 30, 2021, subject to satisfaction of a stock price goal of $180, measured on the basis of the average of the closing prices of the Company’s common stock for either the six or twelve-month period immediately preceding September 30, 2021.

(12)	Options vest in full on March 2, 2022, the fourth anniversary of the grant date.

(13)	RSUs vest in three equal installments commencing on the first anniversary of the grant date.

(14)	RSUs vest in full on June 20, 2021.

(15)
Represents options to purchase American Depositary Shares of trivago N.V. granted pursuant to the trivago N.V. 2016 Omnibus Incentive Plan. Options vest in equal installments on each of the first three anniversaries of (i) January 3, 2017, for the option granted on March 6, 2017, or (ii) January 2, 2018, for the option granted on December 20, 2017.

(16)
Represents RSUs subject to American Depositary Shares of trivago N.V. granted pursuant to the trivago N.V. 2016 Omnibus Incentive Plan. RSUs vest one-third on January 2, 2020 and vest one-twelfth each quarter thereafter until the award is fully vested.

(17)
RSUs vest in full on February 28, 2022 subject to the satisfaction of a stock price performance goal of $180 for the RSU award subject to 30,000 shares and a stock price performance goal of $200 for the RSU award subject to 20,000 shares.

2019 Option Exercises and Stock Vested
The following table provides information regarding Expedia Group stock options exercised by and Expedia Group RSU awards vested for the named executive officers during 2019.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
Barry Diller	—	—	—	—
Peter M. Kern	—	—	2,016	231,840
Eric M. Hart	27,500	2,111,872	1,030	124,424
Robert J. Dzielak	10,000	694,396	6,084	771,208
Lance A. Soliday	10,000	623,708	—	—
Mark D. Okerstrom(4)	25,000	2,338,792	54,278	5,736,099
Alan R. Pickerill(5)	500	31,425	14,140	1,559,094

(1)
Represents the value of exercised options calculated by multiplying (i) the number of shares of Expedia Group’s common stock to which the exercise of the option related by (ii) the difference between the market price of Expedia Group’s common stock at exercise and the exercise price of the options.

(2)	Represents the gross number of shares acquired upon vesting of RSUs without taking into account any shares that may be withheld to satisfy applicable tax obligations.

(3)
Represents the value of vested RSUs calculated by multiplying the gross number of vested RSUs by the closing price of Expedia Group common stock on the Nasdaq Stock Market on the vesting date or if the vesting occurred on a day on which the Nasdaq Stock Market was closed for trading, the immediately preceding trading day.

(4)
Under the terms of Mr. Okerstrom's employment agreement, upon the date of termination of employment, 51,930 RSUs and 345,946 stock options were forfeited, and the vesting for certain equity awards was accelerated including 54,278 RSUs that vested immediately, the value of which was $5,839,227 on the date of termination, and 887,804 stock options that vested and became immediately exercisable, the value of which was $1,420,219 on the date of termination.

(5)
Under the terms of Mr. Pickerill's employment agreement, upon the date of termination of employment, 15,341 RSUs and 73,873 stock options were forfeited, and the vesting for certain equity awards was accelerated including 11,067 RSUs that vested immediately, the value of which was $1,190,588 on the date of termination, and 82,670 stock options that vested and became immediately exercisable, the value of which was $203,947 on the date of termination.

Potential Payments Upon Termination or Change in Control
Certain of our employment agreements, compensation plans, and equity award agreements entitle some of our named executive officers to salary continuation, accelerated vesting of equity awards and other severance benefits in the event of a change in control of the Company and/or upon the termination of the executive’s employment with Expedia Group under specified circumstances. These plans and agreements are described below as they apply to our named executive officers.
Employment Agreement Severance Provisions
Qualifying Termination. Each of Messrs. Hart and Dzielak have entered into an employment agreement with Expedia Group, pursuant to which, in the event of such executive’s termination of employment by the Company without cause (other than by reason of his death or disability) or by the executive for good reason (together, a “Qualifying Termination”) and subject to the executive executing a release of claims agreement:

•
Expedia Group will continue to pay base salary to Mr. Hart and Mr. Dzielak for 12 months, except that Expedia Group may, at its sole discretion, choose to extend the payment period for Mr. Dzielak to 18 months (whether 12 or 18 months, the “Dzielak Continuation Period”), in each case payable in equal biweekly installments and provided that such payments will be offset by any amount earned by the executive from another employer during the relevant period;

•
Expedia Group will pay an amount equal to COBRA health insurance coverage for a period of 12 months for Mr. Hart and for the Dzielak Continuation Period for Mr. Dzielak in each case payable in a lump sum;

•
except as described below under “Dzielak Long-Term Equity Awards,” all equity holdings that otherwise would have vested during the 12-month period following termination of employment will accelerate, provided that equity awards that vest less frequently than annually shall be treated as though such awards vested annually; and

•
Messrs. Hart and Dzielak will have 18 months following the date of termination to exercise any vested stock options (including stock options accelerated pursuant to the terms of the executive’s employment agreement) or, if earlier, through the scheduled expiration date of the options.

In addition, Messrs. Hart and Dzielak will be restricted from competing with the Company and from soliciting Company employees and business partners during a period following termination of their employment for any reason. For Mr. Hart the applicable period is 12 months, and in the case of Mr. Dzielak it is the Dzielak Continuation Period. Any cash payments made in connection with the severance provisions described above shall be offset by any cash amounts earned from another employer during the applicable time period.
As defined in the Hart and Dzielak employment agreements:

•
“Good reason” means the occurrence of any of the following without the executive’s consent (i) the Company’s material breach of any material provision of the executive’s employment agreement, (ii) the material reduction in the executive’s title, duties or reporting responsibilities, (iii) a material reduction in the executive’s base salary, or (iv) the relocation of the executive’s principal place of employment more than 50 miles outside of the Seattle metropolitan area, in each case, following a requisite notice and cure period in favor of the Company; and

•
“Cause” means the executive’s (i) plea of guilty or nolo contendere to, conviction for, or the commission of, a felony offense, (ii) material breach of a fiduciary duty owed to the Company or any of its subsidiaries, (iii) material breach of any of the covenants made pursuant to the executive’s employment agreement, (iv) willful or gross neglect of the material duties required by the executive’s employment agreement, or (v) knowing and material violation of any Company policy pertaining to ethics, legal compliance, wrongdoing or conflicts of interest, subject to certain qualifications.

Messrs. Diller, Kern, and Soliday do not have an employment agreement with the Company.
Expedia Group 2005 Plan Change in Control Equity Acceleration
Pursuant to the Expedia Group 2005 Plan, in the event of a change in control, outstanding stock options and RSUs held by employees with a title of Senior Vice President or above, including each of our named executive officers, will become fully vested and, in the case of options, fully exercisable (“Single Trigger Event”). With respect to a Single Trigger Event, any restrictions applicable to restricted stock and RSUs will lapse, and RSUs will be considered earned and payable in full and will be settled in cash or shares of Expedia Group common stock as promptly as practicable, except to the extent such settlement must be delayed pursuant to the rules and regulations of Section 409A of the Code.

The Expedia Group 2005 Plan defines a “change in control” as follows:

•
another party, other than Mr. Diller, Liberty Expedia, or their respective affiliates, acquires the beneficial ownership of at least 50% of the Company’s outstanding voting stock, with certain exceptions;

•
the members of the Board as of the date the Expedia Group 2005 Plan was adopted by the Board (the “incumbent Board members”) cease to constitute a majority of the Board (with replacement directors that are endorsed by a majority of the Company directors who are incumbent Board members generally counting as incumbent Board members);

•
the Company consummates a merger, reorganization or consolidation with another party, or the sale or other disposition of all or substantially all of the Company’s assets or the purchase of assets or stock of another entity (“Business Combination”), unless (A) all or substantially all of the beneficial stockholders of the Company immediately prior to such Business Combination retain more than 50% of the combined voting power of the outstanding voting securities of the entity resulting from the Business Combination in substantially the same proportions as their ownership of voting stock immediately prior to such Business Combination, (B) no person (excluding Mr. Diller, Liberty Expedia and their respective affiliates, any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination) beneficially owns more than a majority of the combined voting power of the then outstanding voting securities of such entity except to the extent that such ownership of the Company existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors (or equivalent governing body, if applicable) of the entity resulting from the Business Combination were incumbent members of the Company’s Board at the time of the initial agreement or Board action providing for such Business Combination; or

•	the Company’s stockholders approve the complete liquidation or dissolution of the Company.
Incremental Vesting Equity Awards
Other than new-hire grants or special equity awards, stock option and RSU awards granted to employees prior to 2019, including the named executive officers, have historically been subject to incremental vesting whereby 25% of the stock option or RSU award vests and, in the case of stock options, become exercisable in each of the four years following the grant, subject to continued service with the Company through each applicable vesting date (“Incremental Vesting Equity Awards”). RSU awards that were granted to employees in 2019, including the named executive officers, are subject to 25% vesting in the first year following the grant and 6.25% each quarter thereafter until fully vested, except in the case of the awards granted to Messrs. Hart and Dzielak in December 2019, which vest in two equal installments on December 15, 2021 and December 15, 2023.

Each of our named executive officers other than Mr. Kern held Incremental Vesting Equity Awards that were unvested as of December 31, 2019. In the event of a change in control, these equity awards vest as described in the section above titled “Expedia Group 2005 Plan Change in Control Equity Acceleration”, and, if applicable, in the section above titled “Employment Agreement Severance Provisions” upon a Qualifying Termination.
Kern Equity Awards
Initial RSU Award. In connection with his appointment as Vice Chairman of the Company, Mr. Kern was granted an award of 50,000 restricted stock units on August 17, 2018, with a vest date of June 20, 2021, subject to Mr. Kern’s continued employment with the Company (the “2018 Kern Cliff-Vest RSUs”).
2019 RSU Awards. On March 7, 2019, Mr. Kern was granted an award of 30,000 RSUs that are subject to Mr. Kern's continued employment with the Company and satisfaction of a stock price goal of $180 on February 28, 2022, and an award of 20,000 RSUs that are subject to Mr. Kern's continued employment with the Company and the satisfaction of a stock price goal of $200 on February 28, 2022 (the “2019 Kern Performance RSUs”).
In the event of a Qualifying Termination, or as a result of Mr. Kern’s death or disability, the 2018 Kern Cliff-Vest RSUs and the 2019 Kern Performance RSUs will vest on a pro-rated basis for each full month from the date of grant to the first anniversary of the termination date, in the case of the 2019 Kern Performance RSUs, subject to the achievement of the applicable stock price goal. For the purposes of the 2018 Kern Cliff-Vest RSUs and the 2019 Kern Performance RSUs, “good reason” also includes Mr. Diller no longer serving as Chairman and Senior Executive Officer of the Company (or comparable positions of and executive leadership).
Director RSUs. Prior to his appointment as Vice Chairman of the Company, Mr. Kern was entitled to receive standard non-employee director compensation in accordance with the Company’s compensation policies and practices for the Board, which included annual grants of restricted stock units on June 1 that vest in equal installments on the first three anniversaries of the grant date, subject to Mr. Kern’s continued service as a member of the Board (the “Kern Director RSUs”). In the event of a Change in Control (as defined in the Expedia Group 2005 Plan), the Kern Director RSUs will vest in full. If Mr. Kern ceases to be a member of the Board of Directors or otherwise provide services to the Company, the Kern Director RSUs will be forfeited.

Dzielak Long-Term Equity Awards
In addition to Incremental Vesting Equity Awards, Mr. Dzielak was granted the following long-term equity awards on March 2, 2018, with an exercise price of $104.50:

•
40,502 stock options that vest 50% on each of the second and fourth anniversaries of the date of grant, subject in all cases to the executive’s continued employment with the Company (the “2018 Dzielak Cliff-Vest Options”); and

•
51,280 stock options, that are subject to Mr. Dzielak’s continued employment with the Company and, with 50% of the grant subject to the satisfaction of a stock price goal of $200 on September 15, 2021, and with the remaining 50% of the grant subject to the satisfaction of a stock price goal of $180 on September 30, 2021, with satisfaction of the stock price goal measured on the basis of the average of the closing prices of the Company’s common stock for either the six or twelve-month period immediately preceding the applicable vest date (the “2018 Dzielak Performance Options” and together with the 2018 Dzielak Cliff-Vest Options, the “2018 Dzielak Long-Term Stock Option Awards”).

In the event of a Qualifying Termination, the 2018 Dzielak Long-Term Stock Option Awards will vest on a pro-rated basis for each full month from the date of grant to the termination date, in the case of the 2018 Dzielak Performance Options, subject to the achievement of the applicable stock price goal.
In the event of a Change in Control (as defined in the Expedia Group 2005 Plan), the 2018 Dzielak Long-Term Stock Option Awards will vest in full.
Estimated Potential Incremental Payments Upon Termination or Change in Control
The table below describes and quantifies certain amounts that would become payable to our named executive officers upon certain terminations of employment or change in control events, assuming that the relevant event occurred on December 31, 2019. These amounts, which exclude the effect of any applicable taxes, are based on:

•	the named executive’s base salary as of December 31, 2019;

•	the number of stock options or RSUs outstanding as of December 31, 2019; and

•	the closing price of Expedia Group common stock on December 31, 2019 ($108.14).
These amounts are estimates of the incremental amounts that would be paid out to the executive upon such relevant event. The actual amounts to be paid out can only be determined at the time of the relevant event, if any. In addition to these amounts, certain other amounts and benefits generally payable and made available to other Company employees upon a termination of employment, including payments for accrued but unpaid salary, will generally be payable to our named executives.

Name and Benefits	Qualifying Termination(1) ($)	Qualifying Termination & Stock Price Performance Goal Satisfied ($)	Change in Control(2) ($)
Barry Diller
Incremental Vesting Equity Awards	—	—	4,503,792
Total Estimated Incremental Value	—	—	4,503,792
Peter M. Kern
2018 Kern Cliff-Vest RSUs	4,505,869	—	5,407,000
2019 Kern Performance RSUs(3)		3,304,218	5,407,000
Director RSUs	—	—	211,630
Total Estimated Incremental Value	4,505,869	3,304,218	11,025,630
Eric M. Hart
Cash Severance (salary)	425,000	—	—
Health and Benefits	24,440	—	—
Incremental Vesting Equity Awards	655,554	—	1,896,443
Total Estimated Incremental Value	1,104,994	—	1,896,443
Robert J. Dzielak
Cash Severance (salary)(4)	1,050,000	—	—
Health and Benefits(4)	25,584	—	—
Incremental Vesting Equity Awards	1,655,164	—	4,562,648
2018 Dzielak Cliff-Vest Options	125,817	—	147,427
2018 Dzielak Performance Options(3)	—	148,767	186,659
Total Estimated Incremental Value	2,856,565	148,767	4,896,734
Lance A. Soliday
Cash Severance (salary)	—	—	—
Health and Benefits	—	—	—
Incremental Vesting Equity Awards	—	—	447,653
Total Estimated Incremental Value	—	—	447,653

(1)
Qualifying Termination is described in the section above titled “Employment Agreement Severance Provisions - Qualifying Termination.” In the case of the 2018 Kern Cliff-Vest RSUs, a Qualifying Termination also includes termination as a result of death or disability as well as Mr. Diller no longer serving as Chairman and Senior Executive Officer of the Company (or comparable positions of and executive leadership). “Health and Benefits” relates to the payment of an amount equal to COBRA health insurance coverage for a period of 12 months following termination of employment for Messrs. Hart and Dzielak.

(2)	Upon a Change in Control (as defined in the Expedia Group 2005 Plan), all unvested equity awards held by the named executive officers vest in full.

(3)
Reflects incremental value of prorated vesting as of December 31, 2019. However, these options would only become exercisable if the applicable stock price goals of $180 per share or $200 per share are met on February 28, 2022.

(4)	The amount of Cash Severance (salary) and Health and Benefits for Mr. Dzielak assumes that Expedia Group has chosen to extend the Dzielak Continuation Period to 18 months.

Pay Ratio Disclosure
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and related regulations, we are providing the information below regarding the ratio of the annual total compensation of our median compensated employee to that of our Chief Executive Officer (the “CEO Pay Ratio”).
Identifying Our Median Compensated Employee
The SEC rules allow companies to identify the median employee whose compensation will be used for the annual total compensation calculation once every three (3) years provided that there have not been any changes in the company’s employee population or employee compensation arrangements that it is reasonably believed would result in a significant change in its pay ratio disclosure. While there were no changes in the Company’s employee population or employee compensation arrangements that it is reasonably believed would result in a significant change to the Company’s pay ratio, the median employee identified in 2017 was subsequently promoted making the employee no longer representative of the median. Therefore, in accordance with SEC executive compensation disclosure rules, for our 2018 disclosure, we selected an employee whose compensation was substantially similar to our 2017 median employee based on the compensation measure used to select the 2017 median employee. We determined that the median employee selected in 2018 is still representative of the median for the 2019 disclosure.
As previously disclosed, when determining our median compensated employee, we included the following compensation elements for our global employee population other than our President and Chief Executive Officer, including employees of our consolidated subsidiaries, as of November 1, 2017 (the “Determination Date”), using foreign exchange rates in effect on the Determination Date for non-domestic employees:

•
annual salary, which for hourly employees was calculated based on hourly rates and total scheduled 2017 hours as of the Determination Date, and for all other employees was calculated based on their salary in effect on the Determination Date;

•	annual cash bonus (including cash incentive plan payments), which was calculated based on an employee’s target percentage times base salary in effect on the Determination Date; and

•	equity-based compensation, which was calculated based on target equity award levels as of the Determination Date, taking into account an employee’s role and level.
On the Determination Date, our global employee population for purposes of the median employee determination was 22,152 employees (comprised of 10,227 domestic and 11,925 international employees), including full-time and part-time employees, interns, trainees, and fixed term contractors who are paid directly by the Company. This determination process identified in a median group consisting of several employees and a representative employee was selected from that group, taking into account demographic characteristics that best represent a typical Expedia Group employee, including tenure, location, role and responsibilities.

Median Employee’s Total 2019 Compensation
Having identified our median compensated employee, we then calculated that employee’s actual 2019 total annual compensation in accordance with the SEC’s requirements for reporting named executive officer compensation in the 2019 Summary Compensation Table, resulting in 2019 annual total compensation of $69,854.
CEO’s Total 2019 Compensation
For the purposes of the 2019 CEO Pay Ratio disclosure, we used Mr. Okerstrom’s 2019 total compensation as reported in the Summary Compensation Table (which included annualized base salary and cash severance), for a total of $11,262,552.
2019 CEO Pay Ratio
The ratio of Mr. Okerstrom’s annual total compensation for 2019 to the median employee annual total compensation, determined as described above, was 161:1.
Other Considerations
Due to Mr. Okerstrom’s departure as Chief Executive Officer, the vesting for a portion of the 2019 RSU award was accelerated and the remainder was forfeited. The value realized for the accelerated portion of the RSU award was $3,822,102 based on the closing price of Expedia Group common stock on December 6, 2019, the date of termination. Substituting the realized value of the accelerated 2019 RSU award in lieu of the grant date fair value of the 2019 RSU award, Mr. Okerstrom’s annual total compensation for 2019 would be calculated as $4,896,966, and the ratio of Mr. Okerstrom’s annual total compensation to the median employee annual total compensation would be 70:1.
The pay ratio disclosure set forth above is a reasonable estimate calculated in a manner consistent with applicable SEC rules, based on the methodologies and assumptions described above. SEC rules for identifying the median employee and determining the related pay ratio permit companies to use a wide range of methodologies, estimates and assumptions. As a result, the pay ratios reported by other companies may be based on other permitted methodologies and/or assumptions, and as a result, are likely not comparable to our pay ratio.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Review and Approval or Ratification of Related Person Transactions
In general, the Company will enter into or ratify a “related person transaction” only when, pursuant to the Audit Committee charter, it has been approved by the Audit Committee of the Board of Directors. Related persons include the Company’s executive officers, directors, 5% or more beneficial owners of our common stock, immediate family members of these persons and entities in which one of these persons has a direct or indirect material interest. Related person transactions are transactions that meet the minimum threshold for disclosure in the proxy statement under the relevant SEC rules (generally, transactions involving amounts exceeding $120,000 in which a related person or entity has a direct or indirect material interest). While we have no written policy, when a potential related person transaction is identified, management presents it to the Audit Committee to determine whether to approve or ratify. When determining whether to approve, ratify, disapprove or reject any related person transaction, the Audit Committee considers all relevant factors, including the extent of the related person’s interest in the transaction, whether the terms are commercially reasonable and whether the related person transaction is consistent with the best interests of the Company and its stockholders.
The legal and accounting departments work with business units throughout the Company to identify potential related person transactions prior to execution. In addition, the Company takes the following steps with regard to related person transactions:

•
On an annual basis, each director, director nominee and executive officer of the Company completes a director and officer questionnaire that requires disclosure of any transaction, arrangement or relationship with the Company during the last fiscal year in which the director or executive officer, or any member of his or her immediate family, had a direct or indirect material interest.

•
Each director, director nominee and executive officer is expected to promptly notify the Company’s legal department of any direct or indirect interest that such person or an immediate family member of such person had, has or may have in a transaction in which the Company participates.

•	The Company performs a quarterly search of its accounts payable, accounts receivable and other databases to identify any other potential related person transactions that may require disclosure.

•	Any reported transaction that the Company’s legal department determines may qualify as a related person transaction is referred to the Audit Committee.
If any related person transaction is not approved, the Audit Committee may take such action as it may deem necessary or desirable in the best interests of the Company and its stockholders.
Relationships Involving Significant Stockholders, Named Executive Officers and Directors
Relationships Involving Mr. Diller
Mr. Diller is Chairman and Senior Executive of Expedia Group. Simultaneously with the entry into the Merger Agreement described below under “- Relationships Involving Expedia Group and Liberty Expedia”:

•
Barry Diller, The Diller Foundation d/b/a The Diller - von Furstenberg Family Foundation (the “Family Foundation”), Liberty Expedia and Expedia Group entered into an Exchange Agreement (the “Exchange Agreement”);

•
Expedia Group and Mr. Diller entered into a Second Amended and Restated Governance Agreement (the “New Governance Agreement”) and on August 8, 2019 the Family Foundation signed a joinder to certain sections of the New Governance Agreement, which New Governance Agreement was subsequently amended on April 10, 2020;

•
Mr. Diller, Liberty Expedia and certain wholly owned subsidiaries of Liberty Expedia entered into a Stockholders Agreement Termination Agreement, pursuant to which the former Stockholders Agreement between Mr. Diller and Liberty Expedia terminated on July 26, 2019, upon the closing of the Liberty Expedia Transaction; and

•
Mr. Diller, Expedia Group, Liberty Expedia and certain wholly owned subsidiaries of Liberty Expedia entered into a Governance Agreement Termination Agreement, pursuant to which the Amended and Restated Governance Agreement, dated as of December 20, 2011, as amended, among Expedia Group, Liberty Expedia, Mr. Diller and certain wholly owned subsidiaries of Liberty Expedia (the “Former Governance Agreement”), terminated as to Liberty Expedia on July 26, 2019, upon the closing of the Liberty Expedia Transaction.

On July 26, 2019, pursuant to the Exchange Agreement, immediately prior to the closing of the Liberty Expedia Transaction, Mr. Diller and the Family Foundation exchanged with Liberty Expedia 5,523,452 shares of Expedia Group common stock, for the same number of shares of Class B common stock (such shares of Class B common stock, collectively, the “Original Shares”) held by Liberty Expedia. Immediately thereafter, the Liberty Expedia Transaction closed, in connection with which Liberty Expedia became an indirect wholly owned subsidiary of Expedia Group and was then merged into a wholly owned subsidiary of Expedia Group.
New Governance Agreement. Pursuant to the New Governance Agreement, Mr. Diller has the right (the “Purchase/Exchange Right”), previously exercisable through April 26, 2020, from time to time in whole or in part, to (1) exchange with Expedia Group (or its wholly owned subsidiary) an equivalent number of shares of Expedia Group common stock for, or (2) purchase from Expedia Group (or its wholly owned subsidiary), at a price per share equal to the average closing price of Expedia Group common stock for the five trading days immediately preceding notice of exercise, up to a number of shares of Class B common stock equal to 7,276,547 (any shares acquired pursuant to the Purchase/Exchange Right, the “Additional Shares”).
On April 10, 2020, Expedia Group and Mr. Diller entered into Amendment No. 1 (the “Amendment”) to the New Governance Agreement (as amended, the "Governance Agreement"). The Amendment was entered into pursuant to the stipulation and order entered by the Delaware Court of Chancery on March 30, 2020 (the “Order”), and was approved by the Special Litigation Committee of the Board formed on December 3, 2019 to, among other things, investigate and evaluate the claims raised against certain current and former members of the Board of Directors and officers of the Company in the consolidated action captioned In re Expedia Group Stockholders Litigation, Consolidated Case No. 2019-0494-JTL (the “Delaware Litigation”). Pursuant to the New Governance Agreement, the Amendment was also authorized by a majority of the Independent Directors (as defined in the New Governance Agreement) of Expedia Group. Pursuant to the Order, Mr. Diller may not exercise the Purchase/Exchange Right prior to the Special Litigation Committee notifying Mr. Diller that it has completed its investigation of the claims raised in the Delaware Litigation (the “Completion Date”). The Amendment extends the deadline by which Mr. Diller may exercise the Purchase/Exchange Right to the close of business on the forty-fifth day following the Completion Date.
Assuming the exercise in full by Mr. Diller of the Purchase/Exchange Right, the Original Shares and Additional Shares would collectively represent approximately 50.0% of the total voting power of all outstanding shares of Expedia Group common stock and Class B common stock as of the Record Date. The foregoing assumes that Mr. Diller exercises in full his right to acquire the Additional Shares solely by exchanging shares of Expedia Group common stock acquired in the open market (or otherwise, other than from Expedia Group). Were Mr. Diller to acquire the Additional Shares through cash purchases directly from Expedia Group (or its wholly owned subsidiary), the Original Shares and Additional Shares would collectively represent approximately 48.6% of the total voting power of all outstanding shares of Expedia Group common stock and Class B common stock as of the Record Date.
Prior to the transfer of any Additional Shares, a transferee must deliver a proxy granting Mr. Diller sole voting control over such shares and deliver a joinder agreement agreeing to be bound by certain terms of the Governance Agreement. Subject to limited exceptions, any transferred Additional Shares over which Mr. Diller does not maintain sole voting control will be automatically converted into shares of Expedia Group common stock.
All Additional Shares will be automatically converted into shares of Expedia Group common stock immediately following the earliest of (a) Mr. Diller’s death or disability; (b) such time as Mr. Diller no longer serves as Chairman or Senior Executive of Expedia Group, other than as a result of his removal (other than for “cause” as defined in the Governance Agreement) or failure to be nominated or elected when he is willing to serve in such position; and (c) aggregate transfers by Mr. Diller (or certain limited permitted transferees of Mr. Diller) of Original Shares exceeding 5% of the outstanding voting power of Expedia Group. Additionally, subject to limited exception, no current or future holder of Original Shares or Additional Shares may participate in, or vote in favor of, or tender shares into, any change of control transaction involving at least 50% of the outstanding shares or voting power of capital stock of Expedia Group, unless such transaction provides for the same per share consideration and mix of consideration (or election right) and the same participation rights for shares of Expedia Group common stock and Class B common stock. These requirements negotiated by the Special Committee and agreed to by Mr. Diller under the New Governance Agreement did not exist under the Former Governance Agreement.
The New Governance Agreement also provided that, at the first annual meeting of the Expedia Group stockholders following the closing of the Liberty Expedia Transaction and for which a preliminary proxy statement had not been filed prior to the closing of the Liberty Expedia Transaction, Expedia Group would propose, and Mr. Diller would vote in favor of, a proposal to amend Expedia Group’s Certificate of Incorporation to reflect the aforementioned transfer restrictions and provisions providing for automatic conversion of certain shares of Expedia Group Class B common stock, as well as the restrictions in respect of certain change-of-control transactions, reflected in the New Governance Agreement, which proposal was approved by stockholders at the Company’s 2019 Annual Meeting of Stockholders on December 3, 2019.

Relationships Involving Expedia Group and Liberty Expedia
Former Governance Agreement. During 2018 through July 26, 2019, Liberty Expedia (as assignee of Qurate Retail, Inc. (“Qurate”)) was a party to the Former Governance Agreement, which was terminated as to Liberty Expedia on July 26, 2019 upon the closing of the Liberty Expedia Transaction described below. Under the Former Governance Agreement, Liberty Expedia had the right to nominate up to a number of directors equal to 20% of the total number of the directors on the Board (rounded up to the next whole number if the number of directors on the Board were not an even multiple of five) and had certain rights regarding committee participation, so long as Liberty Expedia satisfied certain stock ownership requirements. The Former Governance Agreement also provided Liberty Expedia with preemptive rights in connection with issuances and proposed issuances by Expedia Group of shares of Expedia Group common stock and Class B common stock that generally entitled it to purchase for cash a number of shares, subject to a cap, so as to maintain the same ownership interest in Expedia Group that Liberty Expedia held immediately prior to the issuance or proposed issuance.
Liberty Expedia Transaction. On April 15, 2019, Expedia Group entered into an Agreement and Plan of Merger, as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of June 5, 2019 (the “Merger Agreement”), with Liberty Expedia, LEMS I LLC, a Delaware limited liability company and a wholly owned subsidiary of Expedia Group (“Merger LLC”), and LEMS II Inc., a Delaware corporation and a wholly owned subsidiary of Merger LLC (“Merger Sub”), and certain other related agreements (the “Liberty Expedia Transaction”). The Merger Agreement provided for, among other things (i) the merger of Merger Sub with and into Liberty Expedia (the “Merger”), with Liberty Expedia surviving the Merger as a wholly owned subsidiary of Merger LLC, and (ii) immediately following the Merger, the merger of Liberty Expedia (as the surviving corporation in the Merger) with and into Merger LLC (the “Upstream Merger”, and together with the Merger, the “Combination”), with Merger LLC surviving the Upstream Merger as a wholly owned subsidiary of Expedia Group.
Simultaneously with Expedia Group’s entry into the Merger Agreement, certain additional related agreements were entered into, including:

•
An Assumption and Joinder Agreement to Tax Sharing Agreement by and among Expedia Group, Liberty Expedia’s and Qurate, pursuant to which Expedia Group agreed to assume, effective at the closing of the Combination, Liberty Expedia’s rights and obligations under the Tax Sharing Agreement, dated as of November 4, 2016, by and between Qurate and Liberty Expedia;

•
An Assumption Agreement Concerning Transaction Agreement Obligations by and among Expedia Group, Liberty Expedia, Qurate and the Malone Group, pursuant to which Expedia Group agreed to assume, effective at the closing of the Combination, certain of Liberty Expedia’s rights and obligations under the Transaction Agreement which survive the termination of the Transaction Agreement; and

•
An Assumption and Joinder Agreement to Reorganization Agreement by and among Expedia Group, Liberty Expedia’s and Qurate, pursuant to which Expedia Group agreed to assume, effective at the closing of the Combination, Liberty Expedia’s rights and obligations under the Reorganization Agreement, dated as of October 26, 2016, by and between Qurate and Liberty Expedia.

On July 26, 2019, the Combination was completed. At the effective time of the Merger (the “Effective Time”), each share of Series A common stock, par value $0.01 per share, of Liberty Expedia (the “Liberty Expedia Series A common stock”) and Series B common stock, par value $0.01 per share, of Liberty Expedia (the “Liberty Expedia Series B common stock”) issued and outstanding immediately prior to the Effective Time (except for shares held by Liberty Expedia as treasury stock or held directly by Expedia Group) was converted into the right to receive a number of shares of Expedia Group common stock such that each holder of record of shares of Liberty Expedia Series A common stock or Liberty Expedia Series B common stock had the right to receive, in the aggregate, a number of shares of Expedia Group common stock equal to the product of the total number of shares of such series of Liberty Expedia Series A common stock and Liberty Expedia Series B common stock held of record by such holder immediately prior to the Merger multiplied by an exchange ratio equal to 0.36, with such product rounded up to the next whole share of Expedia Group common stock. The total aggregate consideration payable in the Combination was approximately 20.7 million shares of Expedia Group common stock.
Relationships Involving Expedia Group and IAC
Overview. Since the completion of the IAC/Expedia Group Spin-Off in 2005, Expedia Group and IAC have been related parties since Mr. Diller exerts significant influence over both entities by virtue of his executive role at each company, his voting power at Expedia Group as described above, and the fact that he and certain members of his family collectively have sole voting and/or investment power over all shares of IAC Class B common stock outstanding. In connection with and following the IAC/Expedia Group Spin-Off, Expedia Group and IAC entered into certain arrangements, including arrangements regarding the sharing of certain costs and the use and ownership of the Company aircraft and various commercial and other relationships, certain of which are described below.
Cost-Sharing Arrangements. Mr. Diller currently serves as Chairman and Senior Executive of both Expedia Group and IAC. Expedia Group and IAC have agreed, in light of Mr. Diller’s senior role at both companies and his anticipated use of certain resources to the benefit of both companies, that certain expenses associated with such usage would be shared, as well as certain costs incurred by IAC in connection with the provision of certain benefits to Mr. Diller (“Shared Costs”). Cost sharing arrangements in effect during 2019 provided that each of Expedia Group and IAC cover 50% of the Shared Costs, which both companies agree best reflects the current allocation of actual time spent (and time to be spent) by Mr. Diller between the two companies. Shared Costs include costs for personal use of cars and equipment dedicated to Mr. Diller’s use and expenses relating to Mr. Diller’s support staff. During 2019, IAC billed Expedia Group for costs in the amount of approximately $476,000 pursuant to these arrangements.
Aircraft Arrangements. Each of Expedia Group and IAC currently hold a 50% ownership interest in two aircraft that may be used by both companies (the, “Aircraft”). Pursuant to an amended and restated operating agreement, Expedia Group and IAC share capital costs relating to the Aircraft equally and operating costs are shared pro rata based on actual usage. These costs are generally paid by each company to third parties in accordance with the terms of the amended and restated operating agreement. Members of the Aircraft flight crews are employed by an entity in which each of Expedia Group and IAC has a 50% ownership interest. Expedia Group and IAC share costs relating to flight crew compensation and benefits pro rata according to each company’s respective usage of the Aircraft, for which they are separately billed by the entity described above. In 2019, total payments of approximately $2.7 million for flight crew compensation and benefits were made to this entity by Expedia Group.
At any time when Mr. Diller ceases to serve as Chairman of either Expedia Group or IAC, each party will have a put right with respect to its interest in the jointly-owned aircraft for which it is not the primary user (such determination based on relative usage of the aircraft in question during the 12 months immediately preceding such event), in each case at fair market value.
In April 2019, Expedia Group and IAC entered into an agreement to jointly acquire a new corporate aircraft for a total expected cost of $72.3 million (including purchase price and related costs), which will be split evenly between the two companies. Expedia Group and IAC each paid $23.0 million in 2019 in connection with the purchase agreement, with their respective share of the balance due upon delivery of the new aircraft, which is expected to occur in early 2021.
Commercial Agreements. Since the IAC/Expedia Group Spin-Off, Expedia Group has continued to work with some of IAC’s businesses pursuant to a variety of commercial agreements, including a lease for IAC office space to Expedia Group. Expedia Group believes that these arrangements are ordinary course and have been negotiated at arm’s length. With the exception of the lease for IAC office space (pursuant to which IAC billed Expedia Group approximately $353,000 in 2019), none these agreements, whether taken individually or together with similar agreements, involve revenues to (or payments from) Expedia Group businesses in excess of $120,000 in 2019.
Relationships Involving Mr. Khosrowshahi
In October 2019, Egencia, our corporate travel business, entered into a corporate travel services agreement with Uber Technologies, Inc. (“Uber”). Mr. Khosrowshahi is Uber’s Chief Executive Officer and a member of Uber’s Board of Directors. The terms of the Uber corporate travel agreement are standard for a client of Uber’s size and fees paid to date pursuant to the agreement are less than $120,000.
Relationships Involving Mr. Okerstrom
As discussed in the section above titled “Compensation Discussion and Analysis-Other Compensation,” Expedia Group’s Chief Executive Officer was encouraged to travel on Company aircraft for both business and personal use. Mr. Okerstrom reimbursed Expedia Group approximately $163,000 for personal use of Company aircraft in 2019.

OTHER MATTERS

Equity Compensation Plan Information
The following table summarizes information, as of December 31, 2019, relating to Expedia’s equity compensation plans pursuant to which grants of stock options, restricted stock, RSUs or other rights to acquire shares may be granted from time to time.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (A)(1)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights ($)(B)	Number of Securities Remaining Available for Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (A))(C)
Equity compensation plans approved by security holders(2)	13,053,273	102.945(3)	7,451,740(4)
Equity compensation plans not approved by security holders(5)	3,404	—(6)	96,315
Total	13,056,677		7,548,055

(1)
Excludes 61,504 securities with a weighted-average exercise price of $108.488 to be issued upon the exercise of outstanding stock options, which were granted pursuant to plans assumed by the Company in connection with the acquisition of HomeAway, Inc.

(2)	Information relating to the Expedia Group 2005 Plan, and the Expedia Group, Inc. Employee Stock Purchase Plans (“ESPP”).

(3)
Excludes the following equity-based awards outstanding as of December 31, 2019: (i) 4,130,355 securities issuable in connection with RSUs for which there is no related exercise price; (ii) grants of 33,581 SARs with a weighted-average exercise price of $105.431; and (3) grants of 17,364 cash-settled RSUs.

(4)	Includes 6,844,939 securities remaining available for issuance under the Expedia Group 2005 Plan, and 606,801 securities remaining available for issuance under the ESPP.

(5)	Includes the Director Deferred Compensation Plan, as described in "Non-Employee Director Deferred Compensation Plan".

(6)	Excludes outstanding share units for which there is no related exercise price.
Annual Reports
Expedia Group’s Annual Report to Stockholders for 2019, which includes Expedia Group’s Annual Report on Form 10-K for the year ended December 31, 2019 (not including exhibits), as amended, is available at www.proxyvote.com. Upon written request to Expedia Group, Inc., 1111 Expedia Group Way W., Seattle, Washington 98119, Attention: Corporate Secretary, Expedia Group will provide, without charge, an additional copy of Expedia Group’s 2019 Annual Report on Form 10-K. Expedia Group will furnish any exhibit contained in the Annual Report on Form 10-K upon payment of a reasonable fee. Stockholders may also review a copy of the Annual Report on Form 10-K (including exhibits), as amended, by accessing Expedia Group’s corporate website at www.expediagroup.com or the SEC’s website at www.sec.gov.
Householding
The SEC has adopted rules that permit companies and intermediaries (such as brokers) to send one Notice of Internet Availability of Proxy Materials or set of printed proxy materials to any household at which two or more stockholders reside if they appear to be members of the same family or have given their written consent (each stockholder continues to receive a separate proxy card). This process, which is commonly referred to as “householding,” reduces the number of duplicate copies of materials stockholders receive and reduces printing and mailing costs. Only one copy of the Notice of Internet Availability of Proxy Materials or one set of our printed proxy materials, as applicable, will be sent to stockholders eligible for householding unless contrary instructions have been provided.
Once you have received notice that your broker or the Company will be householding your materials, householding will continue until you are notified otherwise or you revoke your consent. You may request a separate copy of the Notice of Internet Availability of Proxy Materials and/or set of our printed proxy materials by sending a written request to Expedia Group, Inc., 1111 Expedia Group Way W., Seattle, Washington 98119, Attention: Corporate Secretary, or by calling (425) 679-7200.

If, at any time, you no longer wish to participate in householding and would prefer to receive a separate Notice and/or set of our printed proxy materials, or you and another stockholder sharing the same address wish to participate in householding and prefer to receive one Notice of Internet Availability of Proxy Materials and/or set of our printed proxy materials, please notify your broker if you hold your shares in street name or the Company if you are a stockholder of record. You can notify us by sending a written request to Expedia Group, Inc., 1111 Expedia Group Way W., Seattle, Washington 98119, Attention: Corporate Secretary, or by calling (206) 679-7200.
Proposals by Stockholders at 2021 Annual Meeting
Any proposals of stockholders which are intended to be presented at our 2021 annual meeting of stockholders must be received by our Corporate Secretary at its principal executive offices at 1111 Expedia Group Way W., Seattle, Washington 98119, Attention: Corporate Secretary, on or before December 30, 2020 to be eligible for inclusion in our 2021 proxy statement and form of proxy. Such proposals must be submitted in accordance with Rule 14a-8 of the Exchange Act. If a shareholder intends to present a proposal at our 2021 annual meeting of stockholders without inclusion of that proposal in our 2021 proxy materials and written notice of the proposal is not received by our Corporate Secretary at our executive offices on or before March 12, 2021 or if we meet other requirements of the SEC rules, proxies solicited by the Board for our 2021 annual meeting of stockholders will confer discretionary authority on the proxy holders named therein to vote on the proposal at the meeting.
Seattle, Washington
May 6, 2020

Appendix A

FIFTH AMENDED AND RESTATED EXPEDIA GROUP, INC.
2005 STOCK AND ANNUAL INCENTIVE PLAN

SECTION 1. PURPOSE; DEFINITIONS
The purposes of this Plan are to give the Company a competitive advantage in attracting, retaining and motivating officers, employees, directors and/or consultants and to provide the Company and its Subsidiaries and Affiliates with a stock and incentive plan providing incentives directly linked to stockholder value. Certain terms used herein have definitions given to them in the first place in which they are used. In addition, for purposes of this Plan, the following terms are defined as set forth below:

(a) “Affiliate” means any present or future corporation or other entity controlled by, controlling or under common control with, the Company

(b) “Affiliated Persons” means, with respect to any specified Person, (i) such specified Person’s parents, spouse, siblings, descendants, step children, step grandchildren, nieces and nephews and their respective spouses, (ii) the estate, legatees and devisees of such specified Person and each of the Persons referred to in clause (i), and (iii) any company, partnership, trust or other entity or investment vehicle controlled by any of the Persons referred to in clause (i) or (ii) or the holdings of which are for the primary benefit of any of such Persons.
(c) “Applicable Exchange” means the Nasdaq or such other securities exchange as may at the applicable time be the principal market for the Common Stock.
(d) “Award” means an Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, other stock-based award or Cash-Based Award granted pursuant to the terms of this Plan, including under the Company’s 2005 Stock and Annual Incentive Plan, as amended prior to the Effective Date.
(e) “Award Agreement” means a written or electronic document or agreement setting forth the terms and conditions of a specific Award.
(f) “Board” means the Board of Directors of the Company.
(g) “Cash-Based Award” means an Award denominated in a U.S. dollar amount.
(h) “Cause” means, unless otherwise provided in an Award Agreement, (i) “Cause” as defined in any Individual Agreement to which the applicable Participant is a party, or (ii) if there is no such Individual Agreement or if it does not define Cause: (A) the willful or gross neglect by a Participant of his employment duties; (B) the plea of guilty or nolo contendere to, or conviction for, the commission of a felony or equivalent offense by a Participant; (C) a material breach by a Participant of a fiduciary duty owed to the Company or any of its Subsidiaries or Affiliates; (D) a material breach by a Participant of any nondisclosure, non-solicitation or non-competition obligation owed to the Company or any of its Subsidiaries or Affiliates; or (E) before a Change in Control, such other events as shall be determined by the Committee and set forth in a Participant’s Award Agreement. Notwithstanding the general rule of Section 2(c), following a Change in Control, any determination by the Committee as to whether “Cause” exists shall be subject to de novo review.
(i) “Change in Control” has the meaning set forth in Section 10(b).
(j) “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, and any successor thereto, the Treasury Regulations thereunder and other relevant interpretive guidance issued by the U.S. Internal Revenue Service or the Treasury Department. Reference to any specific section of the Code shall be deemed to include such regulations and guidance, as well as any successor provision of the Code.
(k) “Commission” means the U.S. Securities and Exchange Commission or any successor agency.
(l) “Committee” has the meaning set forth in Section 2(a).
(m) “Common Stock” means common stock, par value $0.0001 per share, of the Company.
(n) “Company” means Expedia Group, Inc., a Delaware corporation or its successor.

 (o) “Disability” means (i) “Disability” as defined in any Individual Agreement to which the Participant is a party, or (ii) if there is no such Individual Agreement or it does not define “Disability,” (A) permanent and total disability as determined under the Company’s long-term disability plan applicable to the Participant, or (B) if there is no such plan applicable to the Participant or the Committee determines otherwise in an applicable Award Agreement, “Disability” as determined by the Committee. Notwithstanding the above, with respect to an Incentive Stock Option, Disability shall mean Permanent and Total Disability as defined in Section 22(e)(3) of the Code and, with respect to all Awards, to the extent required by Section 409A of the Code, Disability shall mean “disability” within the meaning of Section 409A of the Code.
(p) “Disaffiliation” means a Subsidiary’s or Affiliate’s ceasing to be a Subsidiary or Affiliate for any reason (including, without limitation, as a result of a public offering, or a spinoff or sale by the Company, of the stock of the Subsidiary or Affiliate) or a sale of a division of the Company and its Affiliates.
(q) “EBITA” means for any period, operating profit (loss) plus (i) amortization, including goodwill impairment, (ii) amortization of non-cash distribution and marketing expense and non-cash compensation expense, (iii) disengagement expenses, (iv) restructuring charges, (v) non cash write-downs of assets or goodwill, (vi) charges relating to disposal of lines of business, (vii) litigation settlement amounts and (viii) costs incurred for proposed and completed acquisitions.
(r) “EBITDA” means for any period, operating profit (loss) plus (i) depreciation and amortization, including goodwill impairment, (ii) amortization of non-cash distribution and marketing expense and non-cash compensation expense, (iii) disengagement expenses, (iv) restructuring charges, (v) non cash write-downs of assets or goodwill, (vi) charges relating to disposal of lines of business, (vii) litigation settlement amounts and (viii) costs incurred for proposed and completed acquisitions.
(s) “Eligible Individuals” means directors, officers, employees, consultants and other personal service providers of the Company or any of its Subsidiaries or Affiliates, and prospective directors, officers, employees, consultants and other personal service providers who have accepted offers of employment or consultancy from the Company or its Subsidiaries or Affiliates.
(t) “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.
(u) “Fair Market Value” means, unless otherwise determined by the Committee, the closing price of a share of Common Stock on the Applicable Exchange on the date of measurement, or if Shares were not traded on the Applicable Exchange on such measurement date, then on the next preceding date on which Shares were traded, all as reported by such source as the Committee may select. If the Common Stock is not listed on a national securities exchange, Fair Market Value shall be determined by the Committee in its good faith discretion, provided that such determination shall be made in a manner consistent with any applicable requirements of Section 409A of the Code. The determination of fair market value for purposes of tax withholding may be made in the Company's discretion, subject to applicable law, and need not be consistent with the determination of Fair Market Value for other purposes.
(v) “Free-Standing SAR” has the meaning set forth in Section 5(b).
(w) “Full Value Award” means an Award denominated in Shares, other than an Option or Stock Appreciation Right.
(x) “Grant Date” means (i) the date on which the Committee by resolution, written consent or other appropriate action selects an Eligible Individual to receive a grant of an Award and determines the number of Shares or the cash amount to be subject to such Award or the formula for earning a number of Shares or cash amount, or (ii) such later date as the Committee shall provide in such resolution, consent or action.
(y) “Incentive Stock Option” means any Option that is designated in the applicable Award Agreement as an “incentive stock option” within the meaning of Section 422 of the Code, and that in fact so qualifies.
(z) “Individual Agreement” means an employment, consulting or similar agreement between a Participant and the Company or one of its Subsidiaries or Affiliates, provided that such Individual Agreement has been approved by the Committee.
 (aa) “Nasdaq” means the Nasdaq Stock Market.
(bb) “Nonqualified Option” means any Option that is not an Incentive Stock Option.
(cc) “Option” means an Award described under Section 5.
(dd) “Participant” means an Eligible Individual to whom an Award is or has been granted.

(ee) “Performance Goals” means the performance goals established by the Committee in connection with the grant of an Award. Such goals may be based on the attainment of one or any combination of the following or such other performance criteria as may be selected by the Committee: specified levels of earnings per share from continuing operations, net profit after tax, EBITDA, EBITA, gross profit, cash generation, unit volume, market share, sales, including hotel room night bookings or air tickets sold, asset quality, earnings per share, operating income, revenues, return on assets, return on operating assets, return on equity, profits, total stockholder return (measured in terms of stock price appreciation and/or dividend growth), cost saving levels, marketing-spending efficiency, core non-interest income, change in working capital, return on capital, and/or stock price, with respect to the Company or any Subsidiary, Affiliate, division or department of the Company. Such Performance Goals also may be based upon the attaining of specified levels of Company, Subsidiary, Affiliate or divisional performance under one or more of the measures described above, or such other performance criteria as may be selected by the Committee, relative to the performance of other entities, divisions or subsidiaries.

(ff) “Permitted Holders” means any one or more of (i) Barry Diller, (ii) each of the respective Affiliated Persons of Barry Diller and (iii) any Person a majority of the aggregate voting power of all the outstanding classes or series of the equity securities of which are beneficially owned by any one or more of the Persons referred to in clauses (i) or (ii).
(gg) “Person” means any individual, corporation, partnership, limited liability company, joint venture, incorporated or unincorporated association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof or other entity of any kind.
(hh) “Plan” means this Fifth Amended and Restated Expedia, Group Inc. 2005 Stock and Annual Incentive Plan, as set forth herein and as hereafter amended from time to time.
(ii) “Restricted Stock” means an Award described under Section 6.
(jj) “Restricted Stock Units” means an Award described under Section 7.
(kk) “Retirement” means, unless otherwise provided in an Award Agreement, retirement from active employment with the Company, a Subsidiary or Affiliate at or after the Participant’s attainment of age 65.
(ll) “RS Restriction Period” has the meaning set forth in Section 6(b)(ii).
(mm) “Share” means a share of Common Stock.
(nn) “Stock Appreciation Right” has the meaning set forth in Section 5(b).
(oo) “Subsidiary” means any present or future corporation, partnership, joint venture, limited liability company or other entity during any period in which at least a 50% voting or profits interest is owned, directly or indirectly, by the Company or any successor to the Company.
 (pp) “Substitute Awards” means Awards granted in assumption of, or in substitution or exchange for, awards previously granted by a company or other entity acquired by the Company or any of its Subsidiaries or Affiliates or with which the Company or any of its Subsidiaries or Affiliates combines. Substitute Awards may be granted on such terms as the Committee deems appropriate to conform, in whole or in part, to the provisions of the awards in substitution for which they are granted, notwithstanding limitations on Awards in the Plan.
(qq) “Tandem SAR” has the meaning set forth in Section 5(b).
(rr) “Term” means the maximum period during which an Option or Stock Appreciation Right may remain outstanding, subject to earlier termination upon Termination of Employment or otherwise, as specified in the applicable Award Agreement.
(ss) “Termination of Employment” means the termination of the applicable Participant’s employment with, or performance of services for, the Company and any of its Subsidiaries or Affiliates. Unless otherwise determined by the Committee, if a Participant’s employment or service with, or membership on a board of directors of, the Company and its Subsidiaries and Affiliates terminates but such Participant continues to provide services to the Company or a Subsidiary or an Affiliate in a non-employee director capacity or as an employee or other service provider, as applicable, such change in status shall not be deemed a Termination of Employment. A Participant employed by, or performing services for, a Subsidiary or an Affiliate or a division of the Company and its Subsidiaries and Affiliates shall be deemed to incur a Termination of Employment if, as a result of a Disaffiliation, such Subsidiary, Affiliate, or division ceases to be a Subsidiary, Affiliate or division, as the case may be, and the Participant does not immediately thereafter become an employee of (or service provider for), or member of the board of directors of, the Company or another Subsidiary or Affiliate. Temporary absences from employment because of illness, vacation or leave of absence and transfers among the Company and its Subsidiaries and Affiliates shall not be considered Terminations of Employment. Notwithstanding the foregoing, with respect to any Award that constitutes “nonqualified deferred compensation” within the meaning of Section 409A of the Code, “Termination of Employment” shall mean a “separation from service” as defined under Section 409A of the Code.
SECTION 2. ADMINISTRATION
(a) Committee. The Plan shall be administered by the Compensation Committee of the Board or such other committee of the Board as the Board may from time to time designate (the “Committee”), which committee shall be composed of not less than two directors, and shall be appointed by and serve at the pleasure of the Board. The Committee shall have plenary authority to grant Awards pursuant to the terms of the Plan to Eligible Individuals. Among other things, the Committee shall have the authority, subject to the terms of the Plan:
(i) to select the Eligible Individuals to whom Awards may from time to time be granted;
(ii) to determine whether and to what extent Incentive Stock Options, Nonqualified Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, other stock-based awards, Cash-Based Awards or any combination thereof, are to be granted hereunder;
(iii) to determine the number of Shares to be covered by each Award granted hereunder or the amount of any Cash-Based Award;
(iv) to determine the terms and conditions of each Award granted hereunder, based on such factors as the Committee shall determine;
(v) subject to Section 12, to modify, amend or adjust the terms and conditions of any Award, at any time or from time to time;
(vi) to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable;
(vii) to accelerate the vesting or lapse of restrictions of any outstanding Award, based in each case on such considerations as the Committee in its sole discretion determines;
(viii) to interpret the terms and provisions of the Plan and any Award issued under the Plan (and any agreement relating thereto);
(ix) to establish any “blackout” period that the Committee in its sole discretion deems necessary or advisable;
 (x) to decide all other matters that must be determined in connection with an Award; and
(xi) to otherwise administer the Plan.
(b) Procedures. (i) The Committee may act only by a majority of its members then in office, except that the Committee may, except to the extent prohibited by applicable law or the listing standards of the Applicable Exchange and subject to Section 11, allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. References to the Committee within the Plan shall include any such duly appointed delegate of the Committee.
(ii) Subject to any applicable law, regulation or listing standard, any authority granted to the Committee may also be exercised by the full Board. To the extent that any permitted action taken by the Board conflicts with action taken by the Committee, the Board action shall control.
(c) Discretion of Committee. Subject to Section 1(h), any determination made by the Committee or by an appropriately delegated officer or other person pursuant to delegated authority under the provisions of the Plan with respect to any Award shall be made in the sole discretion of the Committee or such delegate at the time of the grant of the Award or, unless in contravention of any express term of the Plan, at any time thereafter. All decisions made by the Committee or any appropriately delegated officer or other person pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company, Participants, and Eligible Individuals.

(d) Award Agreements. The terms and conditions of each Award (other than any Cash-Based Award), as determined by the Committee, shall be set forth in an Award Agreement, which shall be delivered to the Participant receiving such Award upon, or as promptly as is reasonably practicable following, the grant of such Award. The effectiveness of an Award shall not be subject to the Award Agreement’s being signed by the Company and/or the Participant receiving the Award unless specifically so provided in the Award Agreement. Award Agreements may be amended only in accordance with Section 12 hereof.
SECTION 3. COMMON STOCK SUBJECT TO PLAN
(a) Plan Maximums. The maximum number of Shares that may be delivered pursuant to Awards under the Plan shall be 74,616,336. The maximum number of Shares that may be granted pursuant to Options intended to be Incentive Stock Options shall be 7,000,000 Shares. Shares subject to an Award under the Plan may be authorized and unissued Shares or may be treasury Shares.
(b) Individual Limits and Director Compensation Limit.
(i) During a calendar year, no single Participant may be granted:
(A) Options or Stock Appreciation Rights covering in excess of 3,000,000 Shares in the aggregate; or
(B) Full Value Awards covering in excess of 2,000,000 Shares in the aggregate.
(ii) Notwithstanding the foregoing or any provision to the contrary in the Plan or in any policy of the Company regarding compensation payable to a non-employee director, the sum of the grant date fair value (determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of all Awards denominated in Shares and the maximum cash value of any Cash-Based Award granted under the Plan to an individual as compensation for services as a non-employee director of the Company, together with cash compensation paid to such non-employee director in the form of Board and Committee retainer, meeting or similar fees, during any calendar year shall not exceed $750,000; provided, however, that the foregoing limit shall not apply to the calendar year in which a non-employee director commences service as a director of the Company or to the extent that the Board deems it necessary to compensate a non-employee director for service on a special purpose committee or for any other special service, as determined in the discretion of the Board.
(c) Rules for Calculating Shares Delivered.
(i) To the extent that any Award is forfeited, terminates, expires or lapses without being exercised or without delivery of Shares, or any Award is settled for cash, the Shares subject to such Award not delivered as a result thereof shall again be available for Awards under the Plan.
(ii) Notwithstanding Section 3(c)(i), the following Shares shall be deemed delivered for purposes of the limits set forth in Section 3(a) and shall not be available for future grants of Awards under the Plan: (A) Shares delivered by a Participant (by either actual delivery or by attestation) or withheld by the Company in payment of the exercise price of an Option and/or the tax withholding obligations relating to an Option or Stock Appreciation Right; (B) Shares subject to Stock Appreciation Rights that are not issued in connection with the stock settlement of the Stock Appreciation Rights on exercise thereof; and (C) Shares purchased on the open market by the Company with the cash proceeds received from the exercise of Options.
(iii) With respect to Full Value Awards and Cash-Based Awards that are paid in Shares, to the extent any Shares subject to an Award are delivered by a Participant (by either actual delivery or by attestation) or withheld by the Company to satisfy the tax withholding obligations relating to such Award, such Shares shall not be deemed to have been delivered for purposes of the limits set forth in Section 3(a) and shall be available for future grants of Awards under the Plan.
(iv) Substitute Awards shall not reduce the Shares authorized for grant under Section 3(a) of the Plan and Shares subject to such Substitute Awards shall not be added to the Shares available for Awards under the Plan as provided in Section 3(c)(i) and (iii) above. Additionally, in the event that a company acquired by the Company or any Subsidiary or Affiliate or with which the Company or any Subsidiary or Affiliate combines has shares available under a pre-existing plan approved by its stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan (and Shares subject to such Awards shall not be added to the Shares available for Awards under the Plan as provided in Section 3(c)(i) or (iii) above); provided that Awards using such available Shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall be made only to individuals who were not employed by or providing services to the Company or its Subsidiaries or Affiliates immediately prior to such acquisition or combination.
 (d) Adjustment Provisions.
(i) In the event of a merger, consolidation, acquisition of property or shares, stock rights offering, liquidation, disposition for consideration of the Company’s direct or indirect ownership of a Subsidiary or Affiliate (including by reason of a Disaffiliation), or similar event affecting the Company or any of its Subsidiaries (each, a “Corporate Transaction”), the Committee or the Board may in its discretion make such substitutions or adjustments as it deems appropriate and equitable to (A) the aggregate number and kind of Shares or other securities reserved for issuance and delivery under the Plan, (B) the various maximum limitations set forth in Sections 3(a) and 3(b) upon certain types of Awards and upon the grants to individuals of certain types of Awards, (C) the number and kind of Shares or other securities subject to outstanding Awards; and (D) the exercise price of outstanding Options and Stock Appreciation Rights.
(ii) In the event of a stock dividend, stock split, reverse stock split, reorganization, share combination, or recapitalization or similar event affecting the capital structure of the Company or a Disaffiliation, separation or spinoff, in each case without consideration, or other extraordinary dividend of cash or other property (each, a “Share Change”), the Committee or the Board shall make such substitutions or adjustments as it deems appropriate and equitable to (A) the aggregate number and kind of Shares or other securities reserved for issuance and delivery under the Plan, (B) the various maximum limitations set forth in Sections 3(a) and 3(b) upon certain types of Awards and upon the grants to individuals of certain types of Awards, (C) the number and kind of Shares or other securities subject to outstanding Awards; and (D) the exercise price of outstanding Options and Stock Appreciation Rights.
(iii) In the case of Corporate Transactions, the adjustments contemplated by clause (i) of this paragraph (d) may include, without limitation, (A) the cancellation of outstanding Awards in exchange for payments of cash, property or a combination thereof having an aggregate value equal to the value of such Awards, as determined by the Committee or the Board in its sole discretion (it being understood that in the case of a Corporate Transaction with respect to which holders of Common Stock receive consideration other than publicly traded equity securities of the ultimate surviving entity, any such determination by the Committee that the value of an Option or Stock Appreciation Right shall for this purpose be deemed to equal the excess, if any, of the value of the consideration being paid for each Share pursuant to such Corporate Transaction over the exercise price of such Option or Stock Appreciation Right shall conclusively be deemed valid); (B) the substitution of other property (including, without limitation, cash or other securities of the Company and securities of entities other than the Company) for the Shares subject to outstanding Awards; and (C) in connection with any Disaffiliation (whether by means of a Corporate Transaction or a Share Change), arranging for the assumption of Awards, or replacement of Awards with new awards based on other property or other securities (including, without limitation, other securities of the Company and securities of entities other than the Company), by the affected Subsidiary, Affiliate, or division or by the entity that controls such Subsidiary, Affiliate, or division following such Disaffiliation (as well as any corresponding adjustments to Awards that remain based upon Company securities).
(iv) Any adjustments made pursuant to this Section 3(d) to Awards that are considered “deferred compensation” within the meaning of Section 409A of the Code shall be made in compliance with the requirements of Section 409A of the Code. Any adjustments made pursuant to this Section 3(d) to Awards that are not considered “deferred compensation” subject to Section 409A of the Code shall be made in such a manner as to ensure that after such adjustment, the Awards either (A) continue not to be subject to Section 409A of the Code or (B) comply with the requirements of Section 409A of the Code.
(v) Any adjustment under this Section 3(d) need not be the same for all Participants.
SECTION 4. ELIGIBILITY
Awards may be granted under the Plan to Eligible Individuals; provided, however, that Incentive Stock Options may be granted only to employees of the Company and its subsidiaries or parent corporation (within the meaning of Section 424(f) of the Code).
SECTION 5. OPTIONS AND STOCK APPRECIATION RIGHTS
(a) Types of Options. Options may be of two types: Incentive Stock Options and Nonqualified Options. The Award Agreement for an Option shall indicate whether the Option is intended to be an Incentive Stock Option or a Nonqualified Option.
(b) Types and Nature of Stock Appreciation Rights. Stock Appreciation Rights may be “Tandem SARs,” which are granted in conjunction with an Option, or “Free-Standing SARs,” which are not granted in conjunction with an Option. Upon the exercise of a Stock Appreciation Right, the Participant shall be entitled to receive an amount in cash, Shares, or both, in value equal to the product of (i) the excess of the Fair Market Value of one Share over the exercise price of the applicable Stock Appreciation Right, multiplied by (ii) the number of Shares in respect of which the Stock Appreciation Right has been exercised. The applicable Award Agreement shall specify whether such payment is to be made in cash or Common Stock or both, or shall reserve to the Committee or the Participant the right to make that determination prior to or upon the exercise of the Stock Appreciation Right.
(c) Tandem SARs. A Tandem SAR may be granted at the Grant Date of the related Option. A Tandem SAR shall be exercisable only at such time or times and to the extent that the related Option is exercisable in accordance with the provisions of this Section 5, and shall have the same exercise price as the related Option. A Tandem SAR shall terminate or be forfeited upon the exercise or forfeiture of the related Option, and the related Option shall terminate or be forfeited upon the exercise or forfeiture of the Tandem SAR.
(d) Exercise Price. The exercise price per Share subject to an Option or Stock Appreciation Right shall be determined by the Committee and set forth in the applicable Award Agreement, and shall not be less than the Fair Market Value of a Share on the applicable Grant Date. In no event may any Option or Stock Appreciation Right granted under this Plan be amended, other than pursuant to Section 3(d), to decrease the exercise price thereof, be cancelled in exchange for cash or other Awards or in conjunction with the grant of any new Option or Stock Appreciation Right with a lower exercise price or otherwise be subject to any action that would be treated under the Applicable Exchange listing standards or for accounting purposes, as a “repricing” of such Option or Stock Appreciation Right, unless such amendment, cancellation, or action is approved by the Company’s stockholders. Notwithstanding the foregoing, in the case of an Option or Stock Appreciation Right that is a Substitute Award, the exercise price per share of the Shares subject to such Option or Stock Appreciation Right, as applicable, may be less than the Fair Market Value per share on the Grant Date; provided that the exercise price of any Substitute Award shall be determined in accordance with the applicable requirements of Section 424 and 409A of the Code.
(e) Term. The Term of each Option and each Stock Appreciation Right shall be fixed by the Committee, but shall not exceed ten years from the Grant Date.
(f) Vesting and Exercisability. Except as otherwise provided herein, Options and Stock Appreciation Rights shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee. If the Committee provides that any Option or Stock Appreciation Right will become exercisable only in installments, the Committee may at any time waive such installment exercise provisions, in whole or in part, based on such factors as the Committee may determine. In addition, the Committee may at any time accelerate the exercisability of any Option or Stock Appreciation Right.
(g) Method of Exercise. Subject to the provisions of this Section 5, Options and Stock Appreciation Rights may be exercised, in whole or in part, at any time during the applicable Term by giving written notice of exercise to the Company or through the procedures established with the Company’s appointed third-party Option administrator specifying the number of Shares as to which the Option or Stock Appreciation Right is being exercised; provided, however, that, unless otherwise permitted by the Committee, any such exercise must be with respect to a portion of the applicable Option or Stock Appreciation Right relating to no less than the lesser of the number of Shares then subject to such Option or Stock Appreciation Right or 100 Shares. In the case of the exercise of an Option, such notice shall be accompanied by payment in full of the aggregate exercise price (which shall equal the product of such number of Shares subject to such Option multiplied by the applicable per Share exercise price) by certified or bank check or such other instrument as the Company may accept. If approved by the Committee and to the extent permitted by applicable law, payment, in full or in part, may also be made as follows:
(i) Payment may be made in the form of unrestricted Shares already owned by Participant (by delivery of such Shares or by attestation) of the same class as the Common Stock subject to the Option (based on the Fair Market Value of the Common Stock on the date the Option is exercised); provided, however, that, in the case of an Incentive Stock Option, the right to make a payment in the form of already owned Shares of the same class as the Common Stock subject to the Option may be authorized only at the time the Option is granted.
(ii) Payment may be made by delivering a properly executed exercise notice to the Company, together with a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale proceeds necessary to pay the aggregate exercise price, and, if requested, an amount sufficient to satisfy the Company's or applicable Affiliate's or Subsidiary's withholding obligations with respect to any U.S. or non-U.S. federal, state and/or local taxes or other tax-related items. To facilitate the foregoing, the Company may, to the extent permitted by applicable law, enter into agreements for coordinated procedures with one or more brokerage firms. To the extent permitted by applicable law, the Committee may also provide for Company loans to be made for purposes of the exercise of Options.
(iii) Payment may be made by instructing the Company to withhold a number of Shares having a Fair Market Value (based on the Fair Market Value of the Common Stock on the date the applicable Option is exercised) equal to the product of (A) the exercise price per Share multiplied by (B) the number of Shares in respect of which the Option shall have been exercised.

(h) Delivery; Rights of Stockholders. No Shares shall be delivered pursuant to the exercise of an Option or Stock Appreciation Right until the exercise price therefor has been fully paid and applicable taxes and other tax-related items have been withheld. The applicable Participant shall have all of the rights of a stockholder of the Company holding the class or series of Common Stock that is subject to the Option or Stock Appreciation Right (including, if applicable, the right to vote the applicable Shares and the right to receive dividends), when the Participant (i) has given written notice of exercise, (ii) if requested, has given the representation described in Section 14(a), and (iii) in the case of an Option, has paid in full for such Shares.
(i) Terminations of Employment. Subject to Section 10(c), a Participant’s Options and Stock Appreciation Rights shall be forfeited upon such Participant’s Termination of Employment, except as set forth below:
(i) Upon a Participant’s Termination of Employment by reason of death, Disability or Retirement, any Option or Stock Appreciation Right held by the Participant that was exercisable immediately before the Termination of Employment may be exercised at any time until the earlier of (A) the first anniversary of the date of such Termination of Employment and (B) the expiration of the Term thereof;
(ii) Upon a Participant’s Termination of Employment for Cause, any Option or Stock Appreciation Right held by the Participant shall be forfeited, effective as of such Termination of Employment;
(iii) Upon a Participant’s Termination of Employment for any reason other than death, Disability, Retirement or for Cause, any Option or Stock Appreciation Right held by the Participant that was exercisable immediately before the Termination of Employment may be exercised at any time until the earlier of (A) the 90th day following such Termination of Employment and (B) expiration of the Term thereof; and
(iv) Notwithstanding the above provisions of this Section 5(i), if a Participant dies after such Participant’s Termination of Employment but while any Option or Stock Appreciation Right remains exercisable as set forth above, such Option or Stock Appreciation Right may be exercised at any time until the later of (A) the earlier of (1) the first anniversary of the date of such death and (2) expiration of the Term thereof and (B) the last date on which such Option or Stock Appreciation Right would have been exercisable, absent this Section 5(i)(iv).
Notwithstanding the foregoing, the Committee shall have the power, in its discretion, to apply different rules concerning the consequences of a Termination of Employment; provided, however, that if such rules are less favorable to the Participant than those set forth above, such rules are set forth in the applicable Award Agreement. If an Incentive Stock Option is exercised after the expiration of the exercise periods that apply for purposes of Section 422 of the Code, such Option will thereafter be treated as a Nonqualified Option.
(j) Nontransferability of Options and Stock Appreciation Rights. No Option or Stock Appreciation Right shall be transferable by a Participant other than (i) by will or by the laws of descent and distribution, or (ii) in the case of a Nonqualified Option or Stock Appreciation Right, and to the extent allowed by applicable law, pursuant to a qualified domestic relations order or as otherwise expressly permitted by the Committee including, if so permitted, pursuant to a transfer to the Participant’s family members or to a charitable organization, whether directly or indirectly or by means of a trust or partnership or otherwise. For purposes of this Plan, unless otherwise determined by the Committee, “family member” shall have the meaning given to such term in General Instructions A.1(a)(5) to Form S-8 under the U.S. Securities Act of 1933, as amended, and any successor thereto. A Tandem SAR shall be transferable only with the related Option as permitted by the preceding sentence. Any Option or Stock Appreciation Right shall be exercisable, subject to the terms of this Plan, only by the applicable Participant, the guardian or legal representative of such Participant, or any person to whom such Option or Stock Appreciation Right is permissibly transferred pursuant to this Section 5(j), it being understood that the term “Participant” includes such guardian, legal representative and other transferee; provided, however, that the term “Termination of Employment” shall continue to refer to the Termination of Employment of the original Participant.
SECTION 6. RESTRICTED STOCK
(a) Nature of Awards and Certificates. Shares of Restricted Stock are actual Shares issued to a Participant, and shall be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of one or more stock certificates. Any certificate issued in respect of shares of Restricted Stock shall be registered in the name of the applicable Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award, substantially in the following form:
“The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the Fifth Amended and Restated Expedia Group, Inc. 2005 Stock and Annual Incentive Plan and an Award Agreement. Copies of such Plan and Agreement are on file at the offices of Expedia Group, Inc.”

The Committee may require that the certificates evidencing such shares be held in custody by the Company until the restrictions thereon shall have lapsed and that, as a condition of any Award of Restricted Stock, the applicable Participant shall have delivered a stock power, endorsed in blank, relating to the Common Stock covered by such Award.
(b) Terms and Conditions. Shares of Restricted Stock shall be subject to the following terms and conditions:
(i) The Committee shall, prior to or at the time of grant, condition the vesting or transferability of an Award of Restricted Stock upon the continued service of the applicable Participant or the attainment of Performance Goals, or the attainment of Performance Goals and the continued service of the applicable Participant. The conditions for grant, vesting, or transferability and the other provisions of Restricted Stock Awards (including without limitation any Performance Goals) need not be the same with respect to each Participant.
(ii) Subject to the provisions of the Plan and the applicable Award Agreement, so long as a Restricted Stock Award remains subject to the satisfaction of vesting conditions (the “RS Restriction Period”), the Participant shall not be permitted to sell, assign, transfer, pledge or otherwise encumber Shares of Restricted Stock.
(iii) Except as provided in this Section 6 and in the applicable Award Agreement, the applicable Participant shall have, with respect to the shares of Restricted Stock, all of the rights of a stockholder of the Company holding the class or series of Common Stock that is the subject of the Restricted Stock, including, if applicable, the right to vote the Shares and the right to receive any cash dividends, subject to Section 14(e). If so determined by the Committee in the applicable Award Agreement and subject to Section 14(e), (A) cash dividends on the class or series of Common Stock that is the subject of the Restricted Stock Award shall be automatically reinvested in additional Restricted Stock, held subject to the vesting of the underlying Restricted Stock, and (B) subject to any adjustment pursuant to Section 3(d), dividends payable in Common Stock shall be paid in the form of Restricted Stock of the same class as the Common Stock with respect to which such dividend was paid, held subject to the vesting of the underlying Restricted Stock.
(iv) Except as otherwise set forth in the applicable Award Agreement and subject to Section 10(c), upon a Participant’s Termination of Employment for any reason during the RS Restriction Period or before the applicable Performance Goals are satisfied, all shares of Restricted Stock still subject to restriction shall be forfeited by such Participant; provided, however, the Committee shall have the discretion to waive, in whole or in part, any or all remaining restrictions with respect to any or all of such Participant’s shares of Restricted Stock.
(v) If and when any applicable Performance Goals are satisfied and the RS Restriction Period expires without a prior forfeiture of the shares of Restricted Stock for which legended certificates have been issued, unlegended certificates for such Shares shall be delivered to the Participant upon surrender of the legended certificates.
SECTION 7. RESTRICTED STOCK UNITS
(a) Nature of Awards. Restricted Stock Units are Awards denominated in Shares that will be settled, subject to the terms and conditions of the Restricted Stock Units, in an amount in cash, Shares or both, based upon the Fair Market Value of a specified number of Shares.
(b) Terms and Conditions. Restricted Stock Units shall be subject to the following terms and conditions:
(i) The Committee shall, prior to or at the time of grant, condition the grant, vesting, or transferability of Restricted Stock Units upon the continued service of the applicable Participant or the attainment of Performance Goals, or the attainment of Performance Goals and the continued service of the applicable Participant. The conditions for grant, vesting or transferability and the other provisions of Restricted Stock Units (including without limitation any Performance Goals) need not be the same with respect to each Participant.
(ii) Subject to the provisions of the Plan and the applicable Award Agreement, the Participant shall not be permitted to sell, assign, transfer, pledge or otherwise encumber Restricted Stock Units.
 (iii) The Award Agreement for Restricted Stock Units shall specify whether, to what extent and on what terms and conditions the applicable Participant shall be entitled to receive current or delayed payments of cash, Common Stock or other property corresponding to the dividends payable on the Common Stock, subject to Section 14(e) below.
(iv) Except as otherwise set forth in the applicable Award Agreement and subject to Section 10(c), upon a Participant’s Termination of Employment for any reason while Restricted Stock Units remain subject to the satisfaction of vesting conditions or before the applicable Performance Goals are satisfied, all Restricted Stock Units still subject to restriction shall be forfeited by such Participant; provided, however, the Committee shall have the discretion to waive, in whole or in part, any or all remaining restrictions with respect to any or all of such Participant’s Restricted Stock Units.
(v) Except to the extent otherwise provided in the applicable Award Agreement, an award of Restricted Stock Units shall be settled as and when the Restricted Stock Units vest (but in no event later than March 15 of the calendar year following the end of the calendar year in which the Restricted Stock Units vest).
SECTION 8. OTHER STOCK-BASED AWARDS
Other Awards of Common Stock and other Awards that are valued in whole or in part by reference to, or are otherwise based upon or settled in, Common Stock, including (without limitation), unrestricted stock, performance units, dividend equivalents, and convertible debentures, may be granted under the Plan.
SECTION 9. CASH-BASED AWARDS
Cash-Based Awards may be granted under this Plan. No Eligible Individual may be granted Cash-Based Awards under this Plan that have an aggregate maximum payment value in any calendar year in excess of $10.0 million. Cash-Based Awards may be paid in cash or in Shares (valued as of the date of payment) as determined by the Committee.
SECTION 10. CHANGE IN CONTROL PROVISIONS
(a) Impact of Event. Unless otherwise provided in the applicable Award Agreement, subject to Sections 3(d), 10(e) and 14(k), notwithstanding any other provision of the Plan to the contrary, if a Change in Control occurs and a Participant’s Awards are not converted, assumed, substituted or continued by the surviving, continuing, successor, or purchasing entity or parent thereof, as the case may be, then immediately prior to the Change in Control such Awards shall become fully exercisable and vested and all forfeiture and other restrictions on such Awards shall lapse. Upon, or in anticipation of, a Change in Control, the Committee may cause any and all Awards outstanding hereunder to terminate at a specific time in the future, including but not limited to the date of such Change in Control, and shall give each Participant the right to exercise such Awards during a period of time as the Committee, in its sole and absolute discretion, shall determine.
(b) Definition of Change in Control. Except as otherwise may be provided in an applicable Award Agreement, for purposes of the Plan, a “Change in Control” shall mean any of the following events:
(i) The acquisition by any individual entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), other than a Permitted Holder of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of equity securities of the Company representing more than 50% of the voting power of the then outstanding equity securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (A) any acquisition by the Company, (B) any acquisition directly from the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (D) any acquisition pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii); or
(ii) Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date, whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or
(iii) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the purchase of assets or stock of another entity (a “Business Combination”), in each case, unless immediately following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Voting Securities immediately prior to such Business Combination will beneficially own, directly or indirectly, more than 50% of the then outstanding combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (or equivalent governing body, if applicable) of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Voting Securities, (B) no Person (excluding a Permitted Holder, any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination) will beneficially own, directly or indirectly, more than a majority of the combined voting power of the then outstanding voting securities of such entity except to the extent that such ownership of the Company existed prior to the Business Combination and (C) at least a majority of the members of the board of directors (or equivalent governing body, if applicable) of the entity resulting from such Business Combination will have been members of the Incumbent Board at the time of the initial agreement, or action of the Board, providing for such Business Combination; or
(iv) Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.
(c) Impact of Event/Double Trigger. Unless otherwise provided in the applicable Award Agreement, subject to Sections 3(d), 10(e) and 14(k), notwithstanding any other provision of this Plan to the contrary, if a Change in Control occurs and a Participant’s Awards are converted, assumed, substituted or continued by the surviving, continuing, successor, or purchasing entity or parent thereof, as the case may be, then with respect to Awards held by officers of the Company (and not the Company’s Subsidiaries or Affiliates) with a title of Senior Vice President or above as of immediately prior to the Change in Control, and with respect to all other Participants solely to the extent provided in the applicable Award Agreement, upon a Participant’s Termination of Employment, during the two-year period following such Change in Control, by the Company or a Subsidiary or Affiliate other than for Cause or Disability or by the Participant for Good Reason (as defined below):
(i) any Options and Stock Appreciation Rights outstanding as of such Termination of Employment which were outstanding as of the date of such Change in Control shall be fully exercisable and vested and shall remain exercisable until the later of (i) the last date on which such Option or Stock Appreciation Right would be exercisable in the absence of this Section 10(c) and (ii) the earlier of (A) the first anniversary of such Change in Control and (B) expiration of the Term of such Option or Stock Appreciation Right;
(ii) all Restricted Stock outstanding as of such Termination of Employment which were outstanding as of the date of such Change in Control shall become free of all restrictions and become fully vested and transferable; and
 (iii) all Restricted Stock Units outstanding as of such Termination of Employment which were outstanding as of the date of such Change in Control shall be considered to be earned and payable in full, and any restrictions shall lapse and such Restricted Stock Units shall be settled as promptly as is practicable (but in no event later than March 15 of the calendar year following the end of the calendar year in which the Restricted Stock Units vest or such other date as specified in an Award Agreement for Restricted Stock Units that are subject to Section 409A of the Code).
(d) For purposes of this Section 10, “Good Reason” means (i) “Good Reason” as defined in any Individual Agreement or Award Agreement to which the applicable Participant is a party, or (ii) if there is no such Individual Agreement or if it does not define Good Reason, without the Participant’s prior written consent: (A) a material reduction in the Participant’s rate of annual base salary from the rate of annual base salary in effect for such Participant immediately prior to the Change in Control, (B) a relocation of the Participant’s principal place of business more than 35 miles from the city in which such Participant’s principal place of business was located immediately prior to the Change in Control or (C) a material and demonstrable adverse change in either (1) the nature and scope of the Participant’s duties from those in effect immediately prior to the Change in Control or (2) the authority, duties or responsibilities of the supervisor to whom the Participant is required to report, as compared to those of the supervisor to whom the Participant reported immediately prior to the Change in Control. In order to invoke a Termination of Employment for Good Reason, a Participant shall provide written notice to the Company of the existence of one or more of the conditions described in clauses (A) through (C) within 90 days following the Participant’s knowledge of the initial existence of such condition or conditions, and the Company shall have 30 days following receipt of such written notice (the “Cure Period”) during which it may remedy the condition. In the event that the Company fails to remedy the condition constituting Good Reason during the Cure Period, the Participant must terminate employment, if at all, within 90 days following the Cure Period in order for such Termination of Employment to constitute a Termination of Employment for Good Reason.
(e) Notwithstanding the foregoing, if any Award is subject to Section 409A of the Code, this Section 10 shall be applicable only to the extent specifically provided in the Award Agreement or in the Individual Agreement.
(f) Unless otherwise provided in the applicable Award Agreement or in an Individual Agreement, the number or value of any Award that is based on Performance Goals that shall become fully exercisable and free of forfeiture restrictions upon occurrence of the events described in Section 10(a) or Section 10(c) shall be based on the applicable target number or value.
SECTION 11. SECTION 16(b)
The provisions of this Plan are intended to ensure that no transaction under the Plan is subject to (and all such transactions will be exempt from) the short-swing recovery rules of Section 16(b) of the Exchange Act (“Section 16(b)”). Accordingly, the composition of the Committee shall be subject to such limitations as the Board deems appropriate to permit transactions pursuant to this Plan to be exempt (pursuant to Rule 16b-3 promulgated under the Exchange Act) from Section 16(b), and no delegation of authority by the Committee shall be permitted if such delegation would cause any such transaction to be subject to (and not exempt from) Section 16(b).
SECTION 12. TERM, AMENDMENT AND TERMINATION
(a) Effectiveness. The Board approved this Plan on March 12, 2020. The effective date (the “Effective Date”) of this Plan is the date that the Plan is approved by the Company’s stockholders.
(b) Termination. The Plan will terminate on the tenth anniversary of the Effective Date. Awards outstanding as of such date shall not be affected or impaired by the termination of the Plan.
(c) Amendment of Plan. The Board may amend, alter, or discontinue the Plan, but no amendment, alteration or discontinuation shall be made which would materially impair the rights of the Participant with respect to a previously granted Award without such Participant’s consent, except such an amendment made to comply with applicable law (including without limitation Section 409A of the Code), stock exchange rules or accounting rules. In addition, no amendment shall be made without the approval of the Company’s stockholders to the extent such approval is required by applicable law or the listing standards of the Applicable Exchange.
(d) Amendment of Awards. Subject to Section 5(d), the Committee may unilaterally amend the terms of any Award theretofore granted, but no such amendment shall, without the Participant’s consent, materially impair the rights of any Participant with respect to an Award, except such an amendment made to cause the Plan or Award to comply with applicable law, stock exchange rules or accounting rules.
SECTION 13. UNFUNDED STATUS OF PLAN
It is intended that the Plan constitute an “unfunded” plan. Solely to the extent permitted under Section 409A, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Common Stock or make payments; provided, however, that the existence of such trusts or other arrangements is consistent with the “unfunded” status of the Plan.
SECTION 14. GENERAL PROVISIONS
(a) Conditions for Issuance. The Committee may require each person purchasing or receiving Shares pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the Shares without a view to the distribution thereof. The certificates for such Shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer. Notwithstanding any other provision of the Plan or agreements made pursuant thereto, the Company shall not be required to issue or deliver any certificate or certificates for Shares under the Plan prior to fulfillment of all of the following conditions: (i) listing or approval for listing upon notice of issuance, of such Shares on the Applicable Exchange; (ii) any registration (including, without limitation, with the Commission) or other qualification of such Shares of the Company under any U.S. or non-U.S. state, federal or local law or regulation, or the maintaining in effect of any such registration or other qualification which the Committee shall, in its absolute discretion upon the advice of counsel, deem necessary or advisable; and (iii) obtaining any other consent, approval, or permit from any U.S. or non-U.S. state or federal governmental agency which the Committee shall, in its absolute discretion after receiving the advice of counsel, determine to be necessary or advisable. In the event that any of (A) any offer or issuance of any Award, (B) any Shares issuable pursuant to any Award, or (C) the sale of any Shares issued pursuant to any Award are not registered or otherwise qualified with any governmental body or organization (including, without limitation, the Commission), or if the Company is otherwise not able to issue Shares in compliance with applicable laws and regulations, then the Company shall be relieved from any liability for failure to issue or transfer Shares and the Company will not under any circumstance be required to settle its obligations, if any, under this Plan in cash.
(b) Additional Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Subsidiary or Affiliate from adopting other or additional compensation arrangements for its employees.
 (c) No Contract of Employment. The Plan shall not constitute a contract of employment or service, and adoption of the Plan shall not confer upon any employee, service provider or consultant any right to continued employment or service, nor shall it interfere in any way with the right of the Company or any Subsidiary or Affiliate to terminate the employment or service of any employee, service provider or consultant at any time.
(d) Taxes. No later than the date as of which an amount first becomes includible in the gross income of a Participant for U.S. or non-U.S. federal, state or local income or employment or other tax purposes with respect to any Award under the Plan, such Participant shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any U.S. or non-

U.S. federal, state and local taxes of any kind, including, without limitation, income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to participation in the Plan and legally applicable to the Participant and required by law to be withheld (including any amount deemed by the Company, in its discretion, to be an appropriate charge to the Participant even if legally applicable to the Company or a Subsidiary or an Affiliate) . If determined by the Committee, withholding obligations may be settled with Common Stock, including Common Stock that is part of the Award that gives rise to the withholding requirement. The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company and its Subsidiaries and Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to such Participant. The Committee may establish such procedures as it deems appropriate, including making irrevocable elections, for the settlement of withholding obligations with Common Stock.
(e) Limitation on Dividends, Dividend Reinvestment and Dividend Equivalents. Notwithstanding any provision of the Plan to the contrary, in no event shall any Award provide for the Participant’s receipt of payment of dividends or dividend equivalents in any form prior to the vesting of such Award (or applicable portion thereof) or otherwise permit the payment of dividends or dividend equivalents on an Award to the extent that it has not vested. Further, reinvestment of dividends in additional Restricted Stock at the time of any dividend payment, and the payment of Shares with respect to dividends to Participants holding Awards of Restricted Stock Units, shall only be permissible if sufficient Shares are available under Section 3 for such reinvestment or payment (taking into account then outstanding Awards). In the event that sufficient Shares are not available for such reinvestment or payment, such reinvestment or payment shall be made in the form of a grant of Restricted Stock Units equal in number to the Shares that would have been obtained by such payment or reinvestment, the terms of which Restricted Stock Units shall provide for settlement in cash and for dividend equivalent reinvestment in further Restricted Stock Units on the terms contemplated by this Section 14(e).
(f) Designation of Death Beneficiary. The Committee may, in its discretion, permit a Participant to designate a beneficiary to whom any amounts payable in the event of such Participant’s death are to be paid or by whom any rights of such eligible Individual, after such Participant’s death, may be exercised, and in such case, the Committee shall establish such procedures as it deems appropriate for such beneficiary designations.
(g) Subsidiary or Affiliate Employees. In the case of a grant of an Award to any employee of a Subsidiary or an Affiliate, the Company may, if the Committee so directs, issue or transfer the Shares, if any, covered by the Award to the Subsidiary or Affiliate, for such lawful consideration as the Committee may specify, upon the condition or understanding that the Subsidiary or Affiliate will transfer the Shares to the employee in accordance with the terms of the Award specified by the Committee pursuant to the provisions of the Plan. All Shares underlying Awards that are forfeited or canceled shall revert to the Company.
(h) Governing Law and Interpretation. The Plan and all Awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws. The captions of this Plan are not part of the provisions hereof and shall have no force or effect.
(i) Non-Transferability. Except as otherwise provided in Section 5(j) or as determined by the Committee, Awards under the Plan are not transferable except by will or by laws of descent and distribution.
(j) Foreign Employees and Foreign Law Considerations. The Committee may grant Awards to Eligible Individuals who are foreign nationals, who are located outside the United States or who are not compensated from a payroll maintained in the United States, or who are otherwise subject to (or could cause the Company to be subject to) legal or regulatory provisions of countries or jurisdictions outside the United States, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to foster and promote achievement of the purposes of the Plan, including, without limitation, for purposes of facilitating compliance with foreign laws and regulations, easing the administration of the Plan outside the United States and providing tax-favorable treatment of Awards granted to Eligible Individuals outside the United States; and, in furtherance of such purposes, the Committee may make such modifications, amendments, procedures, supplements, appendices or subplans as may be necessary or advisable to comply with such legal or regulatory provisions.
(k) Section 409A of the Code. It is the intention of the Company that no Award shall be “deferred compensation” subject to Section 409A of the Code, unless and to the extent that the Committee specifically determines otherwise as provided in this Section 14(k), and the Plan and the terms and conditions of all Awards shall be interpreted accordingly. The terms and conditions governing any Awards that the Committee determines will be subject to Section 409A of the Code, including any rules for elective or mandatory deferral of the delivery of cash or Shares pursuant thereto and any rules regarding treatment of such Awards in the event of a Change in Control, shall be set forth in the applicable Award Agreement, and shall comply in all respects with Section 409A of the Code. Notwithstanding any other provision of the Plan to the contrary, with respect to any Award that constitutes a “nonqualified deferred compensation plan” subject to Section 409A of the Code, if the Participant is a “specified employee” within the meaning of Section 409A of the Code, any payments (whether in cash, Shares or other property) to be made with respect to the Award upon the Participant’s Termination of Employment shall be delayed until the earlier of (A) the first day of the seventh month following the Participant’s Termination of Employment and (B) the Participant’s death. Each payment under any Award shall be treated as a separate payment for purposes of Section 409A of the Code. In no event may a Participant, directly or indirectly, designate the calendar year of any payment to be made under any Award.
(l) Clawback. Notwithstanding any other provision of the Plan, all Awards are subject to recovery or other penalties pursuant to (i) any clawback or recoupment policy of the Company, as may be adopted or amended from time to time, (ii) any clawback or recoupment provision set forth in an applicable Award Agreement; and (iii) any applicable law, rule or regulation or Applicable Exchange rule, including, without limitation, Section 304 of the Sarbanes-Oxley Act of 2002, Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, Section 10D of the Exchange Act and any Applicable Exchange rule adopted pursuant thereto. By accepting an Award, the Participant agrees to such recovery or other penalties.
(m) Outstanding Qualified Performance-Based Awards. All provisions of the Fourth Amended and Restated Expedia, Inc. 2005 Stock and Annual Incentive Plan (the “Fourth Restatement”) governing Outstanding Qualified Performance-Based Awards that were in effect prior to the Effective Date shall continue in effect with respect to Outstanding Qualified Performance-Based Awards, notwithstanding the elimination of such provisions from the Plan as of the Effective Date. Further, no amendment or restatement of the Fourth Restatement shall affect the terms and conditions of any Outstanding Qualified Performance Based-Award or any other award that the Company intends to qualify for grandfathering under P.L. 115-97, Section 13601(e)(2), to the extent that it would result in a material modification of such award within the meaning of such Section 13601(e)(2). For purposes of this Section 14(m), “Outstanding Qualified Performance-Based Award” means any award granted prior to the Effective Date that is outstanding as of the Effective Date and that is intended to constitute “qualified performance-based compensation” as described in Section 162(m)(4)(C) of the Code, as in effect prior to its amendment by the Tax Cuts and Jobs Act, P.L. 115-97.

EXPEDIA GROUP, INC.
1111 EXPEDIA GROUP WAY W
SEATTLE, WA 98119

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 9, 2020. Follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/EXPE2020**

You may attend the Annual Meeting via the Internet and vote during the Annual Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 9, 2020. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D17278-P38251 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

EXPEDIA GROUP, INC.

The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1, FOR Proposals 2, 3 and 4 and AGAINST Proposal 5.

1. Election of Directors

Nominees:

		For	Withhold
1a.	Samuel Altman	☐	☐
1b.	Susan C. Athey	☐	☐
1c.	A. George "Skip" Battle*	☐	☐
1d.	Chelsea Clinton	☐	☐
1e.	Barry Diller	☐	☐
1f.	Jon T. Gieselman*	☐	☐
1g.	Craig A. Jacobson*	☐	☐
1h.	Peter M. Kern	☐	☐
1i.	Dara Khosrowshahi	☐	☐
1j.	Greg Mondre	☐	☐
1k.	David Sambur	☐	☐
1l.	Alexander von Furstenberg	☐	☐
1m.	Julie Whalen*	☐	☐

		For	Against	Abstain
2.	Approval, on an advisory basis, of the compensation of Expedia Group, Inc.'s named executive officers.	☐	☐	☐
3.	Approval of the Fifth Amended and Restated Expedia Group, Inc. 2005 Stock and Annual Incentive Plan, including an amendment to increase the number of shares of Expedia Group, Inc.'s common stock authorized for issuance thereunder by 8,000,000.	☐	☐	☐
4.	Ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the year ending December 31, 2020.	☐	☐	☐
5.	Stockholder proposal regarding a report concerning political contributions and expenditures, if properly presented at the Annual Meeting.	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please indicate if you plan to attend this meeting. ☐ Yes ☐ No

Please sign exactly as your name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

D17279-P38251

Proxy — Expedia Group, Inc.

Notice of 2020 Annual Meeting of Stockholders
Proxy Solicited by Board of Directors for Annual Meeting – June 10, 2020

The undersigned stockholder of Expedia Group, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated May 6, 2020, and hereby appoints each of Peter M. Kern and Robert J. Dzielak proxy and attorney-in-fact, each with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of Expedia Group, Inc. to be held on Wednesday, June 10, 2020, at 9:00 a.m. Pacific Time, and at any adjournments or postponements thereof, and to vote all shares of Common Stock and/or Class B Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side hereof.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE PROVIDED.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" ALL THE NOMINEES LISTED IN PROPOSAL 1, "FOR" PROPOSALS 2, 3 AND 4, "AGAINST" PROPOSAL 5, IF PROPERLY PRESENTED AT THE ANNUAL MEETING, AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING, INCLUDING, AMONG OTHER THINGS, CONSIDERATION OF ANY MOTION MADE FOR ADJOURNMENT OR POSTPONEMENT OF THE MEETING.

Address Changes/Comments: ______________________________

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(Items to be voted appear on reverse side.)